Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER BY AND

AMONG

FIRST BANK,

MALVERN BANCORP, INC.

AND

MALVERN BANK, NATIONAL ASSOCIATION

Dated as of December 13, 2022

TABLE OF CONTENTS

ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER		5

1.1.	Merger	5
1.2.	Time and Place of Closing.	6
1.3.	Effective Time.	6
1.4.	Charter.	6
1.5.	Bylaws.	6
1.6.	Directors and Officers.	6
1.7.	Bank Merger	7

ARTICLE 2 MANNER OF CONVERTING SHARES		7

2.1.	Conversion of Shares	7
2.2.	Anti-Dilution Provisions	8
2.3.	Treatment of Malvern Equity Awards.	8
2.4.	Shares Held by Malvern or First Bank	8
2.5.	Fractional Shares.	8

ARTICLE 3 EXCHANGE OF SHARES		9

3.1.	Exchange Procedures.	9

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF MALVERN AND MALVERN BANK		11

4.1.	Malvern Disclosure Memorandum	11
4.2.	Organization, Standing, and Power	12
4.3.	Authority of Malvern; No Breach By Agreement	12
4.4.	Capitalization of Malvern	13
4.5.	Capitalization of Malvern Bank	14
4.6.	Malvern Subsidiaries.	15
4.7.	Regulatory Reports	15
4.8.	SEC Filings; Financial Matters.	16
4.9.	Books and Records	17
4.10.	Absence of Undisclosed Liabilities.	17
4.11.	Absence of Certain Changes or Events.	18
4.12.	Tax Matters.	18
4.13.	Assets.	19
4.14.	Intellectual Property; Privacy	20
4.15.	Environmental Matters.	21
4.16.	Compliance with Laws.	21
4.17.	Community Reinvestment Act Performance.	22
4.18.	Foreign Corrupt Practices.	22
4.19.	Labor and Employment	23
4.20.	Employee Benefit Plans.	24
4.21.	Material Contracts.	26
4.22.	Agreements with Regulatory Authorities.	27
4.23.	Investment Securities.	27
4.24.	Derivative Instruments and Transactions	28
4.25.	Legal Proceedings.	28
4.26.	[Reserved]	28
4.27.	State Takeover Statutes and Takeover Provisions.	29
4.28.	Opinion of Financial Advisor	29

4.29.	Tax and Regulatory Matters.	29
4.30.	Loan Matters	29
4.31.	Deposits.	30
4.32.	Allowance for Loan and Lease Losses.	30
4.33.	Insurance.	31
4.34.	OFAC; Sanctions.	31
4.35.	Brokers and Finders	31
4.36.	Transactions with Affiliates.	31
4.37.	Investment Adviser Subsidiary	32
4.38.	No Broker-Dealer Subsidiary	32
4.39.	No Insurance Subsidiary	32
4.40.	Malvern Foundation	32

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF FIRST BANK		32

5.1.	First Bank Disclosure Memorandum.	33
5.2.	Organization, Standing, and Power	33
5.3.	Authority; No Breach By Agreement	33
5.4.	Capitalization of First Bank	34
5.5.	First Bank Subsidiaries	35
5.6.	FDIC Filings; Financial Matters	35
5.7.	Books and Records	36
5.8.	Absence of Undisclosed Liabilities.	36
5.9.	Absence of Certain Changes or Events.	36
5.10.	Tax Matters.	37
5.11.	Intellectual Property; Privacy	37
5.12.	Environmental Matters	38
5.13.	Compliance with Laws.	39
5.14.	Community Reinvestment Act Performance.	39
5.15.	Legal Proceedings.	40
5.16.	Reports.	40
5.17.	Agreements with Regulatory Authorities.	40
5.18.	Foreign Corrupt Practices	40
5.19.	Tax and Regulatory Matters.	41
5.20.	Allowance for Loan and Lease Losses.	41
5.21.	Brokers and Finders.	41
5.22.	Deposits	41
5.23.	Insurance	42
5.24.	OFAC: Sanctions	42

ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION		42

6.1.	Affirmative Covenants of Malvern	42
6.2.	Negative Covenants of Malvern	43
6.3.	Covenants of First Bank.	46
6.4.	Reports.	47

ARTICLE 7 ADDITIONAL AGREEMENTS		48

7.1.	Joint Proxy Statement-Offering Circular; Shareholder Approvals	48
7.2.	Acquisition Proposals	50
7.3.	Exchange Listing.	52
7.4.	Consents of Regulatory Authorities	53

7.5.	Investigation and Confidentiality	53
7.6.	Press Releases.	54
7.7.	Tax Treatment	54
7.8.	Employee Benefits and Contracts.	55
7.9.	D&O Indemnification	57
7.10.	Operating Functions	58
7.11.	Shareholder Litigation	58
7.12.	Legal Conditions to Merger	58
7.13.	Change of Method.	59
7.14.	Takeover Statutes.	59
7.15.	Exemption from Liability from Short Swing Profits	59
7.16.	Closing Financial Statements	60
7.17.	Approval of Bank Merger Agreement	60

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		60

8.1.	Conditions to Obligations of Each Party	60
8.2.	Conditions to Obligations of First Bank	61
8.3.	Conditions to Obligations of Malvern.	63

ARTICLE 9 TERMINATION		63

9.1.	Termination	63
9.2.	Effect of Termination	65
9.3.	Non-Survival of Representations and Covenants	65

ARTICLE 10 MISCELLANEOUS		65

10.1.	Definitions	65
10.2.	Referenced Pages.	74
10.3.	Expenses.	78
10.4.	Entire Agreement; Third Party Beneficiaries.	79
10.5.	Amendments.	79
10.6.	Waivers.	79
10.7.	Assignment	80
10.8.	Notices.	80
10.9.	Governing Law; Jurisdiction; Waiver of Jury Trial	81
10.10.	Counterparts; Signatures	81
10.11.	Captions; Articles and Sections.	82
10.12.	Interpretations.	82
10.13.	Enforcement of Agreement	82
10.14.	Severability	82
10.15.	Disclosure.	82

Exhibits

Exhibit A – Form of Voting Agreement

Exhibit B – Form of Plan of Bank Merger

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 13, 2022, by and among First Bank (“First Bank”), a New Jersey chartered commercial bank, Malvern Bancorp, Inc. (“Malvern”), a Pennsylvania corporation, and Malvern Bank, National Association, a national bank (“Malvern Bank”).

Preamble

This Agreement provides for the acquisition of Malvern by First Bank pursuant to the merger of Malvern with and into First Bank with First Bank as the surviving corporation. After the Merger, Malvern Bank will merge with and into First Bank with First Bank as the surviving bank. At the Effective Time (as defined below) of such Merger, the outstanding shares of capital stock of Malvern shall be converted into the right to receive a fixed number of shares of common stock of First Bank and a fixed amount of cash subject to the terms and conditions set forth herein.

As an inducement for First Bank to enter into this Agreement, each of the directors and the other Malvern Insiders have simultaneously herewith entered into a Voting Agreement (each a “Voting Agreement” and collectively, the “Voting Agreements”) in connection with the Merger, in the form of Exhibit A hereto.

The transactions described in this Agreement are subject to the approvals of the shareholders of Malvern and First Bank and applicable regulatory authorities and the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties to this Agreement that: (i) the Merger for federal income tax purposes qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Internal Revenue Code and (ii) the merger of Malvern Bank with and into First Bank shall constitute a “liquidation” within the meaning of Section 332 of the Internal Revenue Code and this Agreement is intended to be and is adopted as a “plan of liquidation” for purposes of Section 332 of the Internal Revenue Code and Section 1.332-6 of the United States Treasury Regulations.

On or prior to the execution of the Agreement, in light of the Merger (as defined below), the board of directors of Malvern Charitable Foundation (the “Malvern Foundation”) has adopted resolutions related to, and shall take actions required to give effect to, the expansion of the Board of Directors of the Foundation to nine (9) directors and appointment of certain designees of First Bank as further set forth in such resolutions, which actions shall be effective and contingent upon the consummation of the Merger (collectively, the “Foundation Actions”).

Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 10.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

1.1.	Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, Malvern shall be merged with and into First Bank in accordance with the provisions of New Jersey Banking Law (“NJBL”) and the Pennsylvania Business Corporation Law (the “PBCL”), as applicable, with the effects set forth in the PBCL (the “Merger”). First Bank shall be the Surviving Corporation resulting from the Merger, and shall succeed to and assume all the rights and obligations of Malvern in accordance with the NJBL and PBCL. Malvern shall dissolve as a Pennsylvania corporation as of the Effective Time, pursuant to the requirements of the PBCL. Upon consummation of the Merger the separate corporate existence of Malvern shall terminate and First Bank shall continue as a New Jersey-chartered commercial bank. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved by the boards of directors of First Bank and Malvern.

1.2.	Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place by electronic exchange and release of signed documents at 10:00 A.M., Eastern Time, on the date that the Effective Time occurs, or at such other date and time as the Parties, acting through their authorized officers, may mutually agree in writing.

1.3.	Effective Time.

The Merger shall become effective (the “Effective Time”) on the date and at the time indicated in a certificate of merger filed with the New Jersey Department of Banking and Insurance (the “NJDBI”) and the Statement of Merger filed with the Department of State of the Commonwealth of Pennsylvania (the “PADOS”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall cause the Effective Time to occur on a date within ten Business Days following satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.4.	Charter.

The First Restated Certificate of Incorporation of First Bank in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed.

1.5.	Bylaws.

The Amended and Restated Bylaws of First Bank in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

1.6.	Directors and Officers.

The directors of First Bank in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation except as contemplated in Section 6.5. The officers of First Bank in office immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.

1.7.	Bank Merger.

Effective as of 12:01 am EST on the day immediately following the Effective Time of the Merger (the “Bank Merger Effective Time”), Malvern Bank will merge with and into First Bank (the “Bank Merger”) pursuant to a plan of merger by and between Malvern Bank and First Bank, substantially in the form attached hereto as Exhibit B (the “Bank Merger Agreement”). First Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Malvern Bank shall cease. Malvern shall cause Malvern Bank to, and First Bank will, execute such certificates or articles of merger, the Bank Merger Agreement and such other documents and certificates as are necessary to make the Bank Merger effective as of the Bank Merger Effective Time.

ARTICLE 2
MANNER OF CONVERTING SHARES

2.1.	Conversion of Shares.

Subject to the provisions of this Article 2, at the Effective Time, by virtue of the Merger and without any action on the part of First Bank, Malvern or their respective shareholders, the shares of Malvern shall be converted as follows:

(a)    Each share of capital stock of First Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b)    Each share of Malvern Common Stock issued and outstanding immediately prior to the Effective Time that is held by Malvern, any wholly owned Malvern Subsidiary, by First Bank or any First Bank Subsidiary (in each case other than shares held in any Malvern Benefit Plans or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted) (collectively, the “Canceled Shares”) shall be treated pursuant to Section 2.4.

(c)    Each share of Malvern Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares) shall be converted into the right to receive, without interest, (i) 0.7733 shares (the “Exchange Ratio”) of First Bank Common Stock (the “Stock Consideration”) and (ii) $7.80 in cash (the “Per Share Cash Consideration,” and together with the Stock Consideration, the “Merger Consideration”); provided, however, the Merger Consideration may be reduced as provided by Section 8.2(f).

(d)    All shares of Malvern Common Stock, when so converted pursuant to Section 2.1(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) registered in the transfer books of Malvern that immediately prior to the Effective Time represented shares of Malvern Common Stock shall cease to have any rights with respect to such Malvern Common Stock other than the right to receive the Stock Consideration and Per Share Cash Consideration in accordance with Article 3, including the right, if any, to receive pursuant to Section 2.5, cash in lieu of fractional shares of First Bank Common Stock into which such shares of Malvern Common Stock have been converted together with the amounts, if any, payable pursuant to Section 3.1(d) and subject to Section 3.1(e).

(e)    Without limiting the other provisions of this Agreement and subject to Sections 6.2(d) and (e), if at any time during the period between the date of this Agreement and the Effective Time, Malvern should (i) split, combine or otherwise reclassify the shares of Malvern Common Stock, (ii) make a dividend or other distribution in shares of Malvern Common Stock (including any dividend or other distribution of securities convertible into Malvern Common Stock), (iii) engage in a reclassification, reorganization, recapitalization or exchange or other like change, or (iv) issue additional shares of Malvern Common Stock or any Equity Right for Malvern Common Stock, other than upon the exercise of any Malvern Stock Options outstanding on the date hereof, then (without limiting any other rights of First Bank hereunder), the Merger Consideration shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change.

2.2.	Anti-Dilution Provisions.

In the event First Bank changes the number of shares of First Bank Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change.

2.3.	Treatment of Malvern Equity Awards.

(a)    At the Effective Time, each option granted by Malvern to purchase shares of Malvern Common Stock under a Malvern Stock Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Malvern Stock Option” and the holders of any Malvern Stock Option, the “Malvern Stock Optionholders”) shall be canceled and converted into the right to receive a cash payment by First Bank equal to (1) the product of (a) the number of shares of Malvern Common Stock underlying such Malvern Stock Option multiplied by (b) the excess, if any, of the Stock Option Price over the per share exercise price of the Malvern Stock Option, minus (2) all applicable Taxes required to be withheld, if any, in accordance with Section 3.1(g). Any Malvern Stock Option with a per share exercise price that equals or exceeds the Stock Option Price shall be canceled with no consideration being paid to the Malvern Stock Optionholder with respect to such Malvern Stock Option. For purposes of this Agreement, the term “Stock Option Price” means the product of (i) the Exchange Ratio multiplied by (ii) the Average Closing Price, plus the Per Share Cash Consideration.

(b)    At the Effective Time, any vesting restrictions on each outstanding restricted stock award granted by Malvern (a “Malvern RSA”) under a Malvern Stock Plan shall automatically lapse and such awards shall be treated as issued and outstanding shares of Malvern Common Stock for the purposes of this Agreement, including but not limited to, the provisions of this Section 2.3 and Article 3.

(c)    At or prior to the Effective Time, Malvern, the board of directors of Malvern and/or its compensation committee, as applicable, shall adopt any resolutions, effective and contingent on the Closing, and take any actions that are necessary to effectuate the provisions of this Section 2.3, and to ensure that following the Effective Time, no Malvern Stock Optionholder, or any other Person by virtue of holding any Malvern RSAs or any Malvern Stock Option, shall have any right to acquire any capital stock of Malvern or the Surviving Corporation or any other equity interests therein (including any phantom stock or stock appreciation rights).

2.4.	Shares Held by Malvern or First Bank.

Each Canceled Share shall automatically be canceled and retired and shall cease to exist, and no consideration shall be issued or delivered in exchange therefor.

2.5.	Fractional Shares.

No certificate, book-entry share or scrip representing fractional shares of First Bank Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividend or distribution of First Bank shall relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of First Bank. Notwithstanding any other provision of this Agreement, each holder of shares of Malvern Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of First Bank Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash rounded up to the nearest cent (without interest) in an amount equal to such fractional part of a share of First Bank Common Stock that such holder of shares of Malvern Common Stock would otherwise have been entitled multiplied by the Average Closing Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

ARTICLE 3

EXCHANGE OF SHARES

3.1.	Exchange Procedures.

(a)    Deposit of Merger Consideration. Prior to or at the Effective Time, First Bank shall deposit, or shall cause to be deposited, with Computershare Inc., First Bank’s transfer agent, or another exchange agent reasonably acceptable to Malvern and First Bank (the “Exchange Agent”), for the benefit of the holders of record of shares of Malvern Common Stock issued and outstanding immediately prior to the Effective Time (the “Malvern Shareholders”), for exchange in accordance with this Article 3, (i) an amount in cash sufficient to pay (A) the aggregate Per Share Cash Consideration and (B) any cash due in lieu of fractional shares pursuant to Section 2.5 and (ii) evidence of First Bank Common Stock in book-entry form issuable in accordance with Section 2.1(c) (collectively referred to as “First Bank Certificates”) for shares of First Bank Common Stock equal to the aggregate Stock Consideration payable to the Malvern Shareholders pursuant to Section 2.1(c), and subject to Section 3.1(e) (collectively, the “Exchange Fund”), and First Bank shall instruct the Exchange Agent to timely pay the Stock Consideration, the Cash Consideration and cash in lieu of fractional shares, in accordance with this Agreement. In addition, each Malvern Stock Optionholder shall be entitled to payment from or on behalf of First Bank pursuant to Section 2.3 (subject to withholding pursuant to Section 3.1(g)) and, at or promptly following the Effective Time, First Bank shall deposit or cause to be deposited to Malvern, and Malvern shall make pay or cause to be paid to such Malvern Stock Optionholders, an amount sufficient to satisfy any such payments; provided, that in lieu of any payment by First Bank, Malvern shall be entitled to accrue the amount of such payments, but any such accrual shall be disregarded for the purposes of the calculation of Malvern’s adjusted shareholders’ equity in accordance with Section 8.2(f).

(b)    Delivery of Merger Consideration. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Book-Entry Share notice advising such holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares and instructions for surrendering the Certificates or Book-Entry Shares to the Exchange Agent (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares). Upon proper surrender of a Certificate or Book-Entry Shares for exchange and cancellation to the Exchange Agent, together with the appropriate transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Malvern Shareholder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration payable to such Malvern Shareholder pursuant to Section 2.1(c), plus the sum of (A) any cash in lieu of fractional shares which such Malvern Shareholder has a right to receive pursuant to Section 2.5, and (B) any dividends or distributions which such Malvern Shareholder has the right to receive pursuant to Section 3.1(d) with respect to the shares of Malvern Common Stock formerly represented by such Certificate or Book-Entry Share and such Certificate or Book-Entry Share so surrendered shall forthwith be canceled. No interest will be paid or accrued for the benefit of the Malvern Shareholders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares. The Stock Consideration delivered to each Malvern Shareholder shall be in non-certificated book-entry form.

(c)    Share Transfer Books. At the Effective Time, the share transfer books of Malvern shall be closed, and thereafter there shall be no further registration of transfers of shares of Malvern Common Stock. From and after the Effective Time, Malvern Shareholders who held shares of Malvern Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. Until surrendered for exchange in accordance with the provisions of this Section 3.1, each Certificate or Book-Entry Share theretofore representing shares of Malvern Common Stock (other than the Canceled Shares) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Article 2 in exchange therefor, subject, however, to First Bank’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Malvern in respect of such shares of Malvern Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time and subject to Section 3.1(e). On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or the Surviving Corporation for any reason shall be canceled and exchanged for the Merger Consideration payable to such Malvern Shareholder pursuant to Section 2.1(c), any cash in lieu of fractional shares (if any) pursuant to Section 2.5 and any dividends or distributions (if any) pursuant to Section 3.1(d) with respect to the shares of Malvern Common Stock formerly represented thereby.

(d)    Dividends with Respect to First Bank Common Stock. No dividends or other distributions declared with respect to First Bank Common Stock with a record date after the Effective Time shall be paid to the Malvern Shareholder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of First Bank Common Stock issuable with respect to such Certificate or Book-Entry Shares in accordance with this Agreement until the surrender of such Certificate or Book-Entry Shares (or affidavit of loss and other documentation required by the Surviving Corporation or the Exchange Agent in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) there shall be paid to the record holder of the whole shares of First Bank Common Stock, if any, issued in exchange therefor, without interest, all dividends and other distributions payable in respect of any such whole shares of First Bank Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid.

(e)    Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former Malvern Shareholders on the first anniversary of the Effective Time shall be delivered to First Bank, and any former Malvern Shareholders who have not theretofore received any Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to First Bank Common Stock) to which they are entitled under this Article 3 shall thereafter look only to First Bank and the Surviving Corporation for payment of their claims with respect thereto.

(f)    No Liability. If any Certificates shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration would escheat to or become the property of any Regulatory Authority), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of First Bank, free and clear of all claims or interest of any Person previously entitled thereto or their successors, assigns, or personal representatives. None of First Bank, Malvern, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Malvern Shareholder in respect of any cash that would have otherwise been payable in respect of any Certificate from the Exchange Fund delivered to a Representative of a Regulatory Authority pursuant to any applicable abandoned property, escheat or similar Law.

(g)    Withholding Rights. Each and any of First Bank, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Per Share Cash Consideration, any cash in lieu of fractional shares of First Bank and any other amounts or property otherwise payable or distributable to any Person pursuant to this Agreement (including with respect to any Malvern Stock Option) such amounts or property (or portions thereof) as First Bank, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Internal Revenue Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Regulatory Authority by First Bank, the Surviving Corporation, or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by First Bank, the Surviving Corporation, or the Exchange Agent, as applicable. The Parties shall cooperate in good faith to minimize to the extent permissible the amount of any deduction or withholding, including providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any such deduction or withholding.

(h)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such Person of a bond in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of fractional shares and dividends or distributions to which the holder thereof is entitled pursuant to this Article 3.

(i)    Change in Name on Certificate. If any shares of First Bank Common Stock are to be issued in a name other than that in which the Certificates or Book-Entry Shares surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificates or Book-Entry Shares so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of shares of First Bank Common Stock in any name other than that of the registered holder of the Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF MALVERN

Except (a) as set forth in Malvern’s Disclosure Memorandum or (b) for information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure (and as to which nothing in this Agreement shall require disclosure), Malvern hereby represents and warrants to First Bank as follows:

4.1.	Malvern Disclosure Memorandum.

Malvern has delivered to First Bank its Disclosure Memorandum. For purposes of Malvern’s Disclosure Memorandum, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in Malvern’s Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by Malvern that such item represents a material exception or fact, event or circumstance or that such item would be reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect on Malvern, (c) no such item is required to be set forth as an exception to a representation or warranty to the extent such item was disclosed in any Malvern SEC Report filed by Malvern prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature) and (d) any item included in Malvern’s Disclosure Memorandum in response to any disclosure requirement or representation or warranty contained in this Article 4 shall be deemed to qualify any other applicable section of this Agreement to the extent that such disclosure is specifically referenced or cross-referenced.

4.2.	Organization, Standing, and Power.

(a)    Status of Malvern. Malvern is duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Pennsylvania and has the corporate power and authority necessary to carry on its business as now conducted and to own, lease and operate its Assets. Malvern is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such failures to be so qualified or licensed or in good standing which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Malvern. Malvern is duly registered with the Federal Reserve as a bank company under the Bank Holding Company Act of 1956, as amended (the “Holding Company Act”). True, complete and correct copies of the Amended and Restated Articles of Incorporation of Malvern and the Amended and Restated Bylaws of Malvern, each as in effect as of the date of this Agreement, have been delivered or made available to First Bank.

(b)    Status of Malvern Bank. Malvern Bank is a direct, wholly owned Malvern Subsidiary, is duly organized, validly existing and in good standing under the Laws of the United States and has the corporate power necessary to carry on its business as now conducted and to own, lease and operate its Assets. Malvern Bank is authorized by the Office of the Comptroller of the Currency (“OCC”) to engage in the business of banking. Malvern Bank is in good standing in each jurisdiction in which its ownership of properties or conduct of business requires such qualification, except where failure to be so qualified or licensed or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Malvern. Complete and correct copies of the charter and bylaws of Malvern Bank, as currently in effect as of the date of this Agreement, have been delivered or made available to First Bank.

4.3.	Authority of Malvern; No Breach By Agreement.

(a)    Authority. Malvern and Malvern Bank have the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by Malvern’s shareholders in accordance with this Agreement and the PBCL, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Malvern (including approval by all of the members of the board of directors of Malvern and directing the submission of this Agreement to a vote at a meeting of shareholders of Malvern), subject to the approval of this Agreement by the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of Malvern Common Stock entitled to vote on this Agreement and the Merger (the “Malvern Shareholder Approval”) as contemplated by Section 7.1. Subject to such requisite Malvern Shareholder Approval, the First Bank Shareholder Approval and the Requisite Regulatory Approvals, and assuming the due authorization, execution and delivery by First Bank, this Agreement represents a legal, valid, and binding obligation of Malvern, enforceable against Malvern in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)    No Conflicts. Neither the execution and delivery of this Agreement by Malvern, nor the consummation by Malvern of the transactions contemplated hereby, nor compliance by Malvern with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Malvern’s articles of incorporation, charter, bylaws, similar governing instruments or articles of incorporation, charter, bylaws or similar governing instruments of any other Malvern Entity, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Malvern Entity under, any Contract or Permit of any Malvern Entity, or (iii) subject to receipt of the Requisite Regulatory Approvals, the Malvern Shareholder Approval or the other Consents described in Section 4.3(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Malvern Entity or any of their respective material Assets, except (in the case of clauses (ii) and (iii) above) where such Default or failure to obtain any such Consent has not resulted or would not reasonably be expected to result in, either individually or in the aggregate, material Liability on the part of Malvern.

(c)    Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and any declaration of effectiveness of the Joint Proxy Statement-Offering Circular), applicable state corporate and Securities Laws, PBCL, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Malvern of the Merger, the Bank Merger and the other transactions contemplated in this Agreement.

(d)	Malvern Debt. Malvern has no debt that is secured by Malvern capital stock.

4.4.	Capitalization of Malvern.

(a)    Ownership. The authorized capital stock of Malvern consists of (i) 50,000,000 shares of Malvern Common Stock, $0.01 par value per share and (ii) 10,000,000 shares of preferred stock, $0.01 par value per share. As of the date hereof, (i) 7,633,828 shares of Malvern Common Stock (excluding treasury shares) were issued and outstanding, which include 27,417 shares of Malvern Common Stock subject to Malvern RSAs, (ii) 194,516 shares of Malvern Common Stock were held by Malvern in its treasury, (iii) 36,830 shares of Malvern Common Stock were reserved for issuance upon the exercise of outstanding Malvern Stock Options, (iv) 283,776 shares of Malvern Common Stock were reserved for grant under the Malvern Stock Plan, and (v) no shares of Malvern preferred stock were issued and outstanding or held by Malvern in its treasury. As of the Effective Time, no more than (A) 7,633,828 shares of Malvern Common Stock will be issued and outstanding (excluding treasury shares), (B) 194,516 shares of Malvern Common Stock will be held by Malvern in its treasury and (C) zero shares of Malvern preferred stock will be issued and outstanding or held by its treasury.

(b)    Other Rights or Obligations. All of the issued and outstanding shares of capital stock of Malvern have been duly authorized and validly issued, and are fully paid and nonassessable under the PBCL and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than Malvern Stock Options and Malvern RSAs issued prior to the date of this Agreement and set forth in Section 4.4(c) of Malvern’s Disclosure Memorandum, none of the outstanding shares of capital stock of Malvern has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Malvern. Malvern has not issued any shares of capital stock subject to vesting, right of repurchase, forfeiture provisions or restrictions on transfer imposed by Malvern or any stock appreciation rights, phantom stock, performance units, rights to receive capital stock on a deferred basis or other rights that are linked to the value of Malvern’s capital stock.

(c)    Malvern Stock Options and Malvern RSAs. Section 4.4(c) of Malvern’s Disclosure Memorandum lists all outstanding stock options granted by Malvern, including the Malvern Stock Options, and for each option outstanding as of the date of this Agreement: (i) the name of the grantee and whether the grantee is located outside the United States; (ii) the grant date; (iii) the number of shares of Malvern Common Stock underlying the option; (iv) the per share exercise price; (v) the Malvern Stock Plan under which the option was granted; (vi) the vesting schedule; and (vii) whether the option is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code. Each such stock option (A) was granted under a Malvern Stock Plan and a duly delivered and executed stock option agreement in the form(s) set forth in Section 4.4(c) of Malvern’s Disclosure Memorandum, with variation for number of shares, grant date, exercise price and vesting schedule, (B) was duly authorized by no later than the date on which the grant was by its terms to be effective, (C) was granted in accordance with the terms of the applicable Malvern Stock Plan and applicable Law, (D) if intended to qualify as incentive stock option under Section 422 of the Internal Revenue Code, so qualifies, and (E) was granted with an exercise price no less than fair market value within the meaning of Section 409A of the Internal Revenue Code and otherwise exempt from Section 409A of the Internal Revenue Code. The treatment of the Malvern Stock Options provided for under Section 2.3 complies with the requirements of the applicable Malvern Stock Plan and award agreement and applicable Law. In addition, Section 4.4(c) of Malvern’s Disclosure Memorandum lists all outstanding Malvern RSAs granted by Malvern, including the names of the grantees, dates of grant, dates of vesting and shares of Malvern Common Stock subject to each grant.

(d)    Outstanding Equity Rights. Other than Malvern Stock Options and Malvern RSAs issued prior to the date of this Agreement and set forth in Section 4.4(c) of Malvern’s Disclosure Memorandum, there are no (i) existing Equity Rights with respect to the securities of Malvern, (ii) Contracts under which Malvern is or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Malvern, (iii) other than the Voting Agreements, shareholder agreements, voting trusts or other agreements, arrangements or understandings to which Malvern is a party or of which Malvern is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Malvern, or (iv) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of Malvern may vote.

(e)    Voting Debt. No bonds, debentures, notes or other indebtedness of any Malvern Entity having the right to vote (or which are convertible into, or exchangeable for, securities of Malvern having the right to vote) on any matters on which shareholders of Malvern may vote are issued or outstanding. There are no Contracts pursuant to which Malvern or any Malvern Subsidiaries are or could be required to register shares of Malvern’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of Malvern or any Malvern Subsidiaries. No Malvern Subsidiary owns any capital stock of Malvern.

4.5.	Capitalization of Malvern Bank.

(a)    Ownership. The authorized capital stock of Malvern Bank consists of 50,000,000.00 shares of Malvern Bank Common Stock, $0.01 par value per share. As of the date of this Agreement, 7,828,344 shares of Malvern Bank Common Stock were issued and outstanding (including 194,516 shares of Malvern Bank Common Stock held in treasury), all of which were owned by Malvern free and clear of any Liens.

(b)    Other Rights or Obligations. All of the issued and outstanding shares of capital stock of Malvern Bank have been duly authorized and validly issued, and are fully paid and nonassessable under the Laws of the United States and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of capital stock of Malvern Bank has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Malvern Bank. Malvern Bank has not issued any shares of capital stock subject to vesting, right of repurchase, forfeiture provisions or restrictions on transfer imposed by Malvern Bank or any stock appreciation rights, phantom stock, performance units, rights to receive capital stock on a deferred basis or other rights that are linked to the value of Malvern Bank’s capital stock.

(c)    Outstanding Equity Rights. There are no (i) existing Equity Rights with respect to the securities of Malvern Bank, (ii) Contracts under which Malvern Bank are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Malvern Bank, (iii) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which Malvern Bank is a party or of which Malvern is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Malvern Bank, or (iv) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of Malvern Bank may vote.

4.6.	Malvern Subsidiaries.

Malvern has no direct or indirect Subsidiaries nor does it own any equity interests in any other Person, other than Malvern Bank and the entities set forth in Section 4.6 of Malvern’s Disclosure Memorandum. Malvern owns, directly or indirectly, all of the issued and outstanding shares of capital stock (or other equity interests) of the Malvern Subsidiaries. No capital stock (or other equity interest) of a Malvern Subsidiary is or may become required to be issued (other than to another Malvern Entity) by reason of any Equity Rights, and there are no Contracts by which a Malvern Subsidiary is bound to issue (other than to another Malvern Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Malvern Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of a Malvern Subsidiary (other than to another Malvern Entity). Other than the Voting Agreements, there are no Contracts relating to the rights of any Malvern Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of a Malvern Subsidiary. All of the shares of capital stock (or other equity interests) of each Malvern Subsidiary held by a Malvern Entity are fully paid under the Laws of the applicable jurisdiction of formation and are owned by the Malvern Entity free and clear of any Lien. Malvern Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder, the deposits in which are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Malvern, threatened. The articles of incorporation or association, charter, bylaws, or similar governing documents of each Malvern Subsidiary comply in all material respects with applicable Law.

4.7.	Regulatory Reports.

(a)    Malvern’s Reports. Since September 30, 2021, Malvern has filed on a timely basis, all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with any Regulatory Authority, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law and the requirements of the applicable Regulatory Authority.

(b)    Malvern Bank Reports. Since September 30, 2021, Malvern Bank has filed on a timely basis with the OCC and any other applicable Regulatory Authorities, as the case may be, all reports, returns, filings, information, data, registrations, submissions, statements, required to be filed under any applicable Law, including any and all federal banking Laws, and the requirements of the applicable Regulatory Authority, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. There (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of Malvern Bank and (ii) since September 30, 2021, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of Malvern Bank which would be reasonably likely to have a material impact on Malvern.

4.8.	SEC Filings; Financial Matters.

(a)    Financial Statements. Malvern has timely filed and made available to First Bank all forms, proxy statements, registration statements, reports, schedules, and other documents filed, together with any amendments thereto, by Malvern or any of its Subsidiaries with the SEC required to be filed by Malvern since September 30, 2021 (the “Malvern SEC Reports”). The Malvern SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof, and in the case of Joint Proxy Statement-Offering Circular, at the date of the relevant meeting) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Malvern SEC Reports or necessary in order to make the statements in such Malvern SEC Reports, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Each of the Malvern Financial Statements (including, in each case, any related notes) contained in the Malvern SEC Reports, including any Malvern SEC Reports filed after the date of this Agreement until the Effective Time, complied, as of their respective dates of filing with the SEC, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by the SEC), and fairly presented in all material respects the consolidated financial position of Malvern and its Subsidiaries as at the respective dates and the consolidated results of operations, shareholders’ equity and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(b)    Call Reports. The financial statements contained in the Call Reports of Malvern Bank since September 30, 2021 (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (iii) fairly present in all material respects the financial condition of Malvern Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The financial statements contained in the Call Reports of Malvern Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (C) will fairly present in all material respects the financial condition of Malvern Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity of Malvern Bank for the respective periods set forth therein, subject to year-end adjustments.

(c)    Systems and Processes. Since September 30, 2021, Malvern and each of its Subsidiaries has had in place disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) reasonably designed and maintained to ensure that all material information (both financial and non-financial) required to be disclosed by Malvern in the Malvern SEC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the chief executive officer, chief financial officer or other members of executive management of Malvern as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Malvern required by the SEC with respect to such reports. Since September 30, 2021, Malvern and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Malvern has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Malvern’s outside auditors and the audit committee of the board of directors of Malvern, (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Malvern’s ability to accurately record, process summarize and report financial information and (ii) to the Knowledge of Malvern, any fraud by any Malvern Entity or any fraud that involves management or other employees who have a significant role in Malvern’s internal control over financial reporting, in each case, whether or not material and that occurred during any period covered by the Malvern Financial Statements.

(d)    Records. The records, systems, controls, data and information of Malvern and the Malvern Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Malvern or the Malvern Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Malvern.

(e)    Auditor Independence. The independent registered public accounting firm engaged to express its opinion with respect to the Malvern Financial Statements is or were, and has or have been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X. As of the date hereof, the external auditor for Malvern has not resigned or been dismissed as a result of or in connection with any disagreements with Malvern on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.9.	Books and Records.

The Books and Records have been and are being maintained in the Ordinary Course in accordance and compliance in all material respects with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate action by Malvern and the Malvern Entities.

4.10.	Absence of Undisclosed Liabilities.

No Malvern Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since September 30, 2021, (b) incurred in connection with this Agreement and the transactions contemplated hereby, (c) that are accrued or reserved against in the consolidated balance sheet of Malvern Bancorp as of September 30, 2021, included in the Malvern Financial Statements at and for the period ending September 30, 2021 or in any quarterly report from and after such date filed prior to the date of this Agreement or (d) set forth on Section 4.10 of Malvern’s Disclosure Memorandum.

4.11.	Absence of Certain Changes or Events.

(a)     Since September 30, 2021, there has not been a Material Adverse Effect on Malvern.

(b)    Since September 30, 2021, (i) Malvern and Malvern Subsidiaries have carried on their respective businesses only in the Ordinary Course and (ii) there has not been any material damage, destruction or other casualty loss with respect to any material Asset owned, leased or otherwise used by Malvern or any Malvern Subsidiary whether or not covered by insurance.

4.12.	Tax Matters.

(a)    All Malvern Entities have timely filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Malvern Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course). All material Taxes of the Malvern Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for any amount of Taxes (other than a Lien for Taxes not yet due and payable or which is being contested in appropriate proceedings) on any of the Assets of any of the Malvern Entities. No claim has ever been made in writing to Malvern by an authority in a jurisdiction where any Malvern Entity does not file a Tax Return that such Malvern Entity may be subject to Taxes by that jurisdiction.

(b)    None of the Malvern Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Malvern Entity or the Assets of any Malvern Entity which have not been paid, settled or withdrawn or for which adequate reserves have not been established. None of the Malvern Entities has waived any statute of limitations in respect of any Taxes.

(c)    Each Malvern Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

(d)    The unpaid Taxes of each Malvern Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Malvern Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Malvern Entities in filing their Tax Returns.

(e)    None of the Malvern Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the Malvern Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and none of the Malvern Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Malvern Bancorp, Inc.) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Malvern is parent), or as a transferee or successor.

(f)    During the two-year period ending on the date hereof, none of the Malvern Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

(g)    Except as set forth on Section 4.12(g) of Malvern’s Disclosure Memorandum, neither Malvern nor any Malvern Subsidiary has any current or future obligation to gross up or reimburse any employee or other service provider for Taxes.

(h)    None of the Malvern Entities will be required to include after the Closing any adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. None of the Malvern Entities have participated in any “listed transactions” within the meaning of Treasury Regulation Section 1.6011-4.

4.13.	Assets.

(a)    Except as set forth on Section 4.13 of Malvern’s Disclosure Memorandum, each Malvern Entity has good and marketable title to those Assets reflected in the most recent Malvern Financial Statements as being owned by the Malvern Entities or acquired after the date thereof (except for immaterial Assets or Assets sold or otherwise disposed of since the date thereof in the Ordinary Course), free and clear of all Liens, except (a) statutory Liens securing payments not yet due or any discount with, borrowing from or other obligations to inter-bank credit facilities, or any transaction by a Malvern Entity acting in a fiduciary capacity, (b) Liens for Taxes not yet due and payable or which is being contested in appropriate proceedings, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (d) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (e) Liens described and reflected in the Malvern Financial Statements (collectively, “Permitted Liens”). Malvern is the fee simple owner of all owned real property or has a valid leasehold interest of all leasehold estates reflected in the most recent Malvern Financial Statements, free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of or has the right under valid and existing leases to use the properties purported to be owned or leased thereunder, as applicable. There are no pending or, to the Knowledge of Malvern, threatened condemnation or eminent domain proceedings against any real property that is owned or leased by Malvern. Malvern and its Subsidiaries own or lease all properties as are necessary to their operations as now conducted. No person has any option or right to acquire or purchase any ownership interest in the owned real property of Malvern or any of its Subsidiaries or any portion thereof.

(b)    Section 4.13(b) of Malvern’s Disclosure Memorandum sets forth a complete and correct list of all street addresses and fee owners of all real property owned, leased or licensed by any Malvern Entity or otherwise occupied by a Malvern Entity or used or held for use by any Malvern Entity (collectively, the “Real Property”). Other than as set forth on Section 4.13(b) of Malvern’s Disclosure Memorandum, there are no Persons in possession of any portion of any of the Real Property owned or leased by any Malvern Entity other than such Malvern Entity, and no Person other than a Malvern Entity has the right to use or occupy for any purpose any portion of any of the Real Property owned, leased or licensed by a Malvern Entity. Malvern or a Malvern Subsidiary has good and marketable fee title to all Real Property owned by it free and clear of all Liens, except Permitted Liens. There are no outstanding options, rights of first offer or refusal or other pre-emptive rights or purchase rights with respect to any such owned Real Property.

(c)    All leases of Real Property under which any Malvern Entity, as lessee, leases Real Property, are valid, binding and enforceable in accordance with their respective terms and Malvern or such Malvern Subsidiary has good and marketable leasehold interests to all Real Property leased by it. There is not under any such lease any material existing Default by any Malvern Entity or, to Malvern’s Knowledge, any other party thereto, or any event which with notice or lapse of time would constitute such a material Default and all rent and other sums and charges due and payable under such lease have been paid.

(d)    The Assets reflected in the most recent Malvern Financial Statements which are owned or leased by the Malvern Entities, and in combination with the Real Property, the Intellectual Property of any Malvern Entity, and contractual benefits and burdens of the Malvern Entities, constitute, as of the Closing Date, all of the Assets, rights and interests necessary to enable the Malvern Entities to operate their consolidated businesses in the Ordinary Course and as the same is expected to be conducted immediately prior to the Closing Date.

4.14.	Intellectual Property; Privacy.

(a)    Malvern Entity owns or has a valid license to use (in each case, free and clear of any Liens other than any Permitted Liens) all of the Intellectual Property necessary to carry on the business of such Malvern Entity, and all registered trademarks are set forth on Section 4.14 of Malvern’s Disclosure Memorandum. Each Malvern Entity is the owner of or has a license, with the right to sublicense, any Intellectual Property sold or licensed to a third party by such Malvern Entity in connection with such Malvern Entity’s business operations, and such Malvern Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Malvern Entity is in Default under any of its Intellectual Property licenses in any material respect. To Malvern’s Knowledge, no proceedings have been instituted, or are pending or threatened which challenge the rights of any Malvern Entity with respect to Intellectual Property used, sold or licensed by such Malvern Entity in the course of its business, nor has any person claimed or alleged to any Malvern Entity any violation of their rights with respect to such Intellectual Property. To Malvern’s Knowledge, the conduct of the business of the Malvern Entities and the use of any Intellectual Property by Malvern and its Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person. No Person has asserted to Malvern in writing that Malvern or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person. The validity, continuation and effectiveness of all licenses and other agreements relating to Intellectual Property used by any Malvern Entity in the course of its business and the current terms thereof will not be affected by the transactions contemplated by this Agreement. At and after the Effective Time, the use of the “Malvern Bank” trademark and trade name in the present possession of any Malvern Entity shall be transferred to First Bank in connection with the Merger and no Person besides First Bank (or another First Bank Entity, if applicable) shall have right and title to such “Malvern Bank” trademark and trade name. The Malvern Bank’s right to the use of and title to the name “Malvern Bank” will not be adversely impacted by consummation of the transactions contemplated by this Agreement.

(b)    (i) The computer, information technology and data processing systems, facilities and services used by Malvern and each of its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, but excluding the public internet and other utilities, the “Systems”), are reasonably sufficient for the conduct of the respective businesses of Malvern and its Subsidiaries as currently conducted and (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of Malvern and each of its Subsidiaries as currently conducted. To Malvern’s Knowledge, since September 30, 2019, no third party has gained unauthorized access to any Systems owned or controlled by Malvern or any of its Subsidiaries in any material respect, and Malvern and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards designed to secure the Systems from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Malvern and each of its Subsidiaries have implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and to the Knowledge of Malvern, sufficient to reasonably maintain the operation of the respective businesses of Malvern and each of its Subsidiaries in all material respects.

(c)    Since September 30, 2019, Malvern and each of its Subsidiaries have (i) complied in all material respects with its published privacy policies and internal privacy policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures designed to protect all personally identifiable information in its possession or control against loss, damage, and unauthorized access, use, modification, or other misuse. To Malvern’s Knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by Malvern, any of its Subsidiaries or any other person acting on Malvern or any of its Subsidiaries’ behalf which either (i) remains uncured or (ii) is reasonably expected to result in, individually or in the aggregate, material Liability on the part of Malvern.

4.15.	Environmental Matters.

(a)    Each Malvern Entity, its Participation Facilities, and its Operating Properties are, and have been, during the last seven (7) years, in compliance, in all material respects, with all Environmental Laws.

(b)    There is no Litigation pending or, to the Knowledge of Malvern, threatened before any Regulatory Authority or other forum in which any Malvern Entity or any of its Operating Properties or Participation Facilities (or Malvern in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Malvern Entity or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

4.16.	Compliance with Laws.

(a)    Each Malvern Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted (and have paid all fees and assessments due and payable in connection therewith) in all material respects. There has occurred no Default under any Permits held by such Malvern Entities and to the Knowledge of Malvern no suspension or cancellation of any such Permit is threatened. None of the Malvern Entities:

(i)    is in Default under its Certificate of Incorporation or Bylaws (or similar governing instruments);

(ii)    is in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(iii)    since September 30, 2021, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Malvern Entity is not in compliance with any Laws or Orders, or (ii) requiring any Malvern Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal or informal agreement, directive, consent decree, commitment or memorandum of understanding, order of prohibition or suspension or other written statements as described under 12 U.S.C. 1818(u), or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business.

(b)    Malvern and each Malvern Entity is in material compliance with all applicable Laws, regulatory capital requirements, or Orders to which they or their properties or Assets may be subject, including the Securities Laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any Laws promulgated by the Consumer Financial Protection Bureau, Laws administered or enforced by the Federal Reserve, or the FDIC, all Laws relating to data protection or privacy, any applicable state, federal or self- regulatory organization, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the Bank Secrecy Act, the USA PATRIOT Act of 2001, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, all other applicable fair lending and fair housing Laws or other Laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), Fair Debt Collections Practices Act, the Electronic Funds Transfer Act, all Laws relating to truth-in-lending, real estate settlement procedures or consumer credit (including, without limitation, the Consumer Credit Protection Act, the Truth-in-Lending Act and Regulation Z, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act of 1974 and Regulation X, the Equal Credit Opportunity Act and Regulation B, and applicable regulations thereunder), Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Gramm-Leach-Bliley Act, the Holding Company Act, the FDIA, the Sarbanes-Oxley Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Malvern is “well-capitalized” (as this term is defined in applicable regulations).

(c)    Since September 30, 2021, Malvern and each of its Subsidiaries has properly administered, in all material respects, all accounts for which Malvern or any of its Subsidiaries acts as a fiduciary, including accounts for which Malvern or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws. Since September 30, 2021, none of Malvern or any of its Subsidiaries, or, to Malvern’s Knowledge, any director, officer, or employee of Malvern or its Subsidiaries, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.17.	Community Reinvestment Act Performance.

Malvern Bank is an “insured depositary institution” as defined in the FDIA and applicable regulations thereunder, is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or “outstanding” in its most recently completed examination, and Malvern has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Malvern Bank having its current rating lowered such that it is no longer “satisfactory” or “outstanding.”

4.18.	Foreign Corrupt Practices.

During the last five (5) years, no Malvern Entity, or, to the Knowledge of Malvern, any director, officer, agent, employee or other Person acting on behalf of a Malvern Entity has, in the course of its actions for, or on behalf of, any Malvern Entity (i) used any funds of Malvern or any of its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from funds of Malvern or any of its Subsidiaries, (iii) violated in any material respect or is in violation in any material respect of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any applicable similar Law, (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Malvern or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Malvern or any of its Subsidiaries, (v) established or maintained any unlawful fund of monies or other Assets of Malvern or any of its Subsidiaries, (vi) made any fraudulent entry on the books or records of Malvern or any of its Subsidiaries or (vii) violated in any material respect or is in violation in any material respect of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, the USA PATRIOT ACT of 2001, the money laundering Laws of any jurisdiction applicable to Malvern, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any relevant Regulatory Authority with jurisdiction over Malvern and its Subsidiaries (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Regulatory Authority or any arbitrator involving any Malvern Entity with respect to the Money Laundering Laws is pending or, to the Knowledge of Malvern, threatened. For the last five (5) years, each Malvern Entity has been conducting operations at all times in material compliance with applicable financial recordkeeping and reporting requirements of all Money Laundering Laws administered and each Malvern Entity has established and maintained a system of internal controls designed to ensure material compliance by the Malvern Entities with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws.

4.19.	Labor and Employment.

(a)    Section 4.19(a)(i) of Malvern’s Disclosure Memorandum sets forth a true and complete list of all employees of the Malvern Entities as of the date hereof, including for each such employee: name, job title, hire date, whether full-time or part-time, Fair Labor Standards Act designation, work location, current annual salary, current annual bonus opportunity, fringe benefits (other than employee benefits applicable to all employees), annual bonus payouts for the past three years, and immigration status. To Malvern’s Knowledge, no employee, independent contractor or consultant of any Malvern Entity is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non- competition agreement, that in any way adversely affects or restricts the performance of such person’s duties for the Malvern Entities. No current employee, independent contractor or consultant of any Malvern Entity has provided written notice to a Malvern Entity of his or her intent to terminate employment or services with any Malvern Entity. Except as set forth on Section 4.19(a)(ii) of Malvern’s Disclosure Memorandum, no Malvern Entity has any “leased employees” within the meaning of Section 414(n) of the Internal Revenue Code. No employee listed (or required to be listed) on Section 4.19(a)(i) of Malvern’s Disclosure Memorandum has a principal place of employment outside the United States or is subject to the labor and employment laws of any country other than the United States.

(b)    No Malvern Entity has, at any time, been a party to or had any obligations under a collective bargaining, works council or similar agreement with respect to services provided to such Malvern Entity. No Malvern Entity has at any time had, nor to Malvern’s Knowledge is there now threatened, any walkout, strike, union activity, picketing, work stoppage, work slowdown, or any effort or attempt to organize, certify or represent the labor force of any Malvern Entity. Except as set forth on Section 4.19(b) of Malvern’s Disclosure Memorandum, there are no material controversies, claims, audits, investigations, actions or similar proceedings pending or, to the Knowledge of Malvern, threatened with respect to any current or former employees or other service providers of the Malvern Entities regarding their employment or affiliation with any Malvern Entity.

(c)    Each Malvern Entity is and at all times for the last five years, has been in compliance, in all material respects, with all Laws governing labor, employment and the withholding of employment-related Taxes, including but not limited to, all contractual commitments and all Laws relating to wages, hours, overtime, affirmative action, employee benefits, worker classification, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation, reporting, collection and payment of Social Security taxes and similar taxes, and immigration. For the last five years, each individual who has been classified by the Malvern Entities as a non- employee has been properly classified under all applicable Laws, and no such individual shall have a claim against any Malvern Entity for eligibility to participate in, or benefit under, any Malvern Benefit Plan if such individual is later reclassified as an employee of the Malvern Entities.

(d)    Each Malvern Entity has, or will have no later than the Closing Date, paid all accrued salaries, wages, bonuses, commissions, overtime, and other amounts due to be paid through the Closing Date. Except as set forth on Section 4.19(d) of Malvern’s Disclosure Memorandum, the employment of each employee listed (or required to be listed) on Section 4.19(a)(i) of Malvern’s Disclosure Memorandum and the engagement of each current independent contractor or similar consultant of the Malvern Entities are terminable at will by the relevant Malvern Entity without any penalty, liability or severance obligation incurred by the Malvern Entity.

4.20.	Employee Benefit Plans.

(a)    Section 4.20(a) of Malvern’s Disclosure Memorandum sets forth a complete and accurate list of all Malvern Benefit Plans. With respect to each Malvern Benefit Plan, Malvern has made available to First Bank true and correct copies of, if applicable: (i) the governing plan document and all amendments thereto (or, if such Malvern Benefit Plan is unwritten, a written description of its material terms), (ii) the summary plan description, any summaries of material modifications and any other material employee communications, (iii) the annual reports on Forms 5500 for the last three plan years, (iv) any actuarial valuations, (v) material contracts including trust agreements, insurance contracts, and administrative services agreements, (vi) the most recent determination or opinion letters for any Malvern Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code and (vii) any non-routine correspondence received from the Department of Labor, Internal Revenue Service or any other governmental entity regarding such Malvern Benefit Plan during the last three plan years. No Malvern Benefit Plan is subject to any laws other than those of the United States or any state, county or municipality in the United States.

(b)    Each Malvern Benefit Plan is and has been established, maintained and administered, in all material respects, in accordance with its terms and with all provisions of ERISA, the Internal Revenue Code and all other applicable Laws. No Malvern Benefit Plan is required to be amended in order to continue to comply with ERISA, the Internal Revenue Code, or any other applicable Law as of the Closing Date. Neither Malvern nor any ERISA Affiliate has, or could reasonably be expected to have, any Liability for Taxes or reporting obligations under Sections 4975 through 4980 or Sections 4980B through 4980I of the Internal Revenue Code. No actions, investigations, proceedings, suits or claims with respect to any Malvern Benefit Plan are pending or, to Malvern’s Knowledge, threatened, and, to Malvern’s Knowledge, there are no facts that reasonably would be expected to give rise to any such actions, investigations, proceedings, suits or claims against any Malvern Benefit Plan, any fiduciary with respect to a Malvern Benefit Plan or the assets of a Malvern Benefit Plan (other than routine claims for benefits).

(c)    Each Malvern Benefit Plan that is a health or welfare plan has been administered, in all material respects, in accordance with the requirements of the Patient Protection and Affordable Care Act of 2010, as amended. Malvern provides health insurance benefits that satisfy the requirements for “minimum essential coverage” under Section 4980H(a) of the Internal Revenue Code (as applicable to “applicable large employers” within the meaning of Section 4980H(a) of the Internal Revenue Code, without regard to whether Malvern is an “applicable large employer”), which minimum essential coverage satisfies an affordability safe harbor under Treasury Regulation Section 54.4980H-5 and provides “minimum value” as defined in Treasury Regulation Section 54.4980H-1(a)(28), and Malvern has offered such minimum essential coverage to all “full-time employees” (within the meaning of Section 4980H of the Internal Revenue Code) and their dependents.

(d)    Each Malvern Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and has received a favorable determination letter or opinion letter, as applicable, from the Internal Revenue Service that is still in effect and on which such Malvern Benefit Plan is entitled to rely, and there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of material Liability, penalty or tax under ERISA, the Internal Revenue Code or any other applicable Laws. All assets of each Malvern Benefit Plan that is a qualified retirement plan consist solely of cash and actively traded securities.

(e)    Neither Malvern nor any ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any Liability with respect to (i) any plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (as defined in ERISA Section 3(37) or 4001(a)(3)), (iii) a “multiple employer plan” (as defined in 29 C.F.R. § 4001.2) or a plan subject to Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA or applicable state law), (v) a self-funded health or other welfare benefit plan, or (vi) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Internal Revenue Code). No Malvern Entity has any Liability or obligation to provide postretirement health, medical or life insurance benefits to any current or former employee or other service provider of any Malvern Entity, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws and for which the covered individual pays the full cost of coverage.

(f)    Prior to the Closing Date, Malvern shall have made all contributions required to be made to or with respect to each Malvern Benefit Plan as of the Closing Date and paid or accrued all Liabilities on account of any Malvern Benefit Plan in existence on or before the Closing Date. All contributions under a Malvern Benefit Plan that are due have been made within the time periods, if any, prescribed by ERISA and the Internal Revenue Code, and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such plan or accrued in accordance with the past custom and practice of Malvern. Each Malvern Benefit Plan may be terminated as of or after the Closing Date without resulting in any Liability to First Bank or the Surviving Corporation for any additional contributions, penalties, premiums, fees, fines, excise taxes, or any other charges or liabilities.

(g)    Other than as set forth on Section 4.20(g) of Malvern’s Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) result in any payment that would reasonably be expected to, individually or in combination with any other payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Internal Revenue Code; (ii) result in any payment or benefit becoming due, or increase the amount of any payment or benefit due (x) to any current or former employee or other service provider of any Malvern Entity or (y) under any Malvern Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits; (iv) result in the triggering or imposition of any restrictions or limitations on the rights of Malvern to amend or terminate any Malvern Benefit Plan; or (v) require the funding of any benefits or setting aside of benefits in a trust (including a rabbi trust).

(h)    Section 4.20(h) of Malvern’s Disclosure Memorandum sets forth a schedule of all termination benefits (with the exception of benefits paid pursuant to tax-qualified plans) and related payments that would be payable to, or accelerated with respect to, the individuals identified thereon under any employment agreement, change in control agreement, severance arrangements or policies, equity incentive plan, supplemental executive retirement plans, bonus plans, deferred compensation plans, salary continuation plans or any material compensation arrangement, or other pension benefit or welfare benefit plan maintained by any Malvern Entity for the benefit of officers, employees or directors of any Malvern Entity assuming their employment or service is terminated without cause as of January 1, 2023 and the Effective Time occurs on such date and based on other assumptions specified in Section 4.20(h) of Malvern’s Disclosure Memorandum.

(i)    Each Malvern Benefit Plan that is a deferred compensation plan is in material compliance with Section 409A of the Code, to the extent applicable. All elections made with respect to compensation deferred under an arrangement subject to Section 409A of the Code have been made in accordance with the requirements of Section 409A of the Code and the regulations promulgated thereunder, to the extent applicable. Neither Malvern nor any of its Subsidiaries (i) has taken any action, or has failed to take any action, that has resulted or could reasonably be expected to result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the Code being owed by any participant in a Malvern Benefit Plan or (ii) has agreed to reimburse or indemnify any participant or beneficiary in a Malvern Benefit Plan for the interest or penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.

4.21.	Material Contracts.

Section 4.21 of Malvern’s Disclosure Memorandum sets forth any Contract (whether written or oral) for which any of Malvern Entities, or any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under (a) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), (b) that is an employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000 and which is not disclosed in Section 4.20 of Malvern’s Disclosure Memorandum, (c) relating to the borrowing of money by any Malvern Entity or the guarantee by any Malvern Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, advances and loans from the Federal Home Loan Bank, and trade payables, in each case in the Ordinary Course) in excess of $100,000, (d) which prohibits or materially restricts any Malvern Entity (and/or, following consummation of the transactions contemplated by this Agreement, First Bank) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, in each case, other than employee non-solicitation clauses in the Ordinary Course of Business (e) relating to the purchase or sale of any goods or services by a Malvern Entity (other than Contracts entered into in the Ordinary Course and involving payments under any individual Contract not in excess of $100,000 over its remaining term or involving Loans, borrowings or guarantees originated or purchased by any Malvern Entity in the Ordinary Course), (f) which obligates any Malvern Entity to conduct business with any third party on an exclusive basis, (g) which limits the payment of dividends by any Malvern Entity, (h) pursuant to which any Malvern Entity has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity, (i) pursuant to which any Malvern Entity has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger or contains a put, call or similar right involving the purchase or sale of any equity interests or all or substantially all of the Assets of any Person and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (j) between Malvern or any of the Malvern Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Malvern or any of the Malvern Subsidiaries or any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Malvern Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Malvern) on the other hand, of the type required to be reported in any Malvern SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis, (k) that is a Contract with annual payments to the counterparty in excess of $100,000 that provide for an acceleration of payments to be made by Malvern or any of the Malvern Subsidiaries upon occurrence of the execution and delivery of this Agreement, receipt of the Malvern Shareholder Approval or the announcement or consummation of any of the transactions contemplated by this Agreement, (l) that may not be canceled by First Bank (after the consummation of the transactions contemplated herein), Malvern or any of their respective Subsidiaries without payment of a penalty or termination fee equal to or greater than $100,000 (assuming such Contract was terminated on the Closing Date), (m) containing any standstill or similar agreement pursuant to which Malvern has agreed not to acquire Assets or equity interests of another Person, (n) that primarily relate to indemnification obligations by Malvern or any of its Subsidiaries of any Person, except for non-material Contracts entered into in the Ordinary Course or any contractual indemnification obligations for the benefit of any director or officer of Malvern or any of its Subsidiaries entered into in connection with such individual’s appointment as a director or officer, (o) with or to a labor union or guild (including any collective bargaining agreement), (p) that grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any material Assets, or rights of Malvern or its Subsidiaries, taken as a whole, or (q) any other Contract or amendment thereto not otherwise entered into in the Ordinary Course and the failure to have in place following the Closing would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Malvern. Each Contract of the type described in this Section 4.21, whether or not set forth in Malvern’s Disclosure Memorandum, together with all Contracts referred to in Sections 4.14 and 4.20(a), are referred to herein as the “Malvern Contracts.” With respect to each Malvern Contract: (i) the Malvern Contract is legal, valid and binding on Malvern or a Malvern Subsidiary and is in full force and effect and is enforceable in accordance with its terms; (ii) no Malvern Entity is in material Default thereunder; (iii) no Malvern Entity has repudiated or waived any material provision of any such Malvern Contract; (iv) no other party to any such Malvern Contract is, to the Knowledge of Malvern, in material Default or has repudiated or waived any material provision thereunder; and (v) there is not pending or, to the Knowledge of Malvern, threatened cancellations of any Malvern Contract, which cancellations would reasonably be expected to result in material Liability to Malvern. Complete and correct copies of each Malvern Contract have been made available to First Bank. Except as set forth on Section 4.21 of Malvern’s Disclosure Memorandum, all of the indebtedness of any Malvern Entity for money borrowed in amounts greater than $100,000 is prepayable at any time by such Malvern Entity without penalty or premium.

4.22.	Agreements with Regulatory Authorities.

Neither Malvern nor any of its Subsidiaries is subject to any cease-and-desist order or enforcement action issued by, or is a party to any formal or informal written agreement, consent decree, or memorandum of understanding with, or is a party to any commitment letter, safety and soundness compliance plan, order of prohibition or suspension or other written statement as described under 12 U.S.C. 1818(u), or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in Malvern’s Disclosure Memorandum, a “Malvern Regulatory Agreement”), nor has Malvern or any Malvern Subsidiary been advised in writing or, to Malvern’s Knowledge, orally, since September 30, 2021, by any Regulatory Authority that it is likely to be considering issuing, initiating, ordering, or requesting any such Malvern Regulatory Agreement.

4.23.	Investment Securities.

(a)    Each of Malvern and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements, borrowings of federal funds or advances and loans from the Federal Reserve Banks or Federal Home Loan Banks or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the Malvern Financial Statements and (ii) to the extent such securities or commodities are pledged in the Ordinary Course to secure obligations of Malvern or its Subsidiaries. Such securities are valued on the books of Malvern in accordance with GAAP in all material respects.

(b)    Malvern and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Malvern believes are prudent and reasonable in the context of their respective businesses, and Malvern and its Subsidiaries have, since September 30, 2021, been in compliance with such policies, practices and procedures in all material respects.

4.24.	Derivative Instruments and Transactions.

All Derivative Transactions (as defined below) whether entered into for the account of any Malvern Entity or for the account of a customer of any Malvern Entity (a) were entered into in the Ordinary Course and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the Malvern Entity party thereto and, to the Knowledge of Malvern, each of the counterparties thereto, and (c) are in full force and effect and enforceable in accordance with their terms. Malvern or its Subsidiaries and, to the Knowledge of Malvern, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To the Knowledge of Malvern, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of Malvern and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the Books and Records of Malvern and such Subsidiaries in accordance with GAAP. For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

4.25.	Legal Proceedings.

Except as set forth on Section 4.25 of Malvern’s Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Malvern, threatened against any Malvern Entity, or against any current or former director, officer or employee of a Malvern Entity in their capacities as such or Malvern Benefit Plan, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Malvern Entity, in each case, that would reasonably be expected to result in any Liability in excess of $25,000. Section 4.25 of Malvern’s Disclosure Memorandum sets forth a list of all Litigation as of the date of this Agreement to which any Malvern Entity is a party, and Section 4.25 of Malvern’s Disclosure Memorandum sets forth a list of all Orders to which any Malvern Entity is subject, in each case, which are currently outstanding or still in effect.

4.26.	[Reserved]

4.27.	State Takeover Statutes and Takeover Provisions.

To the extent permitted by applicable Law, the board of directors of Malvern has taken all action required to be taken by it, if any, in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”). No Malvern Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of First Bank entitled to vote in the election of First Bank’s directors.

4.28.	Opinion of Financial Advisor.

Malvern has received the opinion of Piper Sandler & Co., which, if initially rendered verbally has been confirmed by a written opinion, dated the date of this Agreement, to the effect that, as of such date, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Malvern Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.29.	Tax and Regulatory Matters.

To the Knowledge of Malvern, no Malvern Entity has taken or agreed to take any action, and Malvern does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals or would reasonably likely subject First Bank to a Burdensome Condition as defined in Section 7.4.

4.30.	Loan Matters.

(a)    Except as such disclosure may be limited by any applicable Law, Section 4.30(a) of Malvern’s Disclosure Memorandum sets forth a true, correct and complete list of (i) any written or oral Loans in which Malvern or any Malvern Subsidiary is a creditor which as of September 30, 2022, had an outstanding balance of $100,000 or more and under the terms of which the obligor was, as of September 30, 2022, over 90 days or more delinquent in payment of principal or interest, (ii) all of the Loans of Malvern and its Subsidiaries that, as of September 30, 2022 had an outstanding balance of $100,000 or more and were (1) on non-accrual status or (2) classified by Malvern as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(b)    Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are, to Malvern’s Knowledge, true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by a Malvern Entity.

(c)    Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Malvern’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(d)    None of the Contracts pursuant to which any Malvern Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan. Except as would not be material to Malvern and its Subsidiaries, each Loan included in a pool of Loans originated, securitized or, to the Knowledge of Malvern, acquired by Malvern or any of its Subsidiaries (a “Pool”) meets all material eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such Pool. All such Pools have been, to the Knowledge of Malvern, finally certified or, if required, recertified in accordance with all applicable Laws, rules and regulations, except where the time for certification or recertification has not yet expired. To the Knowledge of Malvern, no Pools have been improperly certified, and, except as would not be material to Malvern and its Subsidiaries, no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(e)    (i) Section 4.30(e) of Malvern’s Disclosure Memorandum sets forth a list of all Loans as of the date hereof by Malvern to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of any Malvern Entity, (ii) there are no employee, officer, director, principal shareholder or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(f)    Neither Malvern nor any of its Subsidiaries is now nor has it ever been since September 30, 2022, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

4.31.	Deposits.

All of the deposits held by Malvern (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (a) all applicable policies, practices and procedures of Malvern and (b) all applicable Laws, including Money Laundering Laws and anti-terrorism or embargoed persons requirements. All of the deposits held by Malvern are insured to the maximum limit set by the FDIC, and the FDIC premium and all assessments have been fully paid, and no proceedings for the termination or revocation of such insurance are pending, or, to the Knowledge of Malvern, threatened.

4.32.	Allowance for Loan and Lease Losses.

The allowance for loan and lease losses (“ALLL”) reflected in the Malvern Financial Statements was, as of the date of each of the Malvern Financial Statements, in the opinion of management of Malvern, (i) in compliance in all material respects with Malvern’s existing methodology for determining the adequacy of its ALLL and (ii) in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP.

4.33.	Insurance.

The Malvern Entities are insured with reputable insurers against such risks and in such amounts as the management of Malvern reasonably has determined to be prudent. Section 4.33 of Malvern’s Disclosure Memorandum contains a true, correct and complete list and a brief description (including the name of the insurer, agent, coverage and the expiration date) of all insurance policies in force on the date hereof with respect to the business and Assets of the Malvern Entities, correct and complete copies of which policies have been provided to First Bank prior to the date hereof. The Malvern Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Malvern Entities, a Malvern Entity is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all material claims thereunder have been filed in due and timely fashion. To Malvern’s Knowledge, no Malvern Entity has received any written notice of cancellation or non-renewal of any such policies, nor, to Malvern’s Knowledge, is the termination of any such policies threatened.

4.34.	OFAC; Sanctions.

None of Malvern, or any Malvern Entity or, to the Knowledge of Malvern, any director, officer, agent, employee, Affiliate or other Person acting on behalf of any Malvern Entity (a) engaged in any services (including financial services), transfers of goods, software, or technology, or any other business activity related to (i) Cuba, Iran, North Korea, Sudan, Syria or the Crimea region of Ukraine claimed by Russia (“Sanctioned Countries”), (ii) the government of any Sanctioned Country, (iii) any person, entity or organization located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any Person made subject of any sanctions administered or enforced by the United States Government, including, without limitation, the list of Specially Designated Nationals (“SDN List”) of the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions or (d) is located, organized or resident in any Sanctioned Country.

4.35.	Brokers and Finders.

Except for Piper Sandler & Co., neither Malvern nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

4.36.	Transactions with Affiliates.

There are no Contracts, plans, arrangements or other transactions between any Malvern Entity, on the one hand, and (a) any “executive officer” (as defined in Rule 3b-7 under the Exchange Act) or director of any Malvern Entity, (b) to Malvern’s Knowledge, any (i) record or beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of five percent or more of the voting securities of Malvern or (ii) Affiliate or family member of any such officer, director or record or beneficial owner, or (c) any other Affiliate of Malvern, on the other hand, in each case, of the type required to be reported in any Malvern SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis and except those, in each case, of a type available to employees of Malvern generally and other than normal reimbursements for business expenses or depository relationships made in the Ordinary Course.

4.37.	Investment Adviser Subsidiary.

Except as set forth on Section 4.37 of Malvern’s Disclosure Memorandum, neither Malvern nor any Malvern Subsidiary provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

4.38.	No Broker-Dealer Subsidiary.

Except as set forth on Section 4.38 of Malvern’s Disclosure Memorandum, neither Malvern nor any Malvern Subsidiary is a broker-dealer required to be registered under the Exchange Act with the SEC.

4.39.	No Insurance Subsidiary.

Except as set forth on Section 4.39 of Malvern’s Disclosure Memorandum, neither Malvern nor any Malvern Subsidiary conducts insurance operations that require a license from any national, state or local governmental authority or Regulatory Authority under any applicable Law.

4.40.	Malvern Foundation.

Malvern has confirmed that the board of directors of the Malvern Foundation has duly authorized and approved the Foundation Actions on or prior to the date of this Agreement, which Foundation Actions shall be effective and contingent upon the consummation of the Merger.

4.41.	No Other Representations and Warranties

Except for the representations and warranties in this Article 4, Malvern does not make any express or implied representation or warranty with respect to Malvern (or any other Malvern Entity), or its businesses, operations, Assets, Liabilities, conditions (financial or otherwise) or prospects, and Malvern hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by Malvern in this Article 4, Malvern does not make and has not made any representation to First Bank or any of First Bank’s Affiliates or Representatives with respect to any oral or written information presented to First Bank or any of First Bank’s Affiliates or Representatives in the course of their due diligence investigation of Malvern (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby. Malvern acknowledges and agrees that First Bank has not made and is not making any express or implied representation or warranty other than those contained in Article 5.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF FIRST BANK

Except (a) as set forth in First Bank’s Disclosure Memorandum or (b) for information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure (and as to which nothing in this Agreement shall require disclosure), First Bank hereby represents and warrants to Malvern as follows:

5.1.	First Bank Disclosure Memorandum.

First Bank has delivered to Malvern its Disclosure Memorandum. For purposes of First Bank’s Disclosure Memorandum, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in First Bank’s Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by First Bank that such item represents a material exception or fact, event or circumstance or that such item would be reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect on First Bank, (c) no such item is required to be set forth as an exception to a representation or warranty to the extent such item was disclosed in any First Bank FDIC Report filed by First Bank prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature) and (d) any item included in First Bank’s Disclosure Memorandum in response to any disclosure requirement or representation or warranty contained in this Article 5 shall be deemed to qualify any other applicable section of this Agreement to the extent that such disclosure is specifically referenced or cross-referenced.

5.2.	Organization, Standing, and Power.

(a)    Status of First Bank. First Bank is a bank duly organized, validly existing, and in good standing under the Laws of the State of New Jersey, and has the corporate power and authority necessary to carry on its business as now conducted and to own, lease and operate its Assets. First Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such failures to be so qualified or licensed or in good standing which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Bank.

5.3.	Authority of First Bank; No Breach By Agreement.

(a)    Authority. First Bank has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by First Bank’s shareholders in accordance with this Agreement and the NJBL, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of First Bank (including approval by all of the members of the board of directors of First Bank and directing the submission of this Agreement to a vote at a meeting of shareholders of First Bank), subject to the approval of this Agreement by the affirmative vote of at least two-thirds of the outstanding shares of First Bank Common Stock entitled to vote on this Agreement and the Merger (the “First Bank Shareholder Approval”) as contemplated by Section 7.1. Subject to such requisite First Bank Shareholder approval, the Malvern Shareholder Approval and the Requisite Regulatory Approvals, and assuming the due authorization, execution and delivery by Malvern, this Agreement represents a legal, valid, and binding obligation of First Bank, enforceable against First Bank in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)    No Conflicts. Neither the execution and delivery of this Agreement by First Bank, nor the consummation by First Bank of the transactions contemplated hereby, nor compliance by First Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of First Bank’s certificate of incorporation, charter, bylaws, other governing instruments or certificate of incorporation, charter, bylaws or other governing instruments of any other First Bank Entity or any resolution adopted by the board of directors or the shareholders of any First Bank Entity, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any First Bank Entity under, any Contract or Permit of any First Bank Entity, or (iii) subject to receipt of the Requisite Regulatory Approvals, the First Bank Shareholder Approval or the other Consents described in Section 5.3(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any First Bank Entity or any of their respective material Assets, except (in the case of clauses (ii) and (iii) above) where such Default or failure to obtain any such Consent has not resulted or would not reasonably be expected to result in, either individually or in the aggregate, material Liability on the part of First Bank.

(c)    Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and any declaration of effectiveness of the Joint Proxy Statement- Offering Circular), applicable state corporate and Securities Laws, PBCL, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by First Bank of the Merger, the Bank Merger and the other transactions contemplated in this Agreement.

(d)    First Bank Debt. First Bank has no debt that is secured by First Bank capital stock.

5.4.	Capitalization of First Bank.

(a)    Ownership. The authorized capital stock of First Bank consists of (i) 40,000,000 shares of First Bank Common Stock, of which 19,451,755 shares are issued and outstanding as of the date of this Agreement, and (ii) 10,000,000 shares of preferred stock, par value $2.00 per share, of First Bank, of which no shares are issued and outstanding as of the date of this Agreement. As of the date of this Agreement, no more than 714,140 shares of First Bank Common Stock are subject to outstanding First Bank Options or other Equity Rights in respect of First Bank Common Stock, and no more than 440,915 shares of First Bank Common Stock were reserved for future grants under the First Bank Stock Plans. Upon any issuance of any shares of First Bank Common Stock in accordance with the terms of the First Bank Stock Plans, such shares will be duly and validly issued and fully paid and nonassessable.

(b)    Other Rights and Obligations. All of the issued and outstanding shares of First Bank Capital Stock are, and all of the shares of First Bank Common Stock to be issued in exchange for shares of Malvern Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable, including under the NJBL. None of the shares of First Bank Common Stock to be issued in exchange for shares of Malvern Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of First Bank, and no such preemptive rights exist.

(c)    Outstanding Equity Rights. Except as set forth in Section 5.4(a), as of the date of this Agreement, there are no shares of capital stock or other equity securities of First Bank outstanding and no outstanding Equity Rights relating to the capital stock of First Bank. No First Bank Subsidiary owns any capital stock of Malvern.

(d)    Voting Debt. No bonds, debentures, notes or other indebtedness of First Bank having the right to vote (or which are convertible into, or exchangeable for, securities of First Bank having the right to vote) on any matters on which shareholders of First Bank may vote are issued or outstanding. There are no Contracts pursuant to which First Bank is or could be required to register shares of Malvern’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of First Bank.

5.5.	First Bank Subsidiaries.

First Bank has no direct or indirect Subsidiaries nor does it own any equity interests in any other Person, other than the entities set forth in Section 5.5 of First Bank’s Disclosure Memorandum. First Bank owns, directly or indirectly, all of the issued and outstanding shares of capital stock (or other equity interests) of the First Bank Subsidiaries. No capital stock (or other equity interest) of a First Bank Subsidiary is or may become required to be issued (other than to another First Bank Entity) by reason of any Equity Rights, and there are no Contracts by which a First Bank Subsidiary is bound to issue (other than to another First Bank Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any First Bank Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of a First Bank Subsidiary (other than to another First Bank Entity). There are no Contracts relating to the rights of any First Bank Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of a First Bank Subsidiary. All of the shares of capital stock (or other equity interests) of each First Bank Subsidiary held by a First Bank Entity are fully paid under the Laws of the applicable jurisdiction of formation and are owned by the First Bank Entity free and clear of any Lien. First Bank is an “insured depository institution” as defined in the FDIA and applicable regulations thereunder, the deposits in which are insured by the FDIC through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of First Bank, threatened. The articles of incorporation or association, charter, bylaws, or other governing documents of each First Bank Subsidiary comply in all material respects with applicable Law.

5.6.	FDIC Filings; Financial Matters.

(a)    Financial Statements. First Bank has timely filed and made available to Malvern all FDIC Documents required to be filed by First Bank since December 31, 2021 (the “First Bank FDIC Reports”). The First Bank FDIC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof, and in the case of the Joint Proxy Statement-Offering Circular, at the date of the relevant meeting) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such First Bank FDIC Reports or necessary in order to make the statements in such First Bank FDIC Reports, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.

(b)    Call Reports. Each of the First Bank Financial Statements (including, in each case, any related notes) contained in the First Bank FDIC Reports, including any First Bank FDIC Reports filed after the date of this Agreement until the Effective Time, complied, as of their respective dates of filing with the FDIC, as to form in all material respects with the applicable published rules and regulations of the FDIC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by the FDIC), and fairly presented in all material respects the consolidated financial position of First Bank and its Subsidiaries as at the respective dates and the consolidated results of operations, shareholders’ equity and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c)    Systems and Processes. Since December 31, 2021, First Bank and each of its Subsidiaries has had in place disclosure controls and procedures reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by First Bank in the First Bank FDIC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the FDIC, and that such information is accumulated and communicated to the chief executive officer, chief financial officer or other members of executive management of First Bank as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of First Bank required by the FDIC with respect to such reports. First Bank and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. First Bank has disclosed, based on its most recent evaluation prior to the date of this Agreement, to First Bank’s outside auditors and the audit committee of the board of directors of First Bank, (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that would be reasonably likely to adversely affect First Bank’s ability to accurately record, process summarize and report financial information and (ii) to the Knowledge of First Bank, any fraud that involves management or other employees who have a significant role in First Bank’s internal control over financial reporting, whether or not material and that occurred during any period covered by First Bank’s Financial Statements.

(d)    Records. The records, systems, controls, data and information of First Bank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of First Bank or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on First Bank.

(e)    Auditor Independence. The independent registered public accounting firm engaged to express its opinion with respect to First Bank’s Financial Statements is, and has been throughout the periods covered thereby, “independent” within the meaning of applicable accounting requirements. As of the date hereof, the external auditor for First Bank has not resigned or been dismissed as a result of or in connection with any disagreements with First Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

5.7.	Books and Records.

The Books and Records have been and are being maintained in the Ordinary Course in accordance and compliance in all material respects with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate action by First Bank.

5.8.	Absence of Undisclosed Liabilities.

No First Bank Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course consistent with past practice since December 31, 2021, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheets of First Bank as of December 31, 2021, included in the First Bank Financial Statements at and for the period ending December 31, 2021 or in any quarterly report from and after such date filed prior to the date of this Agreement.

5.9.	Absence of Certain Changes or Events.

Since December 31, 2021 there has not been a Material Adverse Effect on First Bank.

5.10.	Tax Matters.

(a)    The First Bank Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed and such Tax Returns are correct and complete in all material respects. The First Bank Entities are not the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course). All material Taxes of the First Bank Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable or for which are being contested in appropriate proceedings) on any of the Assets of the First Bank Entities. No claim has ever been made in writing by an authority in a jurisdiction where any First Bank Entity does not file a Tax Return that such First Bank Entity may be subject to Taxes by that jurisdiction.

(b)    None of the First Bank Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any First Bank Entity which have not been paid, settled or withdrawn or for which adequate reserves have not been established. None of the First Bank Entities has waived any statute of limitations in respect of any Taxes.

(c)    Each First Bank Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

(d)    The unpaid Taxes of each First Bank Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such First Bank Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the First Bank Entities in filing their Tax Returns.

5.11.	Intellectual Property; Privacy.

(a)    Each First Bank Entity owns or has a valid license to use (in each case, free and clear of any Liens other than any Permitted Liens) all of the Intellectual Property necessary to carry on the business of such First Bank Entity. Each First Bank Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such First Bank Entity in connection with such First Bank Entity’s business operations, and such First Bank Entity has the right to convey by sale or license any Intellectual Property so conveyed. No First Bank Entity is in Default under any of its Intellectual Property licenses in any material respect. To First Bank’s Knowledge, no proceedings have been instituted, or are pending or threatened, which challenge the rights of any First Bank Entity with respect to Intellectual Property used, sold or licensed by such First Bank Entity in the course of its business, nor has any Person claimed or alleged to First Bank any violation of their rights with respect to such Intellectual Property. The conduct of the business of the First Bank Entities and the use of any Intellectual Property by First Bank and its Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person. No Person has asserted to First Bank in writing that First Bank or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person. The validity, continuation and effectiveness of all licenses and other agreements relating to Intellectual Property used by any First Bank Entity in the course of its business and the current terms thereof will not be affected by the transactions contemplated by this Agreement.

(b)    (i) The computer, information technology and data processing systems, facilities and services used by First Bank and each of its Subsidiaries, including all Systems, are reasonably sufficient for the conduct of the respective businesses of First Bank and its Subsidiaries as currently conducted and (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of First Bank and each of its Subsidiaries as currently conducted. To First Bank’s Knowledge, since December 31, 2019, no third party has gained unauthorized access to any Systems owned or controlled by First Bank or any of its Subsidiaries in any material respect, and First Bank and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards designed to secure the Systems from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. First Bank and each of its Subsidiaries has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and to the Knowledge of First Bank sufficient to reasonably maintain the operation of the respective businesses of First Bank and each of its Subsidiaries in all material respects.

(c)    Since December 31, 2019, First Bank and each of its Subsidiaries has (i) complied in all material respects with its published privacy policies and internal privacy policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures designed to protect all personally identifiable information in its possession or control against loss, damage, and unauthorized access, use, modification, or other misuse. To First Bank’s Knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by First Bank, any of its Subsidiaries or any other person acting on First Bank or any of its Subsidiaries’ behalf which either (i) remains uncured or (ii) is reasonably expected to result in, individually or in the aggregate, material Liability on the part of First Bank.

5.12.	Environmental Matters.

(a)    Each First Bank Entity, its Participation Facilities, and its Operating Properties are, and have been, during the last seven (7) years, in compliance, in all material respects, with all Environmental Laws.

(b)    There is no Litigation pending or, to the Knowledge of First Bank, threatened before any Regulatory Authority or other forum in which any First Bank Entity or any of its Operating Properties or Participation Facilities (or First Bank in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any First Bank Entity or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

5.13.	Compliance with Laws.

(a)    Each First Bank Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted (and have paid all fees and assessments due and payable in connection therewith) in all material respects. There has occurred no Default under any such Permit and to the Knowledge of First Bank, no suspension, cancellation of any such Permit is threatened. None of the First Bank Entities:

(i)       is in Default under its Certificate of Incorporation or Bylaws (or other governing instruments);

(ii)      is in material Default under any Laws, Orders or Permits applicable to its business or employees conducting its business; or

(iii)    since December 31, 2021, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any First Bank Entity is not in compliance with any Laws or Orders, or (ii) requiring any First Bank Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal or informal agreement, directive, consent decree, commitment or memorandum of understanding, order of prohibition or suspension or other written statements as described under 12 U.S.C. 1818(u), or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business.

(b)    First Bank and each First Bank Entity is in material compliance with all applicable Laws, regulatory capital requirements, or Orders to which they or their properties or Assets may be subject, including the Securities Laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any Laws promulgated by the Consumer Financial Protection Bureau, Laws administered or enforced by the Federal Reserve, or the FDIC, all Laws relating to data protection or privacy, any applicable state, federal or self-regulatory organization, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the Bank Secrecy Act, the USA PATRIOT Act of 2001, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, all other applicable fair lending and fair housing Laws or other Laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), Fair Debt Collections Practices Act, the Electronic Funds Transfer Act, all Laws relating to truth-in-lending, real estate settlement procedures or consumer credit (including, without limitation, the Consumer Credit Protection Act, the Truth-in-Lending Act and Regulation Z, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act of 1974 and Regulation X, the Equal Credit Opportunity Act and Regulation B, and applicable regulations thereunder), Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Gramm-Leach-Bliley Act, the Holding Company Act, the FDIA, the Sarbanes-Oxley Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. First Bank is “well-capitalized” (as this term is defined in applicable regulations).

5.14.	Community Reinvestment Act Performance.

First Bank is an “insured depositary institution” as defined in the FDIA and applicable regulations thereunder, is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or “outstanding” in its most recently completed examination, and First Bank has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in First Bank having its current rating lowered such that it is no longer “satisfactory” or “outstanding.”

5.15.	Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of First Bank, threatened against any First Bank Entity, or against any current or former director, employee or employee benefit plan of any First Bank Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any First Bank Entity, in each case, that would reasonably be expected to result in any Liability in excess of $25,000.

5.16.	Reports.

Since December 31, 2021, each First Bank Entity has filed on a timely basis, all forms, filings, registrations, submissions, statements, certifications, reports and documents, together with any amendments required to be made with respect thereto, including Call Reports, that it was required to file or furnish with Regulatory Authorities, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law and the requirements of the applicable Regulatory Authority. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, in light of the circumstances under which they were made, or necessary to make the statements made therein not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.

5.17.	Agreements with Regulatory Authorities.

Neither First Bank nor any of its Subsidiaries is subject to any cease-and-desist order or enforcement action issued by, or is a party to any formal or informal written agreement, consent decree, or memorandum of understanding with, or is a party to any commitment letter, safety and soundness compliance plan, order of prohibition or suspension or other written statement as described under 12 U.S.C. 1818(u), or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its management or its business (each, a “First Bank Regulatory Agreement”), nor has First Bank or any of its Subsidiaries been advised in writing or, to First Bank’s Knowledge, orally, since December 31, 2021, by any Regulatory Authority that it is likely to be considering issuing, initiating, ordering, or requesting any such First Bank Regulatory Agreement.

5.18.	Foreign Corrupt Practices.

During the last five (5) years, no First Bank Entity, or, to the Knowledge of First Bank, any director, officer, agent, employee or other Person acting on behalf of a First Bank Entity has, in the course of its actions for, or on behalf of, any First Bank Entity (i) used any funds of First Bank or any of its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from funds of First Bank or any of its Subsidiaries, (iii) violated in any material respect or is in violation in any material respect of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any applicable similar Law, (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for First Bank or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for First Bank or any of its Subsidiaries, (v) established or maintained any unlawful fund of monies or other Assets of First Bank or any of its Subsidiaries, (vi) made any fraudulent entry on the books or records of First Bank or any of its Subsidiaries or (vii) violated in any material respect or is in violation in any material respect of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, the USA PATRIOT ACT of 2001, the money laundering Laws of any jurisdiction applicable to First Bank, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any relevant Regulatory Authority with jurisdiction over First Bank and its Subsidiaries (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any Regulatory Authority or any arbitrator involving any First Bank Entity with respect to the Money Laundering Laws is pending or, to the Knowledge of First Bank, threatened. For the last five (5) years, each First Bank Entity has been conducting operations at all times in material compliance with applicable financial recordkeeping and reporting requirements of all Money Laundering Laws administered and each First Bank Entity has established and maintained a system of internal controls designed to ensure material compliance by the First Bank Entities with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws.

5.19.	Tax and Regulatory Matters.

To the Knowledge of First Bank, no First Bank Entity or any Affiliate thereof has taken or agreed to take any action, and First Bank does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals or would reasonably likely subject First Bank to a Burdensome Condition as defined in Section 7.4.

5.20.	Allowance for Loan and Lease Losses.

The ALLL reflected in the First Bank Financial Statements was, as of the date of each of the First Bank Financial Statements, in the opinion of management of First Bank, (i) in compliance in all material respects with First Bank’s existing methodology for determining the adequacy of its ALLL and (ii) in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP.

5.21.	Brokers and Finders.

Except for Hovde Group, neither First Bank nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

5.22.	Deposits.

All of the deposits held by First Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (a) all applicable policies, practices and procedures of First Bank and (b) all applicable Laws, including Money Laundering Laws and anti-terrorism or embargoed persons requirements. All of the deposits held by First Bank are insured to the maximum limit set by the FDIC, and the FDIC premium and all assessments have been fully paid, and no proceedings for the termination or revocation of such insurance are pending, or, to the Knowledge of First Bank, threatened.

5.23.	Insurance.

The First Bank Entities are insured with reputable insurers against such risks and in such amounts as the management of First Bank reasonably has determined to be prudent. Section 5.23 of First Bank’s Disclosure Memorandum contains a true, correct and complete list and a brief description (including the name of the insurer, agent, coverage and the expiration date) of all insurance policies in force on the date hereof with respect to the business and Assets of the First Bank Entities, correct and complete copies of which policies have been provided to Malvern prior to the date hereof. The First Bank Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the First Bank Entities, First Bank is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all material claims thereunder have been filed in due and timely fashion. To First Bank’s Knowledge, no First Bank Entity has received any written notice of cancellation or non-renewal of any such policies, nor, to First Bank’s Knowledge, is the termination of any such policies threatened.

5.24.	OFAC; Sanctions.

None of First Bank, any First Bank Entity or, to the Knowledge of First Bank, any director, officer, agent, employee, Affiliate or other Person acting on behalf of any First Bank Entity (a) engaged in any services (including financial services), transfers of goods, software, or technology, or any other business activity related to (i) Sanctioned Countries, (ii) the government of any Sanctioned Country, (iii) any person, entity or organization located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) SDN List of OFAC, or by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions or (d) is located, organized or resident in any Sanctioned Country.

5.25.	No Other Representations and Warranties.

Except for the representations and warranties in this Article 5, First Bank does not make any express or implied representation or warranty with respect to First Bank (or any other First Bank Entity), or its businesses, operations, Assets, Liabilities, conditions (financial or otherwise) or prospects, and First Bank hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by First Bank in this Article 5, First Bank does not make and has not made any representation to Malvern or any of Malvern’s Affiliates or Representatives with respect to any oral or written information presented to Malvern or any of Malvern’s Affiliates or Representatives in the course of their due diligence investigation of First Bank (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby. First Bank acknowledges and agrees that Malvern has not made and is not making any express or implied representation or warranty other than those contained in Article 4.

ARTICLE 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1.	Affirmative Covenants of Malvern.

(a)         From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of First Bank shall have been obtained (such consent not to be unreasonably withheld, conditioned or delayed), and except as otherwise expressly contemplated herein, as required by Law (including the Pandemic Measures) or as set forth in Section 6.1 of Malvern’s Disclosure Memorandum, Malvern shall, and shall cause each of its Subsidiaries to, (a) operate its business only in the Ordinary Course in all material respects, (b) use its reasonable best efforts to (i) preserve intact its business (including its organization, Assets, goodwill and insurance coverage), and (ii) maintain its rights, authorizations, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its directors, officers and employees, and (c) use commercially reasonable efforts to obtain Consents from counterparties to such Contracts and terminate such other Contracts as First Bank may reasonably request, in each case, effective and contingent upon the consummation of the Merger. In addition, Malvern shall, and shall cause each of its Subsidiaries to take no action that is intended to or which would reasonably be expected to adversely affect or materially delay (i) the receipt of any Requisite Regulatory Approvals, (ii) the consummation of the transactions contemplated by this Agreement or (iii) performance of its covenants and agreements in this Agreement. Notwithstanding anything to the contrary set forth in this Section 6.1 or Section 6.2, Malvern and its Subsidiaries may take any commercially reasonable actions that Malvern reasonably determines are necessary or prudent for it to take in response to the Pandemic or the Pandemic Measures; provided, that Malvern shall provide prior notice to and consult in good faith with First Bank to the extent such actions would otherwise require consent of the other party under this Section 6.1 or Section 6.2.

(b) On or prior to the date hereof, Malvern has confirmed that the board of directors of the Malvern Foundation has (i) duly authorized and approved the Foundation Actions, effective and contingent upon the consummation of the Merger, and (ii) appointed such individuals as reasonably requested by First Bank to serve as directors of the Malvern Foundation effective and contingent upon the consummation of the Merger. It is the intent of the Parties that (i) the Malvern Foundation shall be governed by a board of directors consisting of a majority of First Bank representatives, following the Effective Time, and (ii) the individuals serving as directors of the Malvern Foundation immediately prior to Effective Time may continue to serve as directors of the Malvern Foundation after the Effective Time in their own discretion.

6.2.	Negative Covenants of Malvern.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of First Bank shall have been obtained, which consent shall not be unreasonably withheld, conditioned or delayed (and in the case of Section 6.2(v), unless First Bank has not notified Malvern of its disapproval in writing within two Business Days of Malvern’s request), and except as required by Law (including the Pandemic Measures), as otherwise expressly contemplated herein or as set forth in Section 6.2 of Malvern’s Disclosure Memorandum, Malvern covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)    amend the articles of incorporation, articles of association, charter, bylaws or other governing instruments of any Malvern Entity;

(b)   incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than the creation of deposit liabilities, purchases of federal funds, borrowings from any Federal Home Loan Bank, sales of certificates of deposits, in each case incurred in the Ordinary Course);

(c)    (i) repurchase, redeem, or otherwise acquire or exchange (other than in accordance with the terms of this Agreement), directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any Malvern Entity (except for the acceptance of shares of Malvern Common Stock as payment for the exercise of Malvern Stock Options or for withholding Taxes incurred in connection with the exercise of Malvern Stock Options and dividend equivalents thereon, in each case in the Ordinary Course and in accordance with the terms of the applicable Malvern Stock Plan and award agreement in effect on the date hereof), (ii) make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of Malvern’s capital stock or other equity interests;

(d)    issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of Malvern Common Stock or any other capital stock of any Malvern Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right, other than the issuance of any shares of Malvern Common Stock upon the exercise of Malvern Stock Options or the vesting or settlement of any Malvern RSAs that are outstanding on the date of this Agreement in accordance with the terms of the applicable Malvern Stock Plan and award agreement;

(e)    directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of any Malvern Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Malvern Common Stock, or sell, transfer, lease, mortgage, permit any Lien, or otherwise dispose of, discontinue or otherwise encumber (i) any shares of capital stock or other equity interests of any Malvern Entity (unless any such shares of capital stock or other equity interest are sold or otherwise transferred to Malvern or one of the Malvern Subsidiaries) or (ii) any Asset other than pursuant to Contracts in force at the date of the Agreement or sales of investment securities in the Ordinary Course;

(f)    (i) except for purchases of investment securities in the Ordinary Course, purchase any securities or make any acquisition of or investment in, either by purchase of stock or other securities or equity interests, contributions to capital, Asset transfers, purchase of any Assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course), any Person, or otherwise acquire direct or indirect control over any Person or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any Person (other than consolidations, mergers or reorganizations solely among wholly owned Malvern Subsidiaries), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(g)    except as required by Law or in the Ordinary Course or under the terms of any Malvern Benefit Plan in effect as of the date of this Agreement or pursuant to Section 7.08(g) of this Agreement, (i) grant any increase in compensation or benefits to any employee or other service provider of any Malvern Entity, (ii) grant or pay any bonus, retention, change in control, severance or termination payments or benefits, (iii) grant any awards under any Malvern Stock Plan, waive any stock repurchase rights, or amend or terminate any Malvern Stock Option or Malvern RSA, (iv) fund any rabbi trust or similar arrangement, (v) terminate the employment or services of any employee whose annual base compensation is greater than $75,000, other than for cause, (vi) hire any officer, employee, independent contractor or consultant who has annual base compensation greater than $75,000, other than to replace any officer, employee independent contractor or consultant whose employment or service terminates prior to the Effective Time, or (vii) enter into, establish, adopt, modify, amend or terminate any Malvern Benefit Plan or any plan, program, policy, agreement or arrangement that would be a Malvern Benefit Plan if in existence as of the date hereof, other than modifications or amendments that would not increase the cost of such Malvern Benefit Plan;

(h)    make any change in any accounting principles, practices or methods or systems of internal accounting controls, except as may be required by a Regulatory Authority or to conform to changes in regulatory accounting requirements or GAAP;

(i)     commence any Litigation other than in the Ordinary Course, or settle, waive or release or agree or consent to the issuance of any Order in connection with any Litigation (i) involving any Liability of any Malvern Entity for money damages in excess of $100,000 or that would impose any material restriction on the operations, business or Assets of any Malvern Entity or the Surviving Corporation or (ii) arising out of or relating to the transactions contemplated hereby (other than with respect to a breach by First Bank hereof);

(j)    except in the Ordinary Course or as set forth on Section 6.2(j) of Malvern’s Disclosure Memorandum, (i) enter into, renew, extend, materially modify, materially amend or terminate any (A) Contract that calls for aggregate annual payments of $50,000 or more, (B) Malvern Contract, (C) Contract referenced in Section 4.35 (or any other Contract with any broker or finder in connection with the Merger or any other transaction contemplated by this Agreement), (ii) make any material amendment or material modification to any Contract described in clause (i), or (iii) waive, release, compromise or assign any material rights or claims under any Contract described in clause (i);

(k)    (i) enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), or (ii) change its policies and practices in any material respect with respect to underwriting, originating, acquiring, selling, servicing or buying or selling rights to service Loans except as required by Law or by rules or policies imposed by a Regulatory Authority;

(l)     make, or commit to make, any capital expenditures in excess of $50,000 individually or $100,000, in the aggregate;

(m)   except as required by Law or applicable Regulatory Authorities, make any material changes in its policies and practices with respect to (i) its hedging practices and policies or (ii) insurance policies including materially reducing the amount of insurance coverage currently in place or failing to renew or replace any existing insurance policies;

(n)    cancel or release any material indebtedness owed to any Person or any claims held by any Person, except for (i) sales of Loans and sales of investment securities, in each case in the Ordinary Course or (ii) as expressly required by the terms of any Contracts in force at the date of this Agreement;

(o)    permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility, other than any such activity already commenced or authorized as of the date of this Agreement and disclosed on Section 6.2 of Malvern’s Disclosure Memorandum;

(p)    materially change or restructure its investment securities portfolios, its investment securities practices or policies, or materially change its policies with respect to the classification or reporting of such portfolios, or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements or materially change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;

(q)    alter materially its interest rate policies or fee pricing policies with respect to depository accounts of any Malvern Subsidiaries or waive any material fees with respect thereto, except in the Ordinary Course;

(r)    make, change or revoke any material Tax election, change any material method of Tax accounting, adopt or change any taxable year or period, file any amended material Tax Returns, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, settle or compromise any material Tax liability of any Malvern Entity, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(s)    take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(t)    enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients;

(u)    except as set forth on Section 6.2(u) of Malvern’s Disclosure Memorandum, foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment (except where such an assessment has been conducted in the preceding 24 months) of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Hazardous Material;

(v)    except as set forth on Section 6.2(v) of Malvern’s Disclosure Memorandum, make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Malvern), except (i) new Loans not in excess of $1,000,000 to a Person not a current borrower or an Affiliate of a current borrower, (ii) Loans or commitments for Loans that have previously been approved by Malvern prior to the date of this Agreement, (iii) any amendments or modifications that have previously been approved by Malvern prior to the date hereof with respect to any existing Loan rated “special mention” or worse with total credit exposure not in excess of $100,000 or (iv) any amendments or modifications of any Loan that have previously been approved by Malvern prior to the date hereof that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Malvern, in each case not in excess of $100,000;

(w)   enter into or agree in writing to abide by or comply with any regulatory enforcement order with or issued by any banking or securities regulatory authority without first notifying and consulting with First Bank;

(x)    take any action that is reasonably likely to result in any of the conditions set forth in Article 8 not being satisfied, or materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law or a Regulatory Authority; or

(y)    agree to take, make any commitment to take, or adopt any resolutions of Malvern’s board of directors in support of, any of the actions prohibited by this Section 6.2.

6.3.	Covenants of First Bank.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Malvern shall have been obtained, which consent shall not be unreasonably withheld, conditioned or delayed, and except as required by Law, as otherwise expressly contemplated herein or as set forth in First Bank’s Disclosure Memorandum, First Bank covenants and agrees that it shall not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)    amend the Certificate of Incorporation, bylaws, charter or other governing instruments of First Bank or any Significant Subsidiaries (as defined by the FDIC rules and regulations) in a manner that would adversely affect Malvern or the holders of Malvern Common Stock adversely relative to other holders of First Bank Common Stock;

(b)    take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(c)    take any action that is reasonably likely to result in any of the conditions set forth in Article 8 not being satisfied, or materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law; or

(d)    agree to take, make any commitment to take, or adopt any resolutions of First Bank’s board of directors in support of, any of the actions prohibited by this Section 6.3.

In addition, First Bank shall not, and shall cause its Subsidiaries not to, take any action that is intended to or which would reasonably be expected to adversely affect or materially delay (i) the receipt of any Requisite Regulatory Approvals, (ii) the consummation of the transactions contemplated by this Agreement or (iii) performance of its covenants and agreements in this Agreement.

6.4.	Reports.

Each Party and its Subsidiaries shall file all reports, including Call Reports, required to be filed by it with applicable Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the FDIC or the SEC, as applicable, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material) or applicable regulatory accounting principles (with respect to information contained in the Call Reports) consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes.

6.5.	Director Designees.

Prior to the Closing, the Board of Directors of First Bank shall take all necessary actions to increase by three the number of directors constituting the entire Board of Directors of First Bank, effective as of and contingent upon the occurrence of the Effective Time, and shall duly elect three individuals to be designated, prior to the Effective Time, by First Bank, in consultation with Malvern, pursuant to the procedure set forth in the following sentence (the “Director Designees”) to become directors of First Bank, effective as of and contingent upon the occurrence of the Effective Time.  The Director Designees shall be individuals serving on the Board of Directors of Malvern as of the date of this Agreement, determined by First Bank in consultation with Malvern, subject to First Bank’s customary background screening and evaluation procedures for potential directors. First Bank shall use its reasonable best efforts to obtain First Bank Shareholder Approval as contemplated by the foregoing provisions of this Section 6.5.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1.	Joint Proxy Statement-Offering Circular; Shareholder Approvals.

(a)    First Bank and Malvern shall promptly prepare and file with the FDIC and the SEC, as applicable, a Joint Proxy Statement and an offering circular of First Bank (the “Offering Circular,” and together, including any amendments thereto, the “Joint Proxy Statement-Offering Circular”) as promptly as reasonably practicable after the date of this Agreement, subject to full cooperation of both Parties and their respective advisors and accountants. First Bank and Malvern agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other Party and its counsel and accountants in the preparation of the Joint Proxy Statement-Offering Circular. Each of First Bank and Malvern agrees to use all commercially reasonable efforts to cause the Joint Proxy Statement-Offering Circular to be cleared by the FDIC and the SEC, as applicable, as promptly as reasonably practicable after filing thereof, and following the Joint Proxy Statement-Offering Circular being cleared by the FDIC and the SEC (whether affirmatively or by lapse of any required review period by the FDIC or the SEC), Malvern and First Bank shall promptly thereafter mail or deliver the Joint Proxy Statement-Offering Circular to their respective shareholders. First Bank also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Malvern shall furnish all information concerning Malvern and the holders of Malvern Common Stock as may be reasonably requested in connection with any such action. Each of First Bank and Malvern agrees to furnish to the other Party all information concerning itself, its Subsidiaries, officers, directors and shareholders and such other matters as may be reasonably necessary or as may be reasonably requested in connection with the Joint Proxy Statement-Offering Circular or any other statement, filing, notice or application made by or on behalf of First Bank, Malvern or their respective Subsidiaries to any Regulatory Authority in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Malvern shall have the right to review and consult with First Bank with respect to any information included in the Joint Proxy Statement-Offering Circular prior to being filed with the FDIC and the SEC. First Bank will advise Malvern, promptly after First Bank receives notice thereof, of the time when the Joint Proxy Statement-Offering Circular has been cleared by the FDIC, or the suspension of the qualification of First Bank Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the FDIC for the amendment or supplement of the Joint Proxy Statement-Offering Circular or for additional information. Malvern will advise First Bank, promptly after Malvern receives notice thereof, of the time when the Joint Proxy Statement-Offering Circular has been cleared by the SEC (whether affirmatively or by lapse of any required review period by the SEC), or of any request by the SEC for the amendment or supplement of the Joint Proxy Statement-Offering Circular or for additional information. The information supplied or to be supplied by any Malvern Entity or any Affiliate thereof and specifically called for inclusion (including by incorporation by reference) in the Joint Proxy Statement-Offering Circular to be filed by First Bank with the FDIC and Malvern with the SEC, when supplied or when the Joint Proxy Statement-Offering Circular is cleared by the FDIC or the SEC, as applicable (or when incorporated by reference), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement-Offering Circular relating to Malvern and the Malvern Subsidiaries and other portions within the reasonable control of Malvern and the Malvern Subsidiaries will comply as to form in all material respects with the requirements of the SEC and with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The information supplied or to be supplied by any Malvern Entity or any Affiliate thereof and specifically called for inclusion (including by incorporation by reference) in the Joint Proxy Statement-Offering Circular, and any other documents required to be filed by a Malvern Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will not, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Joint Proxy Statement-Offering Circular, when first mailed to the shareholders of Malvern and the shareholders of First Bank, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, or, in the case of the Joint Proxy Statement-Offering Circular or any amendment thereof or supplement thereto, at the time of Malvern Shareholders Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement in any earlier communication with respect to the solicitation of any proxy for Malvern Shareholders Meeting, in light of the circumstances in which they were made, not misleading. None of the information supplied or to be supplied by any First Bank Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Joint Proxy Statement-Offering Circular to be filed by First Bank with the FDIC or Malvern with the SEC, will, when supplied or when the Joint Proxy Statement-Offering Circular is cleared by the FDIC or SEC, as applicable (or when incorporated by reference), contain any untrue statement of material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The portions of the Joint Proxy Statement-Offering Circular relating to First Bank and its Subsidiaries and other portions within the reasonable control of First Bank and its Subsidiaries will comply as to form in all material respects with the requirements of the FDIC and with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. None of the information supplied or to be supplied by any First Bank Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Joint Proxy Statement-Offering Circular, and any other documents to be filed by any First Bank Entity or any Affiliate thereof with the FDIC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Joint Proxy Statement-Offering Circular, when first mailed to the shareholders of Malvern and the shareholders of First Bank, contain any untrue statement of material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement-Offering Circular or any amendment thereof or supplement thereto, at the time of First Bank Shareholders Meeting, contain any untrue statement of material fact, or omit to state any material fact, in light of the circumstances under which they were made, necessary to make any statement in any earlier communication with respect to the solicitation of any proxy for First Bank Shareholders Meeting, not misleading.

(b)    Malvern shall duly call, give notice of, establish a record date for, convene and hold a shareholders’ meeting (“Malvern Shareholders Meeting”) and Malvern shall use its reasonable best efforts to convene such meeting as promptly as reasonably practicable after the Joint Proxy Statement-Offering Circular is cleared by the FDIC and the SEC, for the purpose of voting upon the approval of this Agreement and obtaining the Malvern Shareholder Approval and such other related matters as it deems appropriate. Malvern agrees that its obligations pursuant to this Section 7.1 shall not be affected by the commencement, proposal, disclosure or communication to Malvern of any Acquisition Proposal, except to the extent that its board of directors has made a Change in the Malvern Recommendation (as defined below) pursuant to Section 7.2(b). Malvern shall (i) through its board of directors (which shall unanimously recommend the Merger and this Agreement), recommend to its shareholders the approval of this Agreement (the “Malvern Recommendation”), (ii) include such Malvern Recommendation in the Joint Proxy Statement-Offering Circular and (iii) use its reasonable best efforts to obtain the Malvern Shareholder Approval, in each case, except to the extent that its board of directors has made a Change in the Malvern Recommendation pursuant to Section 7.2(b). Subject to Section 7.2(b), neither the board of directors of Malvern nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to First Bank, the Malvern Recommendation or take any action, or make any public statement, filing or release inconsistent with the Malvern Recommendation (any of the foregoing being a “Change in the Malvern Recommendation”). Without limiting the generality of the foregoing, subject to Section 7.2(b), unless this Agreement has been terminated in accordance with its terms, this Agreement and the Merger shall be submitted to Malvern’s shareholders at the Malvern Shareholders Meeting whether or not (x) Malvern’s board of directors shall have effected a Change in the Malvern Recommendation or (y) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to Malvern or any of its advisors. In addition to the foregoing, Malvern shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger or enter into any Acquisition Agreement with respect to any Acquisition Transaction other than the Merger, unless this Agreement has been terminated in accordance with its terms. Malvern shall not, without the prior written consent of First Bank, adjourn or postpone the Malvern Shareholder Meeting, except as provided in Section 7.1(c) and unless this Agreement has been terminated in accordance with its terms. If requested by First Bank, Malvern shall retain a proxy solicitor reasonably acceptable to, and on terms reasonably acceptable to, First Bank in connection with obtaining the Malvern Shareholder Approval.

(c)    Malvern shall adjourn or postpone the Malvern Shareholders Meeting two times (except in the event of a Change in Malvern Recommendation, in which case Malvern shall only be required to adjourn or postpone the Malvern Shareholders Meeting one time) if, as of the time for which such meeting or adjournment or postponement is originally scheduled there are insufficient shares of Malvern Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Malvern shall also adjourn or postpone the Malvern Shareholders Meeting two times (except in the event of a Change in Malvern Recommendation, in which case Malvern shall only be required to adjourn or postpone the Malvern Shareholders Meeting one time) if, on the date of the Malvern Shareholders Meeting or adjournment or postponement thereof, Malvern has not recorded proxies representing a sufficient number of shares necessary to obtain the Malvern Shareholder Approval. Notwithstanding anything to the contrary herein, subject to Section 7.2(b), unless this Agreement has been terminated in accordance with its terms, the Malvern Shareholders Meeting shall be convened and this Agreement shall be submitted to the shareholders of Malvern at the Malvern Shareholders Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Malvern of such obligation.

(d)    First Bank shall duly call, give notice of, establish a record date for, convene and hold a shareholders’ meeting (“First Bank Shareholders Meeting”) and First Bank shall use its reasonable best efforts to convene such meeting as promptly as reasonably practicable after the Joint Proxy Statement-Offering Circular is cleared by the FDIC and the SEC, for the purpose of voting upon the approval of this Agreement, including increasing the size of its board of directors in accordance with the terms hereof, and obtaining the First Bank Shareholder Approval and such other related matters as it deems appropriate. First Bank shall (i) through its board of directors (which shall unanimously recommend the Merger and this Agreement), recommend to its shareholders the approval of this Agreement and to increase by three the number of directors constituting the entire Board of Directors of First Bank (the “First Bank Recommendation”), (ii) include such First Bank Recommendation in the Joint Proxy Statement-Offering Circular and (iii) use its reasonable best efforts to obtain the First Bank Shareholder Approval. First Bank shall retain a proxy solicitor reasonably acceptable to Malvern in connection with obtaining the First Bank Shareholder Approval.

(e)    First Bank shall adjourn or postpone First Bank Shareholders Meeting two times, if, as of the time for which such meeting or adjournment or postponement is originally scheduled there are insufficient shares of First Bank Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. First Bank shall also adjourn or postpone First Bank Shareholders Meeting two times, if on the date of First Bank Shareholders Meeting or adjournment or postponement thereof, First Bank has not recorded proxies representing a sufficient number of shares necessary to obtain the First Bank Shareholder Approval. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the First Bank Shareholders Meeting shall be convened and this Agreement shall be submitted to the shareholders of First Bank at the First Bank Shareholders Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve First Bank of such obligation.

7.2.	Acquisition Proposals.

(a)    During the period from the date of this Agreement through the Closing Date or the termination of this Agreement pursuant to Article 9, each Malvern Entity shall not, and shall cause its respective Representatives not to, directly or indirectly, (i) take any action to solicit, encourage (including by providing information or assistance), initiate, facilitate or induce any Acquisition Proposal, (ii) participate or engage in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any nonpublic information with respect to, or take any action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to an Acquisition Proposal, except to notify a Person that has made or, to the Knowledge of Malvern, is making inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of this Section 7.2, (iii) approve, agree to, accept, endorse or recommend any Acquisition Proposal, or (iv) approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2 by any Subsidiary or Representative of Malvern shall constitute a breach of this Section 7.2 by Malvern.

(b)    Notwithstanding anything to the contrary in Section 7.2(a), if Malvern or any of its Representatives receives an unsolicited, bona fide written Acquisition Proposal by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) at any time prior to receipt of the Malvern Shareholder Approval that did not result from or arise in connection with a breach of Section 7.2(a), Malvern may, and may permit Malvern Subsidiaries and its Representatives to furnish or cause to be furnished nonpublic information and participate in discussions or negotiations with respect to such Acquisition Proposal, if the board of directors of Malvern (or any committee thereof) has (i) determined, in its good faith judgment (after consultation with Malvern’s financial advisors and outside legal counsel), that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that the failure to take such actions would be reasonably likely to cause it to violate its fiduciary duties under applicable Law, and (ii) prior to furnishing any nonpublic information or engaging in any discussions permitted by this sentence, obtained from such Person or “Group” an executed confidentiality agreement containing terms at least as restrictive with respect to such Person or “Group” as the terms of the confidentiality agreement entered into between Malvern and First Bank are with respect to First Bank (and such confidentiality agreement shall not provide such Person or “Group” with any exclusive right to negotiate with Malvern). Malvern will promptly following receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, advise First Bank in writing of the receipt of such Acquisition Proposal, request or inquiry, and the terms and conditions of such Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making any such Acquisition Proposal, request or inquiry), and provide to First Bank (i) a copy of such Acquisition Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral. Notwithstanding anything in this Agreement to the contrary, if the board of directors of Malvern has determined in its good faith judgement (after consultation with Malvern’s financial advisors and outside legal counsel) that making the Malvern Recommendation would be reasonably likely to cause it to violate its fiduciary duties under applicable Law, then in submitting this Agreement to its stockholders, the board of directors of Malvern may make a Change in the Malvern Recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended); provided, that the board of directors of Malvern may not take any actions under this sentence unless (i) prior to such action it has complied in all material respects with its obligations under this Agreement and in all respects with its obligations under Sections 7.1 and 7.2 (other than unintentional, immaterial breaches that do not prejudice First Bank’s rights under such section), and following such action it complies with, and fulfills, its obligations under Sections 7.1 and 7.2 (other than unintentional, immaterial breaches that do not prejudice First Bank’s rights under such section), (ii) Malvern gives First Bank at least five Business Days’ prior written notice of its intention to make a Change in the Malvern Recommendation and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, the latest material terms and conditions of, and the identity of the third party making, any Acquisition Proposal, or any amendment or modification thereof) and (iii) at the end of such notice period, the board of directors of Malvern takes into account any amendment or modification to this Agreement proposed by First Bank and after receiving the advice of its outside counsel, has determined in its good faith judgment that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable Law to continue to make the Malvern Recommendation. Any amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 7.2 and will require a new notice period as referred to in this Section 7.2.

Notwithstanding any Change in the Malvern Recommendation, unless this Agreement has been terminated in accordance with its terms, this Agreement shall be submitted to the shareholders of Malvern at the Malvern Shareholders Meeting in accordance with Section 7.1(c); provided, that if the board of directors of Malvern shall have effected a Change in the Malvern Recommendation pursuant to Section 7.2(b) and in accordance with the terms of this Agreement, then the board of directors of Malvern, in connection with the submission of this Agreement to the shareholders of Malvern may submit this Agreement without recommendation, or may change its recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the board of directors of Malvern may communicate the basis for its lack of a recommendation or change in recommendation to the shareholders of Malvern in the Joint Proxy Statement-Offering Circular or an appropriate amendment or supplement thereto.

Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

(c)    Malvern and Malvern Subsidiaries shall, and Malvern shall direct its Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than First Bank and its Representatives) that has made or indicated an intention to make an Acquisition Proposal heretofore and (iii) not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and shall strictly enforce any such provisions.

7.3.	Exchange Listing.

First Bank shall cause the shares of First Bank Common Stock to be issued to the holders of Malvern Common Stock pursuant to the Merger to be approved for listing on NASDAQ, and First Bank shall give all notices and make all filings with NASDAQ required in connection with the transactions contemplated herein.

7.4.	Consents of Regulatory Authorities.

(a)    First Bank and Malvern and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices and filings and to obtain all Permits, Consents, approvals and authorizations of all third parties and Regulatory Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such Permits, Consents, approvals and authorizations of all such third parties and Regulatory Authorities. First Bank shall use its reasonable best efforts to resolve objections, if any, which may be asserted with respect to the Merger and the Bank Merger under any applicable Law or Order; provided, that in no event shall First Bank be required take any action or agree to take any action, or accept any new restriction or condition on the First Bank Entities which would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger (any such condition or restriction, a “Burdensome Condition”). Each of First Bank and Malvern shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing review and consultation rights, each of the Parties hereto agrees to act reasonably and as promptly as practicable. Each Party hereto agrees that it will consult with the other Party hereto with respect to the obtaining of all material Permits and Consents of third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other Party upon receiving any communication from a Regulatory Authority the Consent of which is required for the consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any required consent or approval from a Regulatory Authority will not be obtained or that the receipt of such consent or approval may be materially delayed (a “Regulatory Communication”). Upon the receipt of a Regulatory Communication, the receiving Party shall, to the extent permitted by applicable Law (i) promptly advise the other Party of the receipt of such Regulatory Communication, (ii) provide the other Party with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Regulatory Authority with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof (other than portions of materials to be filed or submitted in connection therewith that contain confidential or non-public supervisory information or competitively sensitive business or proprietary information), and (iii) if permitted by the applicable Regulatory Authority, provide the other Party with the opportunity to participate in any meetings or substantive telephone conversations that the receiving party or its Representatives may have from time to time with any Regulatory Authority with respect to the transactions contemplated by this Agreement to the extent such meetings or telephone conversations do not contain or involve confidential or non-public supervisory information, competitively sensitive business or proprietary information.

(b)    Each Party agrees, upon request, subject to applicable Laws related to the exchange of information, to promptly furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries to any Regulatory Authority.

7.5.	Investigation and Confidentiality.

(a)    Each Party shall promptly notify the other Party of any material change in the normal course of business or in the operation of its properties and, to the extent permitted by applicable Law (and not involving confidential or non-public supervisory information), of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the written threat of a material claim, action, suit, proceeding or investigation involving such Party or any Subsidiary.

(b)    Each Party shall promptly advise the other of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to such Party or (ii) which such Party believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 8; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.5(b) or the failure of any condition set forth in Article 8 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Article 8 to be satisfied; and, provided, further, that the delivery of any notice pursuant to this Section 7.5(b) shall not cure any breach of, or non-compliance with, any provision of this Agreement or otherwise limit the remedies available to First Bank or Malvern.

(c)    Prior to the Effective Time, each Party shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as such other Party reasonably requests, provided that such investigation shall be conducted during normal business hours and shall not interfere unnecessarily with normal operations of such Person. No investigation by a Party shall affect the ability of such Party to rely on the representations, warranties, covenants and agreements of the other Party, and no investigation shall expand or modify the representations, warranties, covenants and agreements contained herein. Neither First Bank nor Malvern nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of First Bank’s or Malvern’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties), involve confidential or non-public supervisory information, or contravene any Law, fiduciary duty or binding Contract entered into prior to the date of this Agreement. The Parties will use their reasonable best efforts to make reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(d)    Each Party shall, and shall cause its Representatives to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party, in accordance with the terms of the confidentiality agreement in place between the Parties.

7.6.	Press Releases.

Malvern and First Bank agree that no press release or other public disclosure or company-wide communication related to this Agreement or the transactions contemplated hereby shall be issued by either Party (or its Affiliates) without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any press release or other public disclosure required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the Party required to make the release or disclosure shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or disclosure in advance of the issuance thereof. The Parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

7.7.	Tax Treatment.

(a)    Each of the Parties intends, and undertakes and agrees to use its reasonable best efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. The Parties shall cooperate and use their reasonable best efforts in order to obtain the Tax Opinions. The Parties adopt: (i) this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Internal Revenue Code, and (ii) this Agreement and Bank Merger Agreement as a “plan of liquidation” within the meaning of Section 332 of the Code and Section 1.332-6 of the United States Treasury Regulations.

(b)    Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code, each of First Bank and Malvern shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and shall not take any inconsistent position therewith in any Tax Return.

7.8.	Employee Benefits and Contracts.

(a)    Unless otherwise agreed between First Bank and a Covered Employee, for the period beginning on the Closing Date and ending on the one year anniversary of the Closing Date (or such shorter period of employment, as the case may be), each employee of Malvern who remains employed by the Surviving Corporation or any First Bank Entity after the Closing Date (each, a “Covered Employee”) shall receive (i) an annual rate of salary or wages and annual cash bonus opportunity that is no less favorable than the annual rate of salary or wages, or bonus opportunity, as applicable, provided to such Covered Employee by Malvern as of immediately prior to the Closing and (ii) benefits (excluding equity and other long-term incentive awards) that are substantially comparable in the aggregate to the benefits provided to similarly situated employees of First Bank; provided, that until such time as First Bank shall cause the Covered Employees to participate in the applicable First Bank employee benefit plans, the continued participation of the Covered Employees in Malvern Benefit Plans shall be deemed to satisfy the foregoing provisions of this clause (it being understood that participation in First Bank’s employee benefit plans may commence at different times with respect to each of First Bank’s employee benefit plans).

(b)    For purposes of determining a Covered Employee’s eligibility to participate and vesting under First Bank’s employee benefit plans (other than any defined benefit pension plan, post-employment health or welfare plan, or equity incentive plan), the service of a Covered Employee with a Malvern Entity prior to the Effective Time shall be treated as service with a First Bank Entity to the same extent that such service was recognized by the Malvern Entities under a corresponding Malvern Benefit Plan; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service or (ii) apply for purposes of any plan, program, policy, agreement or arrangement (x) under which similarly-situated employees of First Bank Entities do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation. In no event shall any Covered Employee be eligible to participate in any closed or frozen plan of any First Bank Entity.

(c)    The Malvern Entities shall take all necessary action (including without limitation the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective as of the day before the Closing Date, any Malvern Benefit Plan that is intended to constitute a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code (a “401(k) Plan”). Malvern shall provide First Bank with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of the 401(k) Plan in advance and give First Bank a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Malvern shall provide First Bank with the final documentation evidencing that the 401(k) Plan has been terminated.

(d)    Upon request by First Bank in writing prior to the Closing Date, the Malvern Entities shall cooperate in good faith with First Bank, effective on Closing Date, and conditioned upon the consummation of the transaction contemplated hereby, to amend, freeze, terminate or modify any Malvern Benefit Plan to the extent and in the manner determined by First Bank effective upon the Closing Date (or at such different time mutually agreed to by the parties) and consistent with applicable Law. Malvern shall provide First Bank with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 7.8(d), as applicable, and give First Bank a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Malvern shall provide First Bank with the final documentation evidencing that the actions contemplated herein have been effectuated.

(e)    The provisions of this Section 7.8 are solely for the benefit of the Parties to this Agreement, and no employee, any dependent or beneficiary thereof, or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement: (i) establish, amend, or modify any Malvern Benefit Plan or any employee benefit plan, program, policy, agreement or arrangement maintained or sponsored by First Bank, Malvern or any of their respective Affiliates; (ii) alter or limit the ability of any First Bank Entity (including, after the Closing Date, the Malvern Entities) to amend, modify or terminate any Malvern Benefit Plan or any other employee benefit plan, program, policy, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee or other service provider any right to employment or continued employment or continued service with any First Bank Entity (including, following the Closing Date, the Malvern Entities), or constitute or create an employment agreement with any employee, or interfere with or restrict in any way the rights of the Surviving Corporation, Malvern, First Bank or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee or other service provider at any time for any reason whatsoever.

(f)    Malvern and Malvern Bank shall take or cause to be taken all such actions as may be necessary to effect the actions set forth below relating to Malvern’s employee stock ownership plan (the “Malvern ESOP”) prior to or simultaneous with the Effective Time, as applicable. Effective on the fifth (5th) Business Day before the Effective Time, the ESOP shall be terminated (the “ESOP Termination Date”). No new participants shall be admitted on or after the ESOP Termination Date and all existing ESOP participants’ accounts shall become fully vested and 100% non-forfeitable. Malvern Bank shall direct the ESOP trustee to remit a sufficient number of shares of Malvern Common Stock held in the Malvern ESOP’s Loan Suspense Account (as defined in Section 2.01(z) of the Malvern ESOP) to Malvern to repay the outstanding ESOP loan in full, with each remitted share to be valued equal to the closing price of Malvern Common Stock on the day immediately prior to the ESOP Termination Date. All remaining shares of Malvern Common Stock held by the ESOP as of the Effective Time shall be exchanged for the Merger Consideration. After repayment of the outstanding ESOP loan and the exchange of the shares of Malvern Common Stock for the Merger Consideration, the Merger Consideration received upon conversion of the remaining shares of Malvern Common Stock held in the Malvern ESOP’s Loan Suspense Account shall be deemed to be earnings and shall be allocated as earnings to the accounts of the ESOP participants who are employed as of the ESOP Termination Date based on their account balances under the ESOP as of the ESOP Termination Date and distributed to ESOP participants after the receipt of a favorable determination letter from the IRS. No benefit distributions shall be made from the ESOP without the prior written consent of First Bank before the IRS issues a favorable determination letter with respect to the tax-qualified status of the ESOP on termination unless otherwise required by law. Prior to the Effective Time, Malvern shall take all such actions as are necessary to submit the application for favorable determination letter in advance of the Effective Time (and to provide First Bank with the opportunity to review the application for a favorable determination letter at least twenty (20) days prior to the filing date with the IRS), and following the Effective Time, First Bank shall use its best efforts in good faith to obtain such favorable determination letter as promptly as possible (including, but not limited to, making such changes to the ESOP as may be required by the IRS as a condition to its issuance of a favorable determination letter). Malvern, Malvern Bank, and following the Effective Time, First Bank, will adopt such amendments to the ESOP to effect the provisions of this Section 7.8(f). Promptly following the receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, the account balances in the ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.

(g)    Employees of Malvern as of the date of the Agreement who remain employed by Malvern as of the Effective Time and whose employment is terminated by First Bank or Malvern Bank (absent termination for cause) within the time period set forth in Section 7.8(g)(i) of Malvern’s Disclosure Memorandum shall receive severance pay equal to the amounts set forth in Section 7.8(g) of First Bank’s Disclosure Memorandum, subject to receipt of an effective release of claims from the employee receiving such severance payment, which release shall be in form and substance reasonably satisfactory to Malvern and First Bank. In addition, Malvern shall be permitted to grant retention bonuses to Employees of Malvern as of the date of this Agreement who remain employed by Malvern as of the Effective Time, with such Employees and retention bonus amounts determined mutually between Malvern and First Bank.

7.9.	D&O Indemnification.

(a)    From and after the Effective Time, First Bank shall (i) indemnify and hold harmless each individual who at the Effective Time is, or any time prior to the Effective Time was, a director, officer or employee of Malvern or any of its Subsidiaries (the “Indemnified Parties”) in respect of all claims, liabilities, losses, damages, judgments, fines, penalties costs and expenses (including legal expenses) in connection with any claim, suit, action, proceeding or investigation, whenever asserted, based on or arising out of the fact that such Indemnified Party was an officer, director or employee of Malvern or any Malvern Subsidiary or acts or omissions by such Indemnified Party in such capacity or taken at the request of Malvern or any Malvern Subsidiary, at or any time prior to the Effective Time (including any claim, suit, action, proceeding or investigation relating to the transactions contemplated hereby), to the fullest extent permitted by Law and (ii) assume all obligations of Malvern and any Malvern Subsidiary to the Indemnified Parties in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the articles of incorporation, charter, bylaws or similar organizational documents Malvern or the Malvern Subsidiaries. In addition, First Bank, from and after the Effective Time, shall advance any expenses (including legal expenses) of any Indemnified Party under this Section 7.9 as incurred to the fullest extent permitted by applicable Law and in any articles of incorporation, charter, bylaws or similar organizational documents of Malvern or the Malvern Subsidiaries.

(b)    First Bank shall use its reasonable best efforts to maintain in effect for six years after the Effective Time, the current directors’ and officers’ liability insurance policies maintained by Malvern (provided that First Bank may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall First Bank be required to expend pursuant to this Section 7.9(b) more than an amount per year equal to 275% of current annual premiums paid by Malvern for such insurance and, in the event the cost of such coverage shall exceed that amount, First Bank shall purchase as much coverage as possible for such amount. The provisions of this Section 7.9 shall be deemed to have been satisfied if prepaid “tail” policies with the same terms, conditions and coverage as indicated above have been obtained by Malvern for purposes of this Section 7.9 from carriers with the same or better rating as the carrier of such insurances as of the date of this Agreement. First Bank shall keep such coverage in effect after the Effective Time.

(c)    Any Indemnified Party wishing to claim indemnification under Section 7.9(a), upon learning of any such Liability or Litigation, shall promptly notify First Bank thereof. The provisions of this Section 7.9 are intended for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her Representatives and is in addition to, and not in substitution for, and in shall no way limit, any other rights to indemnification or contribution that any Indemnified Party may have under applicable Law, the articles of incorporation, charter, bylaws or similar organizational documents of Malvern or the Malvern Subsidiaries, by contract or otherwise. In the event First Bank or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of First Bank or the purchaser of its assets and properties shall assume the obligations set forth in this Section 7.9. This Section 7.9 shall survive the Effective Time.

7.10.	Operating Functions.

Malvern shall cooperate with First Bank in connection with planning for the efficient and orderly combination of the Parties and the operation of First Bank and Malvern, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as First Bank may decide. Malvern shall take any action First Bank may reasonably request prior to the Effective Time to facilitate the combination of the operations of Malvern with First Bank. Each Party shall cooperate with the other Party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non- disclosure and similar agreements with such service providers and/or the other party). Without limiting the foregoing, upon at least forty-eight (48) hours’ advance written notice to Malvern, (i) Malvern shall provide office space (and other reasonably requested support and assistance) in connection with the foregoing, and (ii) senior officers of Malvern and First Bank shall meet from time to time as Malvern or First Bank may reasonably request to review the financial and operational affairs of Malvern, and Malvern shall give due consideration to First Bank’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (a) First Bank shall not under any circumstance be permitted to exercise control of Malvern or any other Malvern Subsidiaries prior to the Effective Time, (b) Malvern shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust Laws, (c) Malvern shall not be required to agree to any obligation or input that is not contingent upon the consummation of the Merger and (d) any such access or meetings shall be held or conducted during normal business hours and shall not interfere unnecessarily with normal operations of Malvern.

7.11.	Shareholder Litigation.

Each of First Bank and Malvern shall promptly notify each other in writing of any Litigation issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Regulatory Authority or arbitrator pending or, to the Knowledge of First Bank or Malvern, as applicable, threatened against First Bank, Malvern or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by First Bank, Malvern or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Each Party shall give the other Party the opportunity to participate in the defense or settlement of any shareholder litigation against such Party and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

7.12.	Legal Conditions to Merger.

Subject to Sections 7.1, 7.2 and 7.4 of this Agreement, each of First Bank and Malvern shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article 8 hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other Party to obtain) any Consent or Order by, any Regulatory Authority and any other third party that is required to be obtained by Malvern or First Bank or any of their respective Subsidiaries in connection with, or to effect, the Merger and the other transactions contemplated by this Agreement.

7.13.	Change of Method.

First Bank may at any time change the method of effecting the Merger if and to the extent requested by First Bank, and Malvern agrees to enter into such amendments to this Agreement as First Bank may reasonably request in order to give effect to such restructuring; provided, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to Malvern’s shareholders or (iii) be reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.

7.14.	Takeover Statutes.

Neither First Bank nor Malvern shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each of First Bank and Malvern shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of First Bank and Malvern will take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

7.15.	Exemption from Liability from Short Swing Profits.

Malvern and First Bank agree that, in order to most effectively compensate and retain those officers and directors of Malvern subject to the reporting requirements of Section 16(a) of the Exchange Act, pursuant to 12 C.F.R. § 335.601 (the “Malvern Insiders”), both prior to and after the Effective Time, it is desirable that Malvern Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act, pursuant to 12 C.F.R. § 335.601, to the fullest extent permitted by applicable Law in connection with the conversion of shares of Malvern Common Stock in the Merger, and for compensatory and retentive purposes agree to the provisions of this Section 7.15. The boards of directors of First Bank and of Malvern, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall promptly, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (i) any dispositions of Malvern Common Stock and (ii) any acquisitions of First Bank Common Stock pursuant to the transactions contemplated by this Agreement and by any Malvern Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, pursuant to 12 C.F.R. § 335.601, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act, pursuant to 12 C.F.R. § 335.601, to the fullest extent permitted by applicable Law.

7.16.	Closing Financial Statements.

At least eight Business Days prior to the Effective Time of the Merger, Malvern shall provide First Bank with Malvern’s consolidated financial statements presenting the financial condition of Malvern and its Subsidiaries as of the close of business on the last day of the last month ended prior to the Effective Time of the Merger and Malvern’s consolidated results of operations for the period from January 1, 2022 through the close of business on the last day of the last month ended prior to the Effective Time of the Merger (the “Closing Financial Statements”); provided, that if the Effective Time of the Merger occurs on or before the 15th Business Day of the month, Malvern shall have provided consolidated financial statements as of and through the second month preceding the Effective Time of the Merger. Such financial statements shall be accompanied by a certificate of Malvern’s chief financial officer, dated as of the date of delivery, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of Malvern in all material respects. Such financial statements shall have been prepared in all material respects in accordance with GAAP, and reflect all period-end accruals and other adjustments. Such Closing Financial Statements shall also reflect as of their date (a) accruals for (i) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for Malvern for services rendered in connection with the transactions contemplated by this Agreement, (ii) any employee severance, retention or change-in-control payments or expenses consistent with the terms of this Agreement, (iii) any payment made or expense accrued for the purchase of a directors’ and officers’ liability insurance policy pursuant to this Agreement, (iv) other third-party costs, fees and expenses incurred or accrued by Malvern in connection with the transactions contemplated by this Agreement, and in each case, paid by Malvern or payable by Malvern prior to the Effective Time, (v) losses incurred or accrued by Malvern relating to the loans listed in Section 8.2(f)(1) of Malvern’s Disclosure Memorandum, (vi) costs, fees expenses, or any other amounts or payments, incurred or accrued by Malvern in connection with the matter set forth in Section 8.2(f)(2) of Malvern’s Disclosure Memorandum, (vii) changes in accumulated other comprehensive income from September 30, 2022 through the Closing Date, and (viii) changes to changes to GAAP or regulatory accounting requirements, including GAAP shareholders’ equity as a result of the initial adoption of the Current Expected Credit Losses (CECL) Methodology and (b) the shareholders’ equity referenced in Section 8.2(f).

7.17.	Approval of Bank Merger Agreement.

Promptly after the execution of this Agreement, Malvern (a) shall cause the board of directors of Malvern Bank to take all actions as may be necessary by such board of directors to approve the Bank Merger Agreement and the Bank Merger, to the extent not already approved, (b) shall, as the sole shareholder of Malvern Bank thereupon approve the Bank Merger Agreement and the Bank Merger, and (c) promptly following all such approvals, cause the Bank Merger Agreement to be executed and delivered by Malvern Bank.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1.	Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a)    Shareholder Approvals. The shareholders of Malvern and First Bank shall have adopted this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, and, in the case of First Bank, the increase by three of the number of directors constituting the entire Board of Directors of First Bank, in each case, to the extent required by Law or by the provisions of the articles of incorporation, certificate of incorporation, charter, bylaws or similar governing documents of such Person.

(b)    Regulatory Approvals. (i) All required regulatory approvals from the NJDBI, the FDIC, the Federal Reserve and any other Regulatory Authority and (ii) any other regulatory approvals or consents contemplated by Sections 4.3(c) and 5.3(c) the failure of which to obtain would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Bank and Malvern (considered as a consolidated entity), in each case required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”); provided, that no such Requisite Regulatory Approval shall impose a Burdensome Condition.

(c)    Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement (including the Merger and the Bank Merger), in each case that remains in effect.

(d)    Exchange Listing. The shares of First Bank Common Stock issuable pursuant to the Merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(e)    Offering Circular. The Offering Circular shall have been filed with the FDIC, no orders suspending the use of the Offering Circular shall have been issued, and no action, suit, proceeding or investigation by the SEC or the FDIC to suspend the use thereof shall have been initiated and be continuing.

(f)    Tax Matters. Each Party shall have received a written opinion of their representative counsel, in form reasonably satisfactory to such Parties (the “Tax Opinion”), to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Malvern and First Bank reasonably satisfactory in form and substance to such counsel.

(g)    Assumption of Indenture. Prior to Closing, Malvern and First Bank shall take all actions necessary for First Bank to enter into a supplemental indenture with the trustee under the Indenture, dated as of February 7, 2017 (the “Indenture”), relating to Malvern’s outstanding 6.125% Fixed-to-Floating Rate Subordinated Notes due 2027 (the “Debt Securities”) to evidence the succession of First Bank as of the Effective Time.  Pursuant to such supplemental indenture, First Bank will agree to assume the covenants, agreements and obligations of Malvern under the Indenture, including the obligation to make all payments when due in respect of the Debt Securities.

8.2.	Conditions to Obligations of First Bank.

The obligations of First Bank to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by First Bank pursuant to Section 10.6(a):

(a)    Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Malvern set forth in this Agreement shall (in each case after giving effect to the lead-in to Article 4, Section 4.1 and Section 10.15) be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.4(a), 4.4(c), 4.4(d), 4.5(a), 4.5(c), 4.11(a) and 4.35 shall be true and correct (other than, in the case of Sections 4.4(a), 4.4(c), 4.4(d), 4.5(a) and 4.5(c), such failures to be true and correct as are de minimis). The representations and warranties set forth in Sections 4.2, 4.3, 4.4(b), 4.4(e), 4.5(b), 4.6, 4.28 and 4.29 shall be true and correct in all material respects. The representations and warranties set forth in each other section in Article 4 shall, in the aggregate, be true and correct in all respects except where the failure of such representations and warranties to be true and correct, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Malvern.

(b)    Performance of Agreements and Covenants. Each and all of the agreements and covenants of Malvern to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)    Certificates. Malvern shall have delivered to First Bank (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Malvern and in Sections 8.2(a) and 8.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Malvern’s board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, the Bank Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, all in such reasonable detail as First Bank and its counsel shall request.

(d)    FIRPTA Certificate. Malvern shall have delivered to First Bank a certificate stating that Malvern Common Stock is not a “United States real property interest” within the meaning of Section 897I(1)(A)(ii) of the of the Internal Revenue Code satisfying the requirements of §§1.897-2(h) and 1.1445-2(c)(3) of Title 26 of the Code of Federal Regulations, in form and substance satisfactory to First Bank.

(e)    [Reserved]

(f)    Malvern’s Minimum Shareholders’ Equity and Price Adjustment. Malvern’s adjusted shareholders’ equity shall equal or exceed $140,000,000 (“Minimum Shareholders’ Equity”) which such adjusted shareholders’ equity shall equal Malvern’s shareholders’ equity as determined in accordance with GAAP as of the Determination Date plus the sum of (i) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for Malvern for services rendered in connection with the transactions contemplated by this Agreement, (ii) any employee severance, retention or change-in-control payments or expenses consistent with the terms of this Agreement, (iii) any payment made or expense accrued for the purchase of a directors' and officers' liability insurance policy pursuant to this Agreement, (iv) other third-party costs, fees and expenses incurred or accrued by Malvern in connection with the transactions contemplated by this Agreement, and in each case, paid by Malvern or payable by Malvern prior to the Effective Time, (v) losses incurred or accrued by Malvern relating to the loans listed in Section 8.2(f)(1) of Malvern’s Disclosure Memorandum, (vi) costs, fees expenses, or any other amounts or payments, incurred or accrued by Malvern in connection with the matter set forth in Section 8.2(f)(2) of Malvern’s Disclosure Memorandum, (vii) changes in accumulated other comprehensive income from September 30, 2022 through the Closing Date, and (viii) changes to GAAP or regulatory accounting requirements, including GAAP shareholders’ equity as a result of the initial adoption of the Current Expected Credit Losses (CECL) Methodology; provided, however, in the event Malvern’s adjusted shareholders’ equity as of the Determination Date is below the Minimum Shareholders’ Equity but is greater than $125,000,000 (the amount of such adjusted shareholders’ equity, the “Floor Shareholders’ Equity”), this Section 8.2(f) shall not act to permit First Bank to fail to consummate the Merger and instead the cash component of the Merger Consideration will be reduced, on a dollar for dollar basis, in amount equal to the difference between the Minimum Shareholders’ Equity and the Floor Shareholders’ Equity; provided, further, that any change in the composition of cash and stock components of the Merger Consideration due such reduction shall not result in the Merger failing to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

(g)    Bank Merger Agreement. Malvern shall have caused Malvern Bank to execute and deliver the Bank Merger Agreement to First Bank, to be filed and effective on the timeline set forth in this Agreement.

8.3.	Conditions to Obligations of Malvern.

The obligations of Malvern to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Malvern pursuant to Section 10.6(b):

(a)    Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of First Bank set forth in this Agreement shall (in each case after giving effect to the lead-in to Article 5, Section 5.1 and Section 10.15) be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 5.4(a), 5.4(c), 5.9 and 5.21 shall be true and correct (other than, in the case of Sections 5.4(a) and 5.4(c), such failures to be true and correct as are de minimis). The representations and warranties set forth in Sections 5.2, 5.3, 5.4(b), 5.4(d), 5.5 and 5.19 shall be true and correct in all material respects. The representations and warranties set forth in each other section in Article 5 shall, in the aggregate, be true and correct in all respects except where the failure of such representations and warranties to be true and correct, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on First Bank.

(b)    Performance of Agreements and Covenants. Each and all of the agreements and covenants of First Bank to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)    Certificates. First Bank shall have delivered to Malvern (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to First Bank and in Sections 8.3(a) and 8.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by First Bank’s board of directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby, all in such reasonable detail as Malvern and its counsel shall request.

(d)    Bank Merger Agreement. First Bank shall have executed and delivered the Bank Merger Agreement to Malvern Bank, to be filed and effective on the timeline set forth in this Agreement.

ARTICLE 9
TERMINATION

9.1.	Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Malvern or First Bank, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)    By mutual written agreement of First Bank and Malvern;

(b)    By either Party in the event (i)(A) any Regulatory Authority has denied a Requisite Regulatory Approval and such denial has become final, or has advised either Party in writing or both Parties orally that it will not grant (or intends to rescind or revoke if previously approved) a Requisite Regulatory Approval), or (B) any Regulatory Authority shall have requested in writing that Malvern or First Bank or any of their respective Affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a Requisite Regulatory Approval, provided that (1) the failure to obtain a Requisite Regulatory Approval shall be not be due to the failure of the Party seeking to terminate this Agreement to perform or observe, in any material respect, the obligations, covenants and agreements of such Party set forth herein and (2) the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(i) shall have used its reasonable best efforts to contest, appeal and change such denial or (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable, provided that (A) the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such Law or Order and (B) the failure of such condition to be satisfied or fulfilled is not a result of the failure of the Party seeking to terminate this Agreement to perform or observe, in any material respect, the obligations, covenants and agreements of such Party set forth herein;

(c)    By either Party in the event that the Merger shall not have been consummated by the 12-month anniversary of the date hereof, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(c);

(d)    By First Bank in the event that any of the conditions precedent to the obligations of First Bank to consummate the Merger contained in Section 8.2 cannot be satisfied or fulfilled by the date specified in Section 9.1(c) (provided that the failure of such condition to be satisfied or fulfilled is not a result of First Bank’s failure to perform, in any material respect, any of its covenants or agreements contained in this Agreement or the breach by First Bank of any of its material representations or warranties contained in this Agreement) and which is not cured within forty-five (45) days following written notice to Malvern, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the date specified in Section 9.1(c));

(e)    By First Bank in the event that the board of directors of Malvern has (i) failed to recommend the Merger and the approval of this Agreement by the shareholders of Malvern or otherwise effected a Change in the Malvern Recommendation in a manner adverse in any respect to the interests of First Bank, (ii) breached the terms of Section 7.2 in any respect adverse to First Bank (other than unintentional, immaterial breaches that do not prejudice First Bank’s rights under such section), or (iii) breached its obligations under Section 7.1 by failing to call, give notice of, convene and/or hold Malvern Shareholders Meeting in accordance with Section 7.1;

(f)    By Malvern in the event that any of the conditions precedent to the obligations of Malvern to consummate the Merger contained in Section 8.3 cannot be satisfied or fulfilled by the date specified in Section 9.1(c) (provided that the failure of such condition to be satisfied or fulfilled is not a result of Malvern’s failure to perform, in any material respect, any of its covenants or agreements contained in this Agreement or the breach by Malvern of any of its material representations or warranties contained in this Agreement) and which is not cured within forty-five (45) days following written notice to First Bank, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the date specified in Section 9.1(c));

(g)    by First Bank, if the FDIC or NJDOBI has granted a Requisite Regulatory Approval but such Requisite Regulatory Approval contains or would result in the imposition of a Burdensome Condition and there is no meaningful possibility that such Requisite Regulatory Approval could be revised prior to the date specified in Section 9.1(c) so as not to contain or result in a Burdensome Condition;

(h)    by First Bank or Malvern if the FDIC or NJDOBI shall have requested in writing that First Bank, Malvern or any of their respective Affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a Requisite Regulatory Approval;

(i)    by either Malvern or First Bank if (i) First Bank Shareholder Approval at the First Bank Shareholder Meeting or (ii) the Malvern Shareholder Approval at the Malvern Shareholder Meeting, in either case, shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders as may be adjourned or postponed in accordance with this Agreement; provided, that the Party seeking to terminate the Agreement has not failed to perform or observe, in any material respect, the obligations, covenants and agreements of such Party set forth herein; or

(j)    by Malvern, in the event that the board of directors of First Bank has (i) failed to recommend the Merger, the approval of this Agreement and the increase by three of the number of directors constituting the entire Board of Directors of First Bank by the shareholders of First Bank or otherwise effected a change in the First Bank Recommendation in a manner adverse in any respect to the interests of Malvern, (ii) breached the terms of Section 7.2 in any respect adverse to Malvern (other than unintentional, immaterial breaches that do not prejudice Malvern’s rights under such section), or (iii) breached its obligations under Section 7.1 by failing to call, give notice of, convene and/or hold First Bank Shareholders Meeting in accordance with Section 7.1.

9.2.	Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no further force or effect and there shall be no Liability on the part of any Party hereto for any matters addressed herein or other claim relating to this Agreement and the transactions contemplated hereby, except that (i) the provisions of this Section 9.2, Section 7.5(d), and Article 10, shall survive any such termination and (ii) no such termination shall relieve any breaching Party from Liability resulting from any fraud or intentional breach by that Party of this Agreement occurring prior to such termination.

9.3.	Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3, Sections 7.3, 7.5(d), 7.7, 7.8, 7.9 and 7.15 and Article 1, Article 2, Article 3 and Article 10, which shall survive in accordance with their respective terms.

ARTICLE 10

MISCELLANEOUS

10.1.	Definitions.

(a)    Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” means a letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement.

“Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to Malvern or publicly announced to Malvern’s shareholders and whether binding or non-binding) by any Person (other than a First Bank Entity) for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase, direct or indirect, by any Person or “Group” (other than a First Bank Entity) of 20% or more in interest of the total outstanding voting securities of Malvern or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “Group” (other than a First Bank Entity) beneficially owning 20% or more in interest of the total outstanding voting securities of Malvern or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Malvern or any of its Subsidiaries pursuant to which the shareholders of Malvern immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of 20% or more of the consolidated Assets of Malvern and its Subsidiaries, taken as a whole; or (iii) any liquidation or dissolution of Malvern.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by contract.

“Asset Quality Measuring Date” is as of the last day of the month reflected in the Closing Financial Statements.

“Assets” of a Person means all of the assets, properties, deposits, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, wherever located.

“Average Closing Price” shall mean the average of the daily closing prices for the shares of First Bank Common Stock for the 20 consecutive full trading days on which such shares are actually traded on NASDAQ (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“Books and Records” means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to such Person and such Person’s Subsidiaries or relating to the business of such Person or such Person’s Subsidiaries, as applicable.

“Business Day” means any day other than a Saturday, a Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Call Reports” mean Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council of Malvern or First Bank.

“Classified Assets” means all of the Loans of Malvern and its Subsidiaries that, as of September 30, 2022, had an outstanding balance of $50,000 or more and were classified by Malvern as substandard, doubtful, loss or OREO as reported by Malvern in the Malvern SEC Reports.

“Closing Date” means the date on which the Closing occurs.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any legally-binding written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business but excludes any Loan or deposit agreement.

“Default” means (i) any breach or violation of, default under, contravention of, or failure to perform any obligations under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Delinquent Loans” means (i) all Loans with principal and/or interest that are 30-89 days past due, (ii) all Loans with principal and/or interest that are at least 90 days past due and still accruing, and (iii) all Loans with principal and/or interest that are non-accruing.

“Determination Date” shall mean the 10th day prior to the Closing Date, provided that if shares of First Bank Common Stock are not actually traded on NASDAQ on such day, the Determination Date shall be the immediately preceding day to the 10th day prior to the Closing Date on which shares of First Bank Common Stock actually trade on NASDAQ.

“Disclosure Memorandum” of a Party means a letter delivered by such Party to the other Party prior to or concurrently with execution of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 4 and Article 5 or to one or more of its covenants contained in this Agreement.

“Environmental Laws” means all Laws, orders, permit, opinion or agency requirement relating to pollution or protection of human health or safety or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights (including preemptive rights or redemption rights), scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or equity interests of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which together with a Malvern Entity would be treated as a single employer under Internal Revenue Code Section 414.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“FDIC Documents” means all forms, the Joint Proxy Statement-Offering Circular, registration statements, reports, schedules, and other documents filed, together with any amendments thereto, by First Bank or any of its Subsidiaries with the FDIC on or after December 31, 2021.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.

“First Bank Capital Stock” means, collectively, First Bank Common Stock, any preferred stock of First Bank and any other class or series of capital stock of First Bank.

“First Bank Common Stock” means the $5.00 par value common stock of First Bank.

“First Bank Entities” means, collectively, First Bank and all First Bank Subsidiaries.

“First Bank Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of First Bank as of December 31, 2021 and 2020, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2021, 2020 and 2019, as filed by First Bank in FDIC Documents, and (ii) the consolidated statements of condition of First Bank (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in the First Bank FDIC Reports filed with respect to periods ended subsequent to September 30, 2021.

“First Bank Options” means each option or other Equity Right to purchase shares of First Bank Common Stock pursuant to stock options or stock appreciation rights.

“First Bank Stock Plans” means the existing stock option and other stock-based compensation plans of First Bank.

“First Bank Subsidiaries” means the Subsidiaries of First Bank, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization formed or acquired as a Subsidiary of First Bank, including after the date hereof and held as a Subsidiary by First Bank at the Effective Time.

“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, lead-containing paint or plumbing, radioactive materials or radon, asbestos-containing materials and any polychlorinated biphenyls and (iii) any other substance which has been, is, or may be the subject of regulatory action by any government authority in connection with any Environmental Law.

“Holding Company Act” means the federal Bank Holding Company Act of 1956, as amended.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, brand names, internet domain names, logos together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Knowledge” or “knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge of the president, chief financial officer, chief risk officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president in charge of human resources of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation of such Person’s direct reports.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, option, right of first refusal, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Permitted Liens.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loans” means any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which Malvern is a party as a creditor.

“Losses” means any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses.

“Malvern Bank Common Stock” means the $0.01 par value common stock of Malvern Bank.

“Malvern Benefit Plan” means (a) all employee benefit plans, programs, policies, agreements and arrangements of the Malvern Entities (including any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and (b) all employment, consulting, retention, change in control, pension, retirement (qualified and non-qualified), profit sharing, savings, bonus, deferred or incentive compensation, hospitalization, medical, life insurance, disability insurance, paid time off, paid holiday, termination or severance pay, stock purchase, restricted stock, stock option, performance shares, stock appreciation rights benefit plans, employee stock ownership, share purchase, equity-based compensation, health, welfare, or other similar plans, programs, policies, agreements and arrangements, in each case that is (x) sponsored, maintained or contributed to by Malvern or any of its Affiliates for the benefit of any employee or any beneficiary or dependent thereof or (y) under which Malvern or any of its Affiliates has or could have any Liability with respect to any employee or any beneficiary or dependent thereof.

“Malvern Common Stock” means the $0.01 par value common stock of Malvern.

“Malvern Entities” means, collectively, Malvern and all Malvern Subsidiaries. For the avoidance of doubt, neither the Malvern Foundation nor Bell Rock Capital shall be deemed to be a Malvern Entity for any purpose hereunder.

“Malvern Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Malvern as of September 30, 2021 and 2020, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the fiscal years ended September 30, 2021, 2020 and 2019, and (ii) the consolidated statements of condition of Malvern (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), included in the Malvern SEC Reports filed with the SEC with respect to periods ended subsequent to September 30, 2021.

“Malvern Stock Plan” means Malvern Bancorp, Inc. 2014 Long Term Incentive Plan.

“Malvern Subsidiary” means the Subsidiaries of Malvern, which shall include the entities set forth on Section 4.6 of Malvern’s Disclosure Memorandum and any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization formed or acquired as a Subsidiary of Malvern after the date hereof and held as a Subsidiary by Malvern at the Effective Time. For the avoidance of doubt, neither the Malvern Foundation nor Bell Rock Capital shall be deemed to be a Malvern Subsidiary for any purpose hereunder.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means with respect to any Party and its Subsidiaries, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, Assets, liabilities or business of such Party and its Subsidiaries taken as a whole; provided, that a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in Laws (including Pandemic Measures) of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each of Malvern and First Bank, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry (including any such change arising out of any Pandemic or any Pandemic Measures), (D) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (E) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a Party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (F) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (H) changes from the date hereof, resulting from hurricanes, earthquakes, tornadoes, floods or other natural disasters or from any outbreak of any disease or public health event (including any Pandemic), (I) actions or omissions taken with the prior written consent of the other Party hereto or expressly required by this Agreement, and (J) the expenses incurred by the Party in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to clauses (A), (B), (C), (D) and (G), to the extent that the effects of such change disproportionately affect such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate, or (ii) prevents or materially impairs the ability of such Party to timely consummate the transactions contemplated hereby.

“NASDAQ” means the NASDAQ Global Market.

“Non-Performing Assets” means Loans on non-accrual status, accruing Loans that are past due 90 days more, troubled debt restructurings and OREO held by Malvern.

“Non-Performing Loans” means Loans on non-accrual status, accruing Loans that are past due 90 days more and troubled debt restructurings held by Malvern.

“OCC” is the Office of the Comptroller of the Currency.

“Offering Circular” means the Offering Circular in a form required by the FDIC to be filed with the FDIC by First Bank with respect to the shares of First Bank Common Stock to be issued to the shareholders of Malvern pursuant to this Agreement.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries.

“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Ordinary Course” means the conduct of the business of a Party in substantially the same manner as such business was operated on the date of this Agreement, including operations in conformance and consistent with such Party’s practices and procedures prior to and as of such date. For purposes of this Agreement, the term “Ordinary Course,” with respect to either Party, shall take into account the commercially reasonable action or inaction by such Party and its Subsidiaries in response to the Pandemic to comply with the Pandemic Measures to the extent disclosed to the other Party prior to the date hereof.

“OREO” means “other real estate owned” or words of similar import held by Malvern.

“Pandemic” means any outbreaks, epidemics or pandemics including those relating to SARS-CoV-2 or Covid-19, or any variants, evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto.

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a Pandemic.

“Participation Facility” means any facility or property in which the Party in question is the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means either of Malvern or First Bank, and “Parties” means Malvern and First Bank.

“Permit” means any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.

“Regulatory Authorities” means, collectively, the SEC, the NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, the Federal Reserve, the FDIC, the Consumer Financial Protection Bureau, the IRS, the DOL, the OCC, NJDOBI, PADOS and all other foreign, federal, state, county, local or other governmental, banking or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.

“Representative” means, with respect to any Person, any officer, director, employee, investment banker, financial advisor, attorney or accountant engaged or retained by such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means 12 C.F.R. Part 335, the FDIC Statement of Policy on the Use Offering Circulars in Connection with Public Distribution of Bank Securities (effective September 5, 1996), the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof. For the avoidance of doubt, neither the Malvern Foundation nor Bell Rock Capital shall be deemed to be a Subsidiary of Malvern for any purpose hereunder.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal with respect to which the board of directors of Malvern determines in its good faith judgment (based on, among other things, the advice of outside legal counsel and a financial advisor) to be more favorable, from a financial point of view, to Malvern’s shareholders than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by First Bank), taking into account all relevant factors (including the Acquisition Proposal and this Agreement (including any proposed changes to this Agreement that may be proposed by First Bank in response to such Acquisition Proposal)); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%”.

“Surviving Corporation” means First Bank as the surviving corporation resulting from the Merger.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, or, to the extent in the nature of a tax, any charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other document required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

10.2.	Referenced Pages.

The terms set forth below shall have the meanings ascribed thereto in the referenced pages:

401(k) Plan	55
Agreement	5
ALLL	30
Acquisition Agreement	65
Acquisition Proposal	66
Acquisition Transaction	66
Affiliate	66
Asset Quality Measuring Date	66
Assets	66
Average Closing Price	66
Bank Merger	7

Bank Merger Agreement	7
Bank Merger Effective Time	7
Book-Entry Share	7
Books and Records	66
Burdensome Condition	53
Call Reports	67
Canceled Shares	7
Certificate	7
Change in the Malvern Recommendation	49
Chosen Courts	81
Classified Assets	67
Closing	6
Closing Date	67
Closing Financial Statements	60
Consent	67
Contract	67
Covered Employee	55
Debt Securities	61
Default	67
Delinquent Loans	67
Derivative Transaction	28
Determination Date	67
Director Designees	47
Disclosure Memorandum	67
Effective Time	6
Environmental Laws	68
Equity Rights	68
ERISA	68
ERISA Affiliate	68
Exchange Act	68
Exchange Agent	9
Exchange Fund	9
Exchange Ratio	7
Exhibit	68
Expense Reimbursement	78
FDIA	15
FDIC	15
FDIC Documents	68
Federal Reserve	68
First Bank	5
First Bank Capital Stock	68
First Bank Certificates	9
First Bank Common Stock	68
First Bank Entities	68
First Bank FDIC Reports	31
First Bank Financial Statements	68
First Bank Options	69
First Bank Regulatory Agreement	40
First Bank Stock Plans	69
First Bank Subsidiaries	69
Foundation Actions	5
GAAP	69

Hazardous Materials	69
Holding Company Act	69
Indemnified Party	57
Indenture	61
Intellectual Property	69
Internal Revenue Code	69
Joint Proxy Statement-Offering Circular	48
Knowledge	69
Law	69
Liability	70
Lien	70
Litigation	70
Loans	70
Losses	70
Malvern	5
Malvern Bank	5
Malvern Benefit Plan	70
Malvern Common Stock	70
Malvern Contracts	26
Malvern Entities	71
Malvern ESOP	56
Malvern Financial Statements	71
Malvern Foundation	5
Malvern Insiders	59
Malvern Recommendation	49
Malvern Regulatory Agreement	27
Malvern RSA	8
Malvern SEC Reports	16
Malvern Shareholder Approval	12
Malvern Shareholders	9
Malvern Stock Option	8
Malvern Stock Optionholders	8
Malvern Stock Plan	71
Malvern Subsidiary	71
Material	71
Material Adverse Effect	71
Merger	5
Merger Consideration	7
Money Laundering Laws	22
NASDAQ	72
NJBL	5
NJDBI	6
Non-Performing Assets	72
Non-Performing Loans	72
OCC	72
OFAC	31
Offering Circular	72
Operating Property	72
Order	72
Ordinary Course	72
OREO	72
PADOS	6

Pandemic	72
Pandemic Measures	73
Participation Facility	73
Party	73
PBCL	5
Per Share Cash Consideration	7
Permit	73
Permitted Liens	19
Person	73
Pool	30
Real Property	19
Regulatory Authorities	73
Regulatory Communication	53
Representatives	73
Requisite Regulatory Approvals	60
Sanctioned Countries	31
Sanctions	31
SDN List	31
SEC	73
Securities Act	73
Securities Laws	73
Stock Consideration	7
Stock Option Price	8
Subsidiaries	73
Superior Proposal	74
Surviving Corporation	74
Systems	20
Takeover Laws	29
Tax or Taxes	74
Tax Opinion	61
Tax Return	74
Termination Fee	78
Voting Agreements	5

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. Any capitalized terms used in any schedule, Exhibit, Disclosure Memorandum, document, instrument or certificate made or delivered pursuant to this Agreement but not otherwise defined therein shall have the meaning set forth in this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “the transactions contemplated by this Agreement” (or similar phrases) include the transactions provided for in this Agreement, including the Merger and the Bank Merger. Any Contract or Law defined or referred to herein or in any Contract that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. The term “made available” means any document or other information that was (a) provided (whether by physical or electronic delivery) by one Party or its representatives to the other Party and its representatives at least two Business Days prior to the date hereof, (b) included in the virtual data room (on a continuation basis without subsequent modification) of a Party at least two Business Days prior to the date hereof, (c) filed by First Bank with the FDIC and publicly available on the FDIC’s website at least two Business Days prior to the date hereof or (d) filed by Malvern with the SEC and publicly available on the SEC’s website at least two Business Days prior to the date hereof.

10.3.	Expenses.

(a)    Except as otherwise provided in this Section 10.3, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing and mailing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Joint Proxy Statement-Offering Circular and printing costs incurred in connection with the printing of the Joint Proxy Statement-Offering Circular.

(b)    Notwithstanding the foregoing, if:

(i)     (x) (A) Either Malvern or First Bank terminates this Agreement pursuant to Section 9.1(c) or Section 9.1(i) without the Malvern Shareholder Approval having been obtained (and all other conditions set forth in Sections 8.1 and 8.3 were satisfied or were capable of being satisfied prior to such termination), or (B) First Bank terminates this Agreement pursuant to Section 9.1(d) as a result of a willful breach by Malvern, and (y) (A) at the time of such termination, any Person has made and not withdrawn an Acquisition Proposal or has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and (B) within 12 months of such termination Malvern shall either (1) consummate an Acquisition Transaction or (2) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated, then Malvern shall pay to First Bank an amount equal to $5,900,000 (the “Termination Fee”);

(ii)    First Bank terminates this Agreement pursuant to Sections 9.1(e)(i), (ii) or (iii), then Malvern shall pay to First Bank the Termination Fee; or

(iii)   Either (x) First Bank terminates this Agreement pursuant to Section 9.1(i) due to the failure of Malvern to obtain the Malvern Shareholder Approval at the Malvern Shareholder Meeting, and at the time of the Malvern Shareholder Meeting no Person had made an Acquisition Proposal or publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, or (y) Malvern terminates this Agreement pursuant to Section 9.1(i) due to the failure of First Bank to obtain the First Bank Shareholder Approval at the First Bank Shareholder Meeting, then the Party exercising such right of termination shall be entitled to reimbursement from the other Party for all reasonable out-of-pocket costs and expenses incurred by such Party in connection with the transactions contemplated by this Agreement (the “Expense Reimbursement”), up to $350,000.

The payment of the Termination Fee by Malvern pursuant to this Section 10.3(b) constitutes liquidated damages and not a penalty, and shall be the sole monetary remedy of First Bank in the event of termination of this Agreement under the circumstances described above in Section 10.3(b)(i) and (ii). If the Termination Fee shall be payable pursuant to subsection (i) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction. If the Expense Reimbursement or Termination Fee shall be payable pursuant to subsection (ii) or (iii) of this Section 10.3(b), the Expense Reimbursement or Termination Fee, as applicable, shall be paid in same-day funds within two Business Days from the date of termination of this Agreement. Notwithstanding the foregoing, in no event shall Malvern be required to pay a Termination Fee (x) on more than one occasion or (y) if, at the time this Agreement is terminated by First Bank, this Agreement could have been terminated by Malvern pursuant to Section 9.1(f). In no event shall Malvern be required to pay both the Expense Reimbursement and the Termination Fee.

(c)    The Parties acknowledge that the agreements contained in paragraph (b) of this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if a Party fails to pay any fee (or reimbursement) payable by it pursuant to this Section 10.3 when due, and if such other Party prevails in any action against the non-paying Party to collect same, then such Party shall pay to the other Party its costs and expenses (including attorneys’ fees) in connection with collecting such fee (or reimbursement), together with interest on the amount of the fee at an annual rate of 9.00% from the date such payment was due under this Agreement until the date of payment.

10.4.	Entire Agreement; Third Party Beneficiaries.

Except as otherwise expressly provided herein, this Agreement (including the Disclosure Memorandum of each of Malvern and First Bank, the exhibits, the schedules, and the other documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 7.9, which is intended for each Indemnified Party and Section 7.15, which is intended for each Malvern Insider. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.

10.5.	Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after Malvern Shareholder Approval or the First Bank Shareholder Approval of this Agreement has been obtained; provided, that after obtaining Malvern Shareholder Approval or the First Bank Shareholder Approval, as applicable, there shall be made no amendment that requires further approval by such Malvern shareholders or the First Bank shareholders, respectively.

10.6.	Waivers.

(a)    Prior to or at the Effective Time, First Bank, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Malvern, to waive or extend the time for the compliance or fulfillment by Malvern of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of First Bank under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of First Bank.

(b)    Prior to or at the Effective Time, Malvern, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by First Bank, to waive or extend the time for the compliance or fulfillment by First Bank of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Malvern under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Malvern.

(c)    The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7.	Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8.	Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or by email (with receipt confirmed followed by overnight courier) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

First Bank:	First Bank 2465 Kuser Road Hamilton, NJ 08690 Attention: Patrick L. Ryan Email: patrick.ryan@firstbanknj.com

Copy to Counsel:	Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 Attention: Lawrence Spaccasi Marc Levy Email: lspaccasi@luselaw.com mlevy@luselaw.com

Malvern	Malvern Bancorp, Inc. 42 East Lancaster Avenue Paoli, PA 19301 Attention: Anthony C. Weagley Email: tweagley@mymalvernbank.com

Copy to Counsel:	Holland & Knight LLP 31 West 52nd Street New York, NY 10019 Attention: Paul Aguggia Email: paul.aguggia@hklaw.com

10.9.	Governing Law; Jurisdiction; Waiver of Jury Trial

(a)    The Parties agree that this Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, construed in all respects, and enforced in accordance with the internal Laws of the State of New Jersey (including its statutes of limitations) without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

(b)    Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of New Jersey (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.8.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER,

(III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10.	Counterparts; Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e- mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party hereto forever waives any such defense.

10.11.	Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12.	Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all Parties hereto. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law (which shall include for purposes of this Agreement any Pandemic Measures).

10.13.	Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement. It is accordingly agreed that the Parties shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties waives any defense in any action for specific performance that a remedy at law would be adequate.

10.14.	Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.15.	Disclosure.

Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any Section of this Agreement, in any schedule or exhibit attached hereto or in any Disclosure Memorandum shall apply only to, or only qualify, the indicated Section of this Agreement, except to the extent that (a) any other Section of this Agreement specifically referenced or cross-referenced in such disclosure or (b) the relevance of such item to another Section of this Agreement is reasonably apparent on the face of such disclosure (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other Sections of this Agreement.

[signatures on following page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officer as of the day and year first above written.

FIRST BANK

By:	/s/ Patrick L. Ryan
Name: Patrick L. Ryan Title: President and Chief Executive Officer

MALVERN BANCORP, INC.

By:	/s/ Anthony C. Weagley
Name: Anthony C. Weagley Title: President and Chief Executive Officer

MALVERN BANK, NATIONAL ASSOCIATION

By:	/s/ Anthony C. Weagley
Name: Anthony C. Weagley Title: President and Chief Executive Officer

[Signature Page Merger Agreement]

EXHIBIT A

FORM OF VOTING AGREEMENT

[See attached.]

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of December 13, 2022 (this “Agreement”), by and among First Bank (“First Bank”), a New Jersey chartered commercial bank, Malvern Bancorp, Inc. (“Malvern”), a Pennsylvania corporation, and the undersigned stockholder and director (the “Stockholder”) of Malvern.

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, First Bank and Malvern are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Malvern will merge with and into First Bank, with First Bank as the surviving corporation (the “Merger”);

WHEREAS, as of the date hereof, the Stockholder is a director and/or officer of Malvern and has Beneficial Ownership of, in the aggregate, those shares of common stock, with $0.01 par value per share of Malvern (“Malvern Common Stock”) specified on Schedule 1 attached hereto, which, by virtue of the Merger, will be converted into the right to receive shares of First Bank common stock and cash consideration, and therefore the Merger is expected to be of substantial benefit to the Stockholder;

WHEREAS, as a material inducement to First Bank entering into the Merger Agreement, First Bank has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement and abide by the covenants and obligations set forth herein; and

WHEREAS, other individuals, as a material inducement to First Bank entering into the Merger Agreement, will enter into and abide by the covenants and obligations set forth in substantially similar voting agreements.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

General

1.1.         Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

“Beneficial Ownership” by a Person of any securities means ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has sole (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative Contract with respect to such security, entering into or acquiring a futures or forward Contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits and risks of ownership of any security.

“Control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or any other means.

“Covered Shares” means, with respect to the Stockholder, the Stockholder’s Existing Shares, together with any shares of Malvern Common Stock or other capital stock of Malvern and any securities convertible into or exercisable or exchangeable for shares of Malvern Common Stock or other capital stock of Malvern, in each case, that the Stockholder acquires Beneficial Ownership of on or after the date hereof.

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), excluding restrictions under Securities Laws.

“Existing Shares” means, with respect to the Stockholder, all shares of Malvern Common Stock Beneficially Owned by the Stockholder and set forth on Schedule 1 hereto.

“Permitted Transfer” means a Transfer (i) as the result of the death of the Stockholder by the Stockholder to a descendant, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of the Stockholder, (ii) Transfers to Affiliates (including trusts) and family members in connection with estate and tax planning purposes, including transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, lineal descents or the spouse of the Stockholder, or to a trust or other entity for the benefit of one or more of the foregoing persons, or by means of an in-kind distribution of all or part of the Stockholders Covered Shares to the Stockholder’s direct or indirect equityholders, and (iii) Transfers to any other stockholder and director and/or executive officer of Malvern who has executed a copy of this Agreement on the date hereof; provided, that in the foregoing clauses (i) and (ii), prior to the effectiveness of such Transfer, such transferee executes and delivers to First Bank and Malvern a written agreement, in form and substance acceptable to First Bank and Malvern, to assume all of Stockholder’s obligations hereunder in respect of the Covered Shares subject to such Transfer and to be bound by the terms of this Agreement, with respect to the Covered Shares subject to such Transfer, to the same extent as the Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Covered Shares Transferred as the Stockholder shall have made hereunder.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.

“Representatives” means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, accountant, consultant, or other representative or agent of or engaged or retained by such Person.

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation or suffrage of an Encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of Law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. The term “Transferred” shall have a correlative meaning.

ARTICLE II

COVENANTS OF STOCKHOLDER

2.1.    Agreement to Vote. The Stockholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at a special meeting of the stockholders of Malvern or at any other meeting of the stockholders of Malvern, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of Malvern (collectively, “Malvern Stockholders’ Meeting”), the Stockholder shall, in each case to the fullest extent that such matters are submitted for the vote or written consent of the Stockholder and that the Covered Shares are entitled to vote thereon or consent thereto:

(a)    appear at each such meeting or otherwise cause the Covered Shares as to which the Stockholder controls the right to vote to be counted as present thereat for purposes of calculating a quorum; and

(b)    vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares as to which the Stockholder controls the right to vote:

(i)    in favor of the approval of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and any actions required in furtherance thereof;

(ii)   against any Acquisition Proposal; and

(iii)  against any action, agreement or transaction submitted for the vote or written consent of the stockholders of Malvern that would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by Malvern of its obligations under the Merger Agreement or by the Stockholder of his, her or its obligations under this Agreement.

2.2.    No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for this Agreement, the Stockholder (a) shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares, (b) shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney in contravention of the obligations of the Stockholder under this Agreement with respect to the Covered Shares, (c) will not commit any act, except for Permitted Transfers, that could restrict or affect his, her or its legal power, authority and right to vote any of the Covered Shares then held of record or Beneficially Owned by the Stockholder or otherwise reasonably expected to prevent or disable the Stockholder from performing any of his, her or its obligations under this Agreement, and (d) has not taken and shall not knowingly take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing any of his, her or its obligations under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1.    Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Malvern and First Bank as follows:

(a)    Authorization; Validity of Agreement; Necessary Action. The Stockholder has the requisite capacity and authority to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against him, her or it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)    Ownership. The Existing Shares are, and all of the Covered Shares owned by the Stockholder from the date hereof through and on the Closing Date will be, Beneficially Owned or owned of record by the Stockholder except to the extent such Covered Shares are Transferred after the date hereof pursuant to a Permitted Transfer. For the date hereof through and on the Closing Date, the Stockholder has and will have title to the Existing Shares, free and clear of any Encumbrances other than those imposed by applicable Securities Laws. As of the date hereof, the Existing Shares constitute all of the shares of Malvern Common Stock Beneficially Owned or owned of record by the Stockholder. The Stockholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in ARTICLE II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s Existing Shares and with respect to all of the Covered Shares owned by the Stockholder at all times through the Closing Date.

(c)    No Violation. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his, her or its obligations under this Agreement will not, (i) conflict with or violate any Law of any Governmental Authority applicable to the Stockholder or by which any of his, her or its Assets is bound, or (ii) conflict with, result in any breach of or constitute a Default, or result in the creation of any Encumbrance on the Assets of the Stockholder pursuant to, any Contract to which the Stockholder is a party or by which the Stockholder or any of his, her or its Assets is bound, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Stockholder to perform his, her or its obligations under this Agreement. Except as contemplated by this Agreement, the Stockholder has not (1) entered into any voting agreement or voting trust with respect to any Covered Shares or entered into any Contract relating to the voting of the Covered Shares or (2) appointed or granted a proxy or power of attorney with respect to any Covered Shares.

(d)    Consents and Approvals. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require the Stockholder to obtain any Consent of any Governmental Authority.

(e)    Legal Proceedings. There is no Proceeding pending or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder or any of his, her or its Affiliates before or by any Governmental Authority that would reasonably be expected to impair the ability of the Stockholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f)    Reliance by First Bank. The Stockholder understands and acknowledges that First Bank is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.

ARTICLE IV

OTHER COVENANTS

4.1.	Prohibition on Transfers, Other Actions.

(a)    Until the earliest of (1) the receipt of the Malvern Stockholder Approval, (2) the date on which the Merger Agreement is terminated in accordance with its terms, (3) the Effective Time (as defined in the Merger Agreement) or (4) the date, if any, on which First Bank releases, pursuant to a written instrument, the Stockholder from such Stockholder’s obligations hereunder (the earliest of the foregoing, the “Termination Date”), the Stockholder hereby agrees not to (i) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest specifically therein unless such Transfer is a Permitted Transfer; (ii) enter into any Contract with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, the Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (iii) except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, take any action that could restrict or otherwise affect the Stockholder’s legal power, authority and right to vote all of the Covered Shares then Beneficially Owned by him, her or it, or otherwise comply with and perform his, her or its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void.

(b)    The Stockholder understands and agrees that if the Stockholder attempts to Transfer, vote or provide any other Person with the authority to vote any of the Covered Shares other than in compliance with this Agreement, Malvern shall not, and the Stockholder hereby unconditionally and irrevocably instructs Malvern to not (i) permit such Transfer on its books and records, (ii) issue a new certificate representing any of the Covered Shares, or (iii) record such vote unless and until the Stockholder shall have complied with the terms of this Agreement.

4.2.    Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Malvern Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.3.    Notice of Acquisitions, etc. The Stockholder hereby agrees to notify Malvern as promptly as practicable (and in any event within two Business Days after receipt) in writing of (i) the number of any additional shares of Malvern Common Stock or other securities of Malvern of which the Stockholder acquires Beneficial Ownership on or after the date hereof and (ii) any proposed Permitted Transfers of the Covered Shares, Beneficial Ownership thereof or other interest specifically therein.

4.4.    Further Assurances. From time to time, at the request of First Bank and Malvern and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement.

4.5.    Disclosure. Without limiting the foregoing, the Stockholder hereby authorizes Malvern to publish and disclose in any announcement or disclosure required by applicable Law and any proxy statement or prospectus filed in connection with the transactions contemplated by the Merger Agreement, including the Joint Proxy Statement-Prospectus, the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s obligations under this Agreement.

ARTICLE V

MISCELLANEOUS

5.1.    Termination. This Agreement shall remain in effect until the Termination Date; provided, that the provisions of ARTICLE V shall survive any termination of this Agreement. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for fraud, or willful or intentional breach of this Agreement.

5.2.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in First Bank or Malvern any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and First Bank or Malvern shall not have any authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.3.    Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or by email (with receipt confirmed followed by overnight courier) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

(a)	First Bank:

First Bank 2465 Kuser Road Hamilton, NJ 08690 609-528-4400 Attention: Patrick Ryan, Chief Executive Officer

with a copy to:

Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 Attention: Lawrence Spaccasi Marc Levy Email: lspaccasi@luselaw.com mlevy@luselaw.com

(b)	Malvern:

Malvern Bancorp, Inc. 42 East Lancaster Avenue Paoli, PA 19301 Attention: Anthony C. Weagley Email: TWeagley@mymalvernbank.com with a copy to:

Holland & Knight LLP 31 West 52nd Street New York, NY 10019 Attention: Paul Aguggia Email: paul.aguggia@hklaw.com

(c)	if to the Stockholder, to those persons indicated on Schedule 1.

5.4.    Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all parties hereto. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

5.5.    Counterparts; Delivery by Electronic Transmission. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Executed signature pages to this Agreement may be delivered by e-mail delivery of a “.pdf” format data file and such signature pages will be deemed as sufficient as if actual signature pages had been delivered. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

5.6.    Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, constitutes the entire agreement among the parties hereto with respect to the transactions contemplated hereunder and thereunder and supersede any prior arrangements or understandings with respect thereto, written and oral.

5.7.     Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)    The parties agree that this Agreement shall be governed by, construed in all respects, and enforced in accordance with the internal Laws of the State of New Jersey (including its statutes of limitation) without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

(b)    Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of New Jersey (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts,

(ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5.3.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.

5.8.    Amendment. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of each of the parties.

5.9.    Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement. It is accordingly agreed that the parties shall be entitled, without the requirement of posting bond, to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or bond as a re-requisite to obtaining equitable relief.

5.10.    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

5.11.    Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by merger, consolidation or operation of Law) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

5.12.    Third Party Beneficiaries. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.

5.13.    Stockholder Capacity. The Stockholder is signing this Agreement solely in his, her or its capacity as a holder of Malvern Common Stock, and nothing herein shall prohibit, prevent or preclude the Stockholder from taking or not taking any action in the Stockholder’s capacity as an officer or director of Malvern to the extent permitted by the Merger Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

FIRST BANK

By:
Name: Patrick L. Ryan Title: President and Chief Executive Officer

MALVERN BANCORP, INC.

By:
Name: Anthony C. Weagley Title: President and Chief Executive Officer

STOCKHOLDER

By:

Name:

[Signature Page to Voting Agreement]

Schedule 1

INFORMATION

Name	Existing Shares

Address for notice:

Name:

Street:

City, State:

ZIP Code:

Telephone:

Email:

EXHIBIT B

FORM OF BANK MERGER

[See attached.]

EXHIBIT B

FORM OF PLAN OF BANK MERGER

Agreement and Plan of Merger

between

Malvern Bank

and

First Bank

under the charter of

First Bank

Malvern Bank (“Malvern Bank”), the merging bank, shall be merged with and into First Bank (“First Bank”), the receiving bank, in accordance with the provisions of Chapter 9A, Article 21 of the New Jersey Banking Act of 1948, as amended (the “NJBA”) with the effects set forth in the NJBA (the “Merger”). [The Merger shall constitute a distribution in complete liquidation of Malvern Bank within the meaning of Section 332 of the Internal Revenue Code of 1986, as amended from time to time.] First Bank, as the receiving bank, shall be the surviving bank resulting from the Merger, and shall succeed to and assume all the rights and obligations of Malvern Bank in accordance with the NJBA. The name of the Combined Bank (as defined below) shall be First Bank. Upon consummation of the Merger the separate corporate existence of Malvern Bank shall terminate. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved by the board of directors of First Bank and approved by the board of directors of Malvern Bank.

This Agreement and Plan of Merger (this “Agreement”) made between Malvern Bank, a national bank, being located in Paoli, Chester County, in the Commonwealth of Pennsylvania, with total capital of $[●] million, paid in capital and surplus of $[●] million for [●] shares of common stock, each with a par value $[1.00] per share, and undivided profits or capital reserves of $[●] million, as of [●], 2022, and First Bank, a New Jersey state chartered bank, being headquartered in Hamilton, Mercer County, in the state of New Jersey (First Bank, together with Malvern Bank, the “Merging Banks”), with total capital of $[●] million, paid in capital and surplus of $[●] million for [●] shares of common stock, each with a par value of $5.00 per share, and undivided profits and capital reserves of $[●] million, as of [●], 2022, each acting pursuant to a unanimous resolution of its board of directors, witnessed as follows:

Section 1.

Malvern Bank, the merging bank, shall be merged with and into First Bank, the receiving bank, under the charter of First Bank (the “Bank Merger”) in accordance with the provisions of Chapter 9A, Article 21 of the NJBA with the effects set forth in the NJBA. First Bank, as the receiving bank, shall be the surviving corporation resulting from the Bank Merger and shall succeed to and assume all the rights and obligations of Malvern Bank in accordance with the NJBA. The separate corporate existence of Malvern Bank shall terminate as a result of the Bank Merger. On the terms and subject to the conditions of this Agreement, at the effective time of the Bank Merger, by virtue of the Bank Merger and without any action on the part of First Bank or Malvern Bank, all of the capital stock of Malvern Bank issued and outstanding immediately prior to the effective time of the Bank Merger shall be cancelled and extinguished and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 2.

The name of the combined bank (hereinafter referred to as the “Combined Bank”) shall be First Bank.

Section 3.

The business of the Combined Bank shall be that of a New Jersey state-chartered bank. This business shall be conducted by the Combined Bank at its main office located at 2465 Kuser Road, Hamilton, NJ 08690 and its legally established branches.

Section 4.

The amount of capital stock of the Combined Bank shall be $[●] million, divided into [●] shares of common stock, each of $5.00 par value, and at the time the Bank Merger shall become effective, the Combined Bank shall have a surplus of $[●] million, and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of the Merging Banks as stated in the preamble of this Agreement, adjusted however, for normal earnings and expenses (and if applicable, purchase accounting adjustments) between [●], 2022, and the effective time of the Bank Merger.

Section 5.

All assets of each of the Merging Banks as they exist at the effective time of the Bank Merger shall pass to and vest in the Combined Bank without any conveyance or other transfer. The Combined Bank shall be responsible for all of the liabilities of every kind and description, of each of the Merging Banks existing as of the effective time of the Bank Merger.

Section 6.

At the effective time of the Bank Merger, First Bank shall have on hand assets having book value above its liabilities to its creditors, and having a fair value, over and above its liabilities to its creditors.

Section 7.

With respect to the capital stock of the Combined Bank, the presently outstanding [●] shares of common stock each of $5.00 par value shall be retained by the holders thereof and such holders shall retain their present rights therein, and the shares of Malvern Bank shall be cancelled for no consideration.

Section 8.

Neither Malvern Bank nor First Bank shall declare nor pay any dividend to its shareholders between the date of this Agreement and the time at which the Bank Merger shall become effective, nor dispose of any of its assets in any other manner, except in order to facilitate the Bank Merger or, in the case of First Bank, in the normal course of business, and in any event for adequate value.

Section 9.

The present board of directors of First Bank as of the effective time of the Bank Merger shall serve as the board of the Combined Bank. In addition, prior to the closing of the Bank Merger, the board of directors of First Bank shall take all such actions required to increase by three (3) the number of directors constituting the entire board of directors of First Bank, effective as of and contingent upon the occurrence of the Effective Time (as defined in the Parent Merger Agreement (as defined below)), and shall duly elect three (3) individuals to be designated, prior to the Effective Time (as defined in the Parent Merger Agreement), by First Bank, in consultation with Malvern, pursuant to the procedure set forth in the following sentence (the “Director Designees”) to become directors of First Bank, effective as of and contingent upon the occurrence of the Effective Time (as defined in the Parent Merger Agreement).  The Director Designees shall be individuals serving on the board of directors of Malvern Bank as of the date of the Parent Merger Agreement, determined by First Bank in consultation with Malvern Bank, subject to First Bank’s customary background screening and evaluation procedures for potential directors, and each Director Designee’s agreeing to be in compliance with First Bank’s governance and ethics policies in place from time to time. The officers of First Bank in office immediately prior to the effective time of the Bank Merger are set forth in Schedule 9(b) to this Agreement and those officers shall serve as the officers of the Combined Bank from and after the effective time of the Bank Merger in accordance with the bylaws of the Combined Bank. The proposed board of directors of the Combined Bank is set forth on Schedule 9(a) to this Agreement.

Section 10.

The branch offices of First Bank are set forth on Schedule 10(a) to this Agreement. The branch offices of Malvern Bank are set forth on Schedule 10(b) to this Agreement. The branch offices at the locations on each of Schedule 10(a) and Schedule 10(b) shall be continued as branch offices of the Combined Bank.

Section 11.

The Bank Merger shall become effective as specified in the Bank Merger approval to be issued by the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance, the Articles of First Bank as the resulting bank shall be the Articles of the Combined Bank as in existence immediately prior to the effective time of the Bank Merger.

The bylaws of First Bank as the resulting bank in effect immediately prior to the effective time of the Bank Merger shall be the bylaws of the Combined Bank following the Bank Merger.

Section 12.

This Agreement may be terminated by the mutual written consent of Malvern Bank and First Bank.

Section 13.

This Agreement shall be ratified and confirmed by the affirmative vote of shareholders of First Bank owning at least two-thirds of its capital stock outstanding, at a meeting to be held on the call of the board of directors of First Bank (or by the written consent of such shareholders in lieu of such meeting, pursuant to applicable law); and the Bank Merger shall become effective at the time specified in a Bank Merger approval to be issued by the Federal Deposit Insurance Company and the New Jersey Department of Banking and Insurance.

Section 14.

Each of Malvern Bank and First Bank hereby represents and warrants to the other that (a) it has full power and authority to enter into this Agreement; (b) this Agreement does not conflict with or violate or cause it to be in default under any other agreement, document or instrument to which it is a party or by which it or its assets is bound or affected; and (c) this Agreement is a valid, binding and enforceable obligation against it (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

Section 15.

Conditions Precedent. Malvern Bank and First Bank agree that the Bank Merger shall (a) occur under this Agreement immediately after the effective time of the merger (the “Parent Transaction”) contemplated by the Agreement and Plan of Merger by and between First Bank and Malvern Bancorp, Inc., dated as of December 13, 2022 (the “Parent Merger Agreement”); and (b) not occur until after the receipt of all necessary regulatory approvals for the transactions contemplated for consummation of the Parent Transaction and the Bank Merger.

Section 16.

Liquidation Account. [The liquidation account of Malvern Bank existing at the effective time of the Bank Merger shall be assumed in full by the Combined Bank. For the purposes of granting a limited priority claim to the assets of the Combined Bank in the unlikely event (and only upon such event) of a complete liquidation of the Combined Bank to persons who continue to maintain savings accounts with the Combined Bank after the effective time of the Bank Merger and who, immediately prior to the effective time of the Bank Merger, had a sub-account balance as described in 12 C.F.R. § 563b.460 and 12 C.F.R. § 563b.470 with respect to the liquidation account of Malvern Bank, the Combined Bank shall, at the effective time of the Bank Merger, establish a liquidation account in an amount equal to the liquidation account of Malvern Bank immediately prior to the effective time of the Bank Merger. If the balance in any savings account to which a sub-account balance relates at the close of business on the last day of any fiscal year of the Combined Bank after consummation of the Bank Merger is less than the balance in such savings account at the close of business on the last day of any other fiscal year of the Combined Bank after consummation of the Bank Merger, such sub-account balance shall be reduced in an amount proportionate to the reduction in such savings account balance.]

Section 17.

Further Assurances. First Bank and Malvern Bank agree to (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Amendment and Waivers. Any term of this Agreement may be amended, modified or terminated only with the written consent of First Bank and Malvern Bank or waived only with the written approval of the party granting the waiver.

Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey without regard to the conflict of laws or choice of law principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Construction. Each of First Bank and Malvern Bank acknowledges and agrees that it has participated in the drafting and negotiation of this Agreement. Accordingly, in the event of a dispute with respect to the interpretation or enforcement of the terms hereof, no provision shall be construed so as to favor or disfavor either party hereto.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Executed signature pages to this Agreement may be delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file and such signature pages will be deemed as sufficient as if actual signature pages had been delivered.

[Signatures on Following Page]

WITNESS, the signatures of First Bank and Malvern Bank this                                    day of                            , each set by its president or a vice president and attested to by its secretary, pursuant to a resolution of its board of directors, acting unanimously.

Attest:	FIRST BANK

By:
President
Secretary

Attest:	MALVERN BANK, NATIONAL ASSOCIATION

By:
President
Secretary

EXECUTION VERSION

AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER, dated as of March 21, 2023 (this “Amendment”), is made by and among First Bank, a New Jersey chartered commercial bank (“First Bank”), FB Interim Corporation, a New Jersey corporation and wholly-owned subsidiary of First Bank (“Merger Sub”), Malvern Bancorp, Inc., a Pennsylvania corporation (“Malvern”), and Malvern Bank, National Association, a national bank and the wholly-owned subsidiary of Malvern (“Malvern Bank”) (First Bank and Merger Sub, on the one hand, and Malvern and Malvern Bank, on the other hand, are hereinafter referred to individually as a “Party” and collectively as the “Parties”). All capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in the Agreement (as defined below).

RECITALS

WHEREAS, First Bank, Malvern and Malvern Bank are parties to that certain Agreement and Plan of Merger, dated as of December 13, 2022 (the “Agreement”);

WHEREAS, pursuant to Section 7.13 of the Agreement the parties to the Agreement agreed to amend the Agreement in order to give effect to any method of effecting the Merger to the extent requested by First Bank, provided such amendment does not alter or change the amount or kind of the Merger Consideration, adversely affect the Tax treatment of the Merger with respect to Malvern shareholders, or is reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed;

WHEREAS, Merger Sub has been formed by First Bank as a New Jersey corporation to facilitate the Merger and Merger Sub and First Bank hereby agree, ratify and confirm that, effective as of the date hereof, Merger Sub shall become a party to the Agreement and be bound by the terms thereof, and all references to party or Party in the Agreement shall also be deemed to include Merger Sub in addition to the other Parties; and WHEREAS, the parties to the Agreement desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.       Amendment to Preamble: The first paragraph of the Preamble of the Agreement is hereby amended and replaced in its entirety as follows:

This Agreement provides for the acquisition of Malvern by First Bank pursuant to the merger of Malvern with and into Merger Sub, with Merger Sub as the surviving corporation, (the “Merger”). At the Effective Time (as defined below) of such Merger, the outstanding shares of capital stock of Malvern shall be converted into the right to receive a fixed number of shares of common stock of First Bank and a fixed amount of cash subject to the terms and conditions set forth herein. Immediately after the Merger, Malvern Bank will merge with and into First Bank with First Bank as the surviving bank.

2.       Amendment to Preamble: The third paragraph of the Preamble to the Agreement is hereby amended and replaced in its entirety as follows:

The transactions described in this Agreement are subject to the approvals of the shareholders of Malvern, First Bank and applicable regulatory authorities and the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties to this Agreement that the Merger for federal income tax purposes qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Internal Revenue Code.

3.       Amendment to Section 1.1: Section 1.1 of the Agreement is hereby amended and replaced in its entirety as follows:

Subject to the terms and conditions of this Agreement, at the Effective Time, Malvern shall be merged with and into Merger Sub. Merger Sub will be the Surviving Corporation resulting from the Merger and shall succeed to and assume all the rights and obligations of Malvern in accordance with the New Jersey Business Corporation Act (“NJBCA”) and the Pennsylvania Business Corporation Law (the “PBCL”). Upon consummation of the Merger the separate corporate existence of Malvern shall terminate. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved by the boards of directors of First Bank, Merger Sub and Malvern.

4.       Amendment to Section 1.3: Section 1.3 of the Agreement is hereby amended and replaced in its entirety as follows:

The Merger shall become effective (the “Effective Time”) on the date and at the time indicated in a certificate of merger filed with the New Jersey Secretary of State and the Statement of Merger filed with the Department of State of the Commonwealth of Pennsylvania (the “PADOS”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall cause the Effective Time to occur on a date within ten Business Days following satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

5.       Amendment to Section 1.4: Section 1.4 of the Agreement is hereby amended and replaced in its entirety as follows:

The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed.

6.       Amendment to Section 1.5: Section 1.5 of the Agreement is hereby amended and replaced in its entirety as follows:

The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

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7.       Amendment to Section 1.6: Section 1.6 of the Agreement is hereby amended and replaced in its entirety as follows:

The directors of Merger Sub in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation. The officers of Merger Sub in office immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.

8.       Amendment to Section 1.7: Section 1.7 of the Agreement is hereby amended and replaced in its entirety as follows:

Effective immediately following the Effective Time of the Merger (the “Bank Merger Effective Time”), Merger Sub shall cause Malvern Bank to be merged with and into First Bank in accordance with the provisions of New Jersey Banking Law (“NJBL”) (the “Bank Merger”), and pursuant to a plan of merger by and between Malvern Bank and First Bank, substantially in the form attached hereto as Exhibit B (the “Bank Merger Agreement”). First Bank shall be the surviving corporation in the Bank Merger and, following the Bank Merger, the separate corporate existence of Malvern Bank shall cease, all capital stock of Malvern Bank issued and outstanding immediately prior to the Bank Merger Effective Time will be cancelled for no consideration and cease to exist and First Bank shall succeed to and assume all the rights and obligations of Malvern Bank in accordance with the NJBL. Merger Sub shall cause Malvern Bank to, and First Bank will. execute such certificates or articles of merger, the Bank Merger Agreement and such other documents and certificates as are necessary to make the Bank Merger effective as of the Bank Merger Effective Time. The First Restated Certificate of Incorporation of First Bank in effect immediately prior to the Bank Merger Effective Time shall be the certificate of incorporation of the surviving corporation in the Bank Merger until duly amended or repealed. The Amended and Restated Bylaws of First Bank in effect immediately prior to the Bank Merger Effective Time shall be the bylaws of the surviving corporation in the Bank Merger until duly amended or repealed. The directors of First Bank in office immediately prior to the Bank Merger Effective Time shall serve as the directors of the surviving corporation in the Bank Merger from and after the Bank Merger Effective Time in accordance with the Amended and Restated Bylaws of First Bank except as contemplated in Section 6.5. The officers of First Bank in office immediately prior to the Bank Merger Effective Time shall serve as the officers of the surviving corporation in the Bank Merger from and after the Bank Merger Effective Time in accordance with the Amended and Restated Bylaws of First Bank.

9.        Amendment to Section 2.1(a): Section 2.1(a) of the Agreement is hereby amended and replaced in its entirety as follows:

(a)      Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

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10.     Amendment to Section 5.2: Section 5.2 of the Agreement is hereby amended solely to add the following paragraph:

(a)     Status of FB Interim Corporation. FB Interim Corporation is a corporation duly organized, validly existing, and in good standing under the Laws of the State of New Jersey, and has the corporate power and authority necessary to carry on its business as now conducted and to own, lease and operate its Assets. FB Interim Corporation is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such failures to be so qualified or licensed or in good standing which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Bank.

11.      Amendment to Section 5.3: Section 5.3 of the Agreement is hereby amended and replaced in its entirety as follows:

(a)     Authority. First Bank and Merger Sub (which is a wholly-owned First Bank Subsidiary) have the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by First Bank’s shareholders in accordance with this Agreement and the NJBL, to perform their obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of First Bank and Merger Sub (including approval by all of the members of the boards of directors of First Bank and Merger Sub and directing the submission of this Agreement to a vote at a meeting of shareholders of First Bank), subject to the approval of this Agreement by the affirmative vote of at least two-thirds of the outstanding shares of First Bank Common Stock entitled to vote on this Agreement and the Merger (the “First Bank Shareholder Approval”) as contemplated by Section 7.1. Subject to such requisite First Bank Shareholder Approval, the Malvern Shareholder Approval and the Requisite Regulatory Approvals, and assuming the due authorization, execution and delivery by Malvern, this Agreement represents a legal, valid, and binding obligation of First Bank and Merger Sub, enforceable against First Bank and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)     No Conflicts. Neither the execution and delivery of this Agreement by First Bank and Merger Sub, nor the consummation by First Bank and Merger Sub of the transactions contemplated hereby, nor compliance by First Bank and Merger Sub with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of First Bank’s or Merger Sub’s certificate of incorporation, charter, bylaws, other governing instruments or certificate of incorporation, charter, bylaws or other governing instruments of any other First Bank Entity or any resolution adopted by the board of directors or the shareholders of any First Bank Entity, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any First Bank Entity under, any Contract or Permit of any First Bank Entity, or (iii) subject to receipt of the Requisite Regulatory Approvals, the First Bank Shareholder Approval or the other Consents described in Section 5.3(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any First Bank Entity or any of their respective material Assets, except (in the case of clauses (ii) and (iii) above) where such Default or failure to obtain any such Consent has not resulted or would not reasonably be expected to result in, either individually or in the aggregate, material Liability on the part of First Bank.

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(c)     Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and any declaration of effectiveness of the Joint Proxy Statement- Offering Circular), applicable state corporate and Securities Laws, PBCL, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by First Bank or Merger Sub of the Merger, the Bank Merger and the other transactions contemplated in this Agreement.

(d)      First Bank Debt. Neither First Bank nor Merger Sub has any debt that is secured by First Bank or Merger Sub capital stock, respectively.

12.     Amendment to Section 6.3: Section 6.3(a) of the Agreement is hereby amended solely to add reference therein to Merger Sub in addition to and alongside the references therein to First Bank and Significant Subsidiaries. In addition, Section 6.3 of the Agreement is hereby amended to add the following sentence to the end of such Section 6.3: “First Bank shall also cause Merger Sub to perform its covenants and agreements in this Agreement.”

13.     Amendment to Section 7.4(a): Section 7.4(a) of the Agreement is hereby amended solely to amend the definition of “Burdensome Condition” by replacing the reference therein to “the Surviving Corporation” with “First Bank”.

14.      Amendment to Section 7.7(a): Section 7.7(a) of the Agreement is hereby amended and replaced in its entirety as follows:

(a)      Each of the Parties intends, and undertakes and agrees to use its reasonable best efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. The Parties shall cooperate and use their reasonable best efforts in order to obtain the Tax Opinions. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Internal Revenue Code.

15.     Amendment to Section 7.15: Section 7.15 of the Agreement is hereby amended solely to add reference therein to “or First Bank” in addition to and alongside the reference therein to “the Surviving Corporation”.

16.      Amendment to Section 7.17: Section 7.17 of the Agreement is hereby amended and replaced in its entirety as follows:

Immediately following the Effective Time, Merger Sub (a) shall cause the board of directors of Malvern Bank to take all actions as may be necessary by such board of directors to approve the Bank Merger Agreement and the Bank Merger, to the extent not already approved, (b) shall, as the sole shareholder of Malvern Bank thereupon approve the Bank Merger Agreement and the Bank Merger, to the extent not already approved, and (c) promptly following all such approvals, cause the Bank Merger Agreement to be executed and delivered by Malvern Bank.

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17.     Amendment to Section 8.2(c): Section 8.2(c) of the Agreement is hereby amended solely to remove the reference therein to “the Bank Merger Agreement”.

18.      Amendment to Section 8.2(g): Section 8.2(g) of the Agreement is hereby amended and replaced in its entirety as follows:

[Reserved]

19.      Amendment to Section 8.3(b): Section 8.3(b) of the Agreement is hereby amended and replaced in its entirety as follows:

Performance of Agreements and Covenants. Each and all of the agreements and covenants of First Bank and Merger Sub to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

20.    Amendment to Section 10.1: Section 10.1 of the Agreement is hereby revised solely to revise the definition of Surviving Corporation and include a definition of NJDBI as follows:

“NJDBI” means the New Jersey Department of Banking and Insurance.

“Surviving Corporation” means Merger Sub as the surviving corporation resulting from the Merger.

21.      Amendment to Section 10.8: Section 10.8 of the Agreement is hereby revised solely to add the following as a new third paragraph:

FB Interim Corporation:	FB Interim Corporation
2465 Kuser Road
Hamilton, NJ 08690
Attention: Patrick L. Ryan
Email: patrick.ryan@firstbanknj.com

22.     No Further Amendments. Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein.

23.     Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby. Except as expressly amended hereby the Agreement will remain in full force and effect in accordance with its terms.

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24.    Counterparts. This Amendment may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to each of the other Parties, it being understood that each Party need not sign the same counterpart.

25.     Severability. Whenever possible, each provision or portion of any provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law,

but if any provision or portion of any provision of this Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Amendment shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

26.    Governing Law. This Amendment and all disputes or controversies arising out of or relating to this Amendment or the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to the conflict of law principles thereof.

27.    Headings and Recitals. The headings used in this Amendment are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Amendment. The recitals set forth above are and for all purposes shall be interpreted as being an integral part of this Amendment, constituting acknowledgments and agreements by and between the Parties, and are incorporated in this Amendment by this reference.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

FIRST BANK

By: /s/ Patrick Ryan
Name: Patrick L. Ryan
Title: President Chief Executive Officer

FB INTERIM CORPORATION

By: /s/ Patrick Ryan
Name: Patrick L. Ryan
Title: Chief Executive Officer

MALVERN BANCORP, INC.

By: /s/ Anthony C. Weagley
Name: Anthony C. Weagley
Title: President and Chief Executive Officer

MALVERN BANK, NATIONAL ASSOCIATION

By: /s/ Anthony C. Weagley
Name: Anthony C. Weagley
Title: President and Chief Executive Officer

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SECOND AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER, dated as of June 12, 2023 (this “Amendment”), is made by and among First Bank, a New Jersey chartered commercial bank (“First Bank”), FB Merger Subsidiary LLC, a New Jersey limited liability company and wholly-owned subsidiary of First Bank (“Merger Sub”), FB Interim Corporation, a New Jersey corporation and wholly-owned subsidiary of First Bank (“Interim Corporation”), Malvern Bancorp, Inc., a Pennsylvania corporation (“Malvern”), and Malvern Bank, National Association, a national bank and the wholly-owned subsidiary of Malvern (“Malvern Bank”) (First Bank, Merger Sub and Interim Corporation, on the one hand, and Malvern and Malvern Bank, on the other hand, are hereinafter referred to individually as a “Party” and collectively as the “Parties”). All capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in the Agreement (as defined below).

RECITALS

WHEREAS, First Bank, Interim Corporation, Malvern and Malvern Bank are parties to that certain Agreement and Plan of Merger, dated as of December 13, 2022, as amended on March 21, 2023 (the “Agreement”);

WHEREAS, pursuant to Section 7.13 of the Agreement the parties to the Agreement agreed to amend the Agreement in order to give effect to any method of effecting the Merger to the extent requested by First Bank, provided such amendment does not alter or change the amount or kind of the Merger Consideration, does not adversely affect the Tax treatment of the Merger with respect to Malvern shareholders, and is not reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed;

WHEREAS, Merger Sub has been formed by First Bank as a New Jersey limited liability company to facilitate the Merger and Merger Sub and First Bank hereby agree, ratify and confirm that, effective as of the date hereof, Merger Sub shall become a party to the Agreement and be bound by the terms thereof, and all references to “party” or “Party” in the Agreement shall also be deemed to include Merger Sub in addition to the other Parties;

WHEREAS, the Parties have determined to replace Interim Corporation with Merger Sub as a party to the transactions contemplated by the Agreement and to further amend the Agreement to effectuate such replacement;

WHEREAS, as a result of the substitution of Merger Sub for Interim Corporation and the other provisions of this Amendment, the Parties agree that Interim Corporation shall no longer participate in the transactions contemplated by the Agreement and references to “party” or “Party” in the Agreement shall not include Interim Corporation; and

WHEREAS, the parties to the Agreement desire to further amend the Agreement as set forth herein.

1.       NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

2.       Amendment to Preamble: The first paragraph of the Preamble of the Agreement is hereby amended and replaced in its entirety as follows:

This Agreement provides for the acquisition of Malvern by First Bank pursuant to the merger of Malvern with and into Merger Sub, with Merger Sub as the surviving entity (the “Merger”). At the Effective Time (as defined below) of such Merger, the outstanding shares of capital stock of Malvern shall be converted into the right to receive a fixed number of shares of common stock of First Bank and a fixed amount of cash subject to the terms and conditions set forth herein. Immediately after the Merger, Malvern Bank will merge with and into First Bank with First Bank as the surviving bank.

3.       Amendment to Section 1.1: Section 1.1 of the Agreement is hereby amended and replaced in its entirety as follows:

Subject to the terms and conditions of this Agreement, at the Effective Time, Malvern shall be merged with and into Merger Sub. Merger Sub will be the Surviving Entity resulting from the Merger and shall succeed to and assume all the rights and obligations of Malvern in accordance with the New Jersey Revised Uniform Limited Liability Company Act (the “RULLCA”) and the Pennsylvania Business Corporation Law (the “PBCL”). Upon consummation of the Merger the separate corporate existence of Malvern shall terminate. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved by the boards of directors (and sole managing member in the case of Merger Sub) of First Bank, Merger Sub and Malvern.

4.       Amendment to Section 1.3: Section 1.3 of the Agreement is hereby amended and replaced in its entirety as follows:

The Merger shall become effective (the “Effective Time”) on the date and at the time indicated in a certificate of merger filed with the New Jersey Secretary of State or other office designated by law and the Statement of Merger filed with the Department of State of the Commonwealth of Pennsylvania (the “PADOS”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall cause the Effective Time to occur on a date within ten Business Days following satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

5.       Amendment to Section 1.4: Section 1.4 of the Agreement is hereby amended and replaced in its entirety as follows:

The operating agreement of Merger Sub in effect immediately prior to the Effective Time shall be the operating agreement of the Surviving Entity until duly amended or repealed.

6.     Amendment to Section 1.6: Section 1.6 (and the heading of such section) of the Agreement is hereby amended and replaced in its entirety as follows:

1.6  Sole Managing Member. The sole managing member of Merger Sub immediately prior to the Effective Time shall remain the sole managing member of the Surviving Entity from and after the Effective Time.

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7.       Amendment to Section 2.1(a): Section 2.1(a) of the Agreement is hereby amended and replaced in its entirety as follows:

(a)     Each membership interest in Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

8.       Amendment to Section 5.2: Section 5.2(b) of the Agreement is hereby amended and replaced in its entirety as follows:

(b)     Status of FB Merger Subsidiary LLC. Merger Sub is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of New Jersey, and has the corporate or similar power and authority necessary to carry on its business as now conducted and to own, lease and operate its Assets. Merger Sub is duly qualified or licensed to transact business as a foreign limited liability company in good standing in the states of the United States and foreign jurisdictions where its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such failures to be so qualified or licensed or in good standing which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Bank. First Bank is the sole managing member of Merger Sub and Merger Sub is treated as a disregarded entity for US federal income tax purposes.

9.       Amendment to Section 5.3: Section 5.3 of the Agreement is hereby amended and replaced in its entirety as follows:

(a)    Authority. First Bank and Merger Sub (which is a wholly-owned First Bank Subsidiary) have the corporate or similar power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by First Bank’s shareholders in accordance with this Agreement and the NJBL, to perform their obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized and approved by all necessary corporate or similar action in respect thereof on the part of First Bank and Merger Sub (including approval by the sole managing member of Merger Sub and all of the members of the board of directors of First Bank and directing the submission of this Agreement to a vote at a meeting of shareholders of First Bank), subject to the approval of this Agreement by the affirmative vote of at least two-thirds of the outstanding shares of First Bank Common Stock entitled to vote on this Agreement and the Merger (the “First Bank Shareholder Approval”) as contemplated by Section 7.1. Subject to such requisite First Bank Shareholder Approval, the Malvern Shareholder Approval and the Requisite Regulatory Approvals, and assuming the due authorization, execution and delivery by Malvern, this Agreement represents a legal, valid, and binding obligation of First Bank and Merger Sub, enforceable against First Bank and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

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(b)     No Conflicts. Neither the execution and delivery of this Agreement by First Bank and Merger Sub, nor the consummation by First Bank and Merger Sub of the transactions contemplated hereby, nor compliance by First Bank and Merger Sub with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of First Bank’s or Merger Sub’s certificate of incorporation, certificate of formation, charter, bylaws, other governing instruments or certificate of incorporation, certificate of formation, charter, bylaws or other governing instruments of any other First Bank Entity or any resolution adopted by the sole managing member, board of directors or the shareholders or members of any First Bank Entity, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any First Bank Entity under, any Contract or Permit of any First Bank Entity, or (iii) subject to receipt of the Requisite Regulatory Approvals, the First Bank Shareholder Approval or the other Consents described in Section 5.3(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any First Bank Entity or any of their respective material Assets, except (in the case of clauses (ii) and (iii) above) where such Default or failure to obtain any such Consent has not resulted or would not reasonably be expected to result in, either individually or in the aggregate, material Liability on the part of First Bank.

(c)     Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and any declaration of effectiveness of the Joint Proxy Statement- Offering Circular), applicable state corporate and Securities Laws, RULLCA, PBCL, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by First Bank or Merger Sub of the Merger, the Bank Merger and the other transactions contemplated in this Agreement.

(d)    First Bank Debt. Neither First Bank nor Merger Sub has any debt that is secured by First Bank capital stock or Merger Sub membership interests, respectively.

10.     Amendment to Section 10.1 (and certain other Sections): Section 10.1 of the Agreement is hereby revised solely to replace the definition of “Surviving Corporation” and include a definition of “Merger Sub” as follows:

“Merger Sub” means FB Merger Subsidiary LLC, a New Jersey limited liability company.

The definition of “Surviving Corporation” is hereby amended and replaced in its entirety with the following: “Surviving Entity” means Merger Sub as the surviving entity resulting from the Merger.

In furtherance of the foregoing, all references in the Agreement to “Surviving Corporation” shall be replaced with “Surviving Entity”.

11.      Amendment to Section 10.8: Section 10.8 of the Agreement is hereby revised solely to add the following as a new third paragraph:

FB Merger Subsidiary LLC:	2465 Kuser Road
Hamilton, NJ 08690
Attention: Patrick L. Ryan
Email: patrick.ryan@firstbanknj.com

12.    No Further Amendments. Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein.

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13.     Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes, and each Party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the Parties hereto, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby. Except as expressly amended hereby the Agreement will remain in full force and effect in accordance with its terms.

14.    Counterparts. This Amendment may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to each of the other Parties, it being understood that each Party need not sign the same counterpart.

15.    Severability. Whenever possible, each provision or portion of any provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Amendment shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

16.    Governing Law. This Amendment and all disputes or controversies arising out of or relating to this Amendment or the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to the conflict of law principles thereof.

17.    Headings and Recitals. The headings used in this Amendment are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Amendment. The recitals set forth above are and for all purposes shall be interpreted as being an integral part of this Amendment, constituting acknowledgments and agreements by and between the Parties, and are incorporated in this Amendment by this reference.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

FIRST BANK

By:	/s/ Patrick L. Ryan
Name:	Patrick L. Ryan
Title:	President and Chief Executive Officer

FB MERGER SUBSIDIARY LLC

By: First Bank, its sole managing member

/s/ Patrick L. Ryan
Name:	Patrick L. Ryan
Title:	Chief Executive Officer

FB INTERIM CORPORATION

By:	/s/ Patrick L. Ryan
Name:	Patrick L. Ryan
Title:	Chief Executive Officer

MALVERN BANCORP, INC.

By:	/s/ Anthony C. Weagley
Name:	Anthony C. Weagley
Title:	President and Chief Executive Officer

MALVERN BANK, NATIONAL ASSOCIATION

By:	/s/ Anthony C. Weagley
Name:	Anthony C. Weagley
Title:	President and Chief Executive Officer

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